                                                                    EXHIBIT 99.1


                              RECENT DEVELOPMENTS

RECENT CRUDE OIL SUPPLY DISRUPTION

     Our ultimate parent is PDVSA, the national oil company of the Bolivarian Republic of Venezuela and our largest supplier of crude oil. We have long-term crude oil supply agreements with PDVSA for a portion of the crude oil requirements for our Lake Charles, Corpus Christi, Paulsboro and Savannah refineries. See "-- CITGO Petroleum Corporation -- Crude Oil Supply Agreements" and "Related Party Transactions."

     A nation-wide work stoppage by opponents of President Hugo Chavez began in Venezuela on December 2, 2002, and has disrupted most activity in that country, including the operations of PDVSA. A large portion of PDVSA's employees abandoned their jobs during the month of December. PDVSA has informed us that these actions led to an employee termination process and an organizational restructuring of PDVSA, which are expected to produce longer-term savings at PDVSA. PDVSA also informed us that its production of crude oil and natural gas, as well as the export of crude oil and refined petroleum products, were severely affected by these events in December, but that since then the production and export of crude oil has been progressively increasing. While operations have been hampered by work stoppage, some members of PDVSA management have continued to work and PDVSA has restored a portion of its output. PDVSA has reported that some employees are returning to work and some qualified replacements are being found.

     We continue to be able to locate and purchase adequate crude oil, albeit at higher prices than under the contracts with PDVSA, to maintain normal operations at our refineries and to meet our refined products commitments to our customers. In December 2002, we received approximately 59 percent of the crude oil volumes that we received from PDVSA in December 2001. In January 2003, we received approximately 94 percent of the crude oil volumes that we received from PDVSA in January 2002. In February 2003, we expect to receive deliveries of approximately 80 percent of the crude oil volumes that we received from PDVSA in February 2002. Historically, we purchase approximately 50 percent of our total crude oil requirements from PDVSA. The reduction in supply from PDVSA and the purchase of crude oil from alternative sources has had the effect of increasing our crude oil cost and decreasing our gross margin and profit margin from what they would have been had the crude oil been purchased under our long-term crude oil supply contracts with PDVSA.

LIQUIDITY AND CAPITAL RESOURCES

     Our liquidity has been adversely affected recently as a result of events directly and indirectly associated with the disruption in our Venezuelan crude oil supply from PDVSA. That disruption affected a portion of the crude oil supplies that we receive from PDVSA, requiring us to replace those supplies from other sources at higher prices and on payment terms generally less favorable than the terms under our supply agreements with PDVSA. We received approximately 63% of our contracted crude oil volumes from PDVSA during December and approximately 86% of our contracted crude oil volumes from PDVSA during January. We expect to receive approximately 80% of our contracted crude oil volumes from PDVSA during February. During this supply disruption, we have been successful in covering any shortfall with spot market purchases, but those purchases generally require payment fifteen days sooner than would be the case for comparable deliveries under our supply agreements with PDVSA. This shortening of our payment cycle has increased our cash needs and reduced our liquidity.

     In addition, all three major rating agencies lowered our credit ratings based upon, among other things, concerns regarding the supply disruption. This downgrading caused a termination event under our existing accounts receivables sale facility, which ultimately led to its repayment on January 31, 2003. That facility had a maximum size of $225 million, of which $125 million was used at the time of repayment.

     Also, letter of credit providers for $76 million of our outstanding letters of credit have indicated that they will not renew such letters of credit. These letters of credit support approximately $75 million of tax-exempt bond issues that were issued previously for our benefit. We have an additional $228 million of letters of credit outstanding that back or support other bond issues that we have issued through governmental entities, which are subject to renewal during 2003. We have not received notice from the issuers of these additional letters of credit indicating an intention not to renew. We are working on replacing the letters of credit that will not be renewed with letters of credit issued under our revolving credit facilities. We are also considering arranging for the redemption of certain tax-exempt bonds and the issuance of new tax-exempt bonds that would not require letter of credit support. However, we cannot assure you that any of our letters of credit will be renewed, that we will be successful in obtaining replacements if they are not renewed, that any replacement letters of credit will be on terms as advantageous as those we currently hold or that we will be able to arrange for replacement tax-exempt bonds that will not require letter of credit support.

     Finally, a number of trade creditors have sought to tighten credit payment terms on purchases that we make from them. That tightening, if pushed by all creditors, would increase our cash needs and reduce our liquidity.

     Operating cash flow represents a primary source for meeting our liquidity requirements; however, the termination of our accounts receivable sale facility, the possibility of additional tightened payment terms and the possible need to replace non-renewing letters of credit has prompted us to undertake arrangements to supplement and improve our liquidity. To date, we have undertaken the following:

     - We have reduced our planned discretionary capital expenditures in 2003 by approximately $200 million.

     - We are in advanced discussions with a financial institution to replace our previous accounts receivable sale facility in the amount of $200 million. We expect the terms of the facility to be similar to the terms of the previous facility. We anticipate receiving a commitment letter from the financial institution in the near future.

     In addition, we are working on a transaction that will provide us with up to $100 million from the transfer of title to a third party of certain of our refined products at the time those products are delivered into the custody of interstate pipelines. We would expect the terms of any such agreement to include an option to acquire identical products from the third party at prevailing prices at predetermined transfer points.

     Finally, we are also considering a $200 million three-year term loan. The loan would bear interest at a floating rate based upon the London Interbank Offered Rate plus a spread and would be secured by our equity interests in Colonial Pipeline Company and Explorer Pipeline Company. At this point in time we do not intend to borrow under this term loan but we have substantially negotiated the terms of such term loan with a financial institution. Accordingly, we consider this term loan facility an additional source of liquidity we could establish if necessary.

OUR BOARD OF DIRECTORS

     On January 22, 2003, at the direction of PDVSA, our immediate shareholder replaced four of our seven board members. One of the four new directors had previously served on our board. All of our newly appointed directors are employees of PDVSA. See "Management -- Our Board of Directors." Our new board of directors has met and conducted routine business for us, including the approval of the Operating and Capital Budgets for 2003.

FOURTH QUARTER AND YEAR-END DATA

     The following table is a summary of our financial data for the three months and year ended December 31, 2002 as compared to the same periods in 2001:

                                                    THREE MONTHS ENDED            YEAR ENDED
                                                       DECEMBER 31,              DECEMBER 31,
                                                    ------------------      ----------------------
                                                     2001       2002         2001         2002
                                                    -------    -------      -------    -----------
                                                       (UNAUDITED)                     (UNAUDITED)
                                                            (IN MILLIONS, EXCEPT AS NOTED)
FINANCIAL DATA
  Net sales.......................................  $3,715     $5,483       $19,601      $19,358
  EBITDA..........................................      24        157           979          649
SELECTED OPERATING DATA(1)
  Refining capacity (000's barrels per day).......     644        644           644          644
  Crude oil throughput (000's barrels per day)....     493        494           569          543
  Total throughput (000's barrels per day)........     630        579           698          653
  Per barrel of throughput (dollars per barrel)...
     Gross margin.................................  $ 3.72     $ 4.54       $  6.01      $  4.10
     Operating expense............................    2.79       3.89          2.70         2.96
  Utilization(%)..................................     76%        77%           88%          84%
  Wholesale fuel sales (millions of gallons)......   3,363      3,477        13,500       13,758
  Wholesale fuel margin (cents per gallon)........     1.2c       0.5c          2.2c         1.1c
  Supply and marketing expenses...................  $ 27.5     $ 37.3       $  94.3      $ 112.5
SELECTED MARKET INDICATORS (DOLLARS PER BARREL)
  West Texas Intermediate ("WTI") crude oil.......  $20.31     $28.21       $ 25.89      $ 26.09
  Crack spreads
     Gulf Coast WTI 3:2:1.........................    1.81       3.55          4.11         3.13
     Gulf Coast Maya 6:3:2:1......................    6.89       7.84         10.55         6.71
     Chicago WTI 3:2:1............................    4.41       6.20          7.71         4.96
     Chicago LLB 3:2:1............................    8.00       9.15         11.50         7.25

---------------

(1) Refining data for our Lake Charles, Corpus Christi and Lemont refineries.

     For the three months ended December 31, 2002 as compared to the same period in 2001, net sales increased by $1,768 million while EBITDA increased by $133 million. The increase in EBITDA was primarily due to higher refining margins partially offset by lower wholesale margins. EBITDA for the three months ended December 31, 2002, included a revenue component related to property damage insurance of approximately $24 million as well as revenue from business interruption coverage.

     Net sales were essentially unchanged between 2001 and 2002 while EBITDA declined by approximately one-third. The decline in EBITDA was due to a sharp reduction in refining and wholesale margins for 2002 as compared to 2001. EBITDA for 2002 included a revenue component related to property damage insurance of approximately $78 million as well as revenue from business interruption coverage.

                     SUMMARY OF CONSOLIDATED FINANCIAL DATA

     The following summary financial data for the years ended and as of December 31, 1999, 2000 and 2001 are derived from our audited consolidated financial statements, including the notes thereto, appearing elsewhere in this offering circular. The summary financial data set forth below for the nine months ended and as of September 30, 2001 and 2002 are derived from our unaudited condensed consolidated financial statements, including the notes thereto, appearing elsewhere in this offering circular. The summary financial data set forth below for the twelve months ended and as of September 30, 2002 was derived by combining our unaudited condensed consolidated financial statements for the nine months ended and as of September 30, 2002 with our unaudited condensed consolidated financial statements for the three months ended December 31, 2001. The interim information was prepared on a basis consistent with that used in preparing our audited financial statements with only such recurring adjustments as are necessary, in management's opinion, for a fair statement of the results for the periods presented. The data for the years ended and as of December 31, 1999, 2000 and 2001, the nine months ended and as of September 30, 2001 and the twelve months ended and as of September 30, 2002 have been restated to give retroactive effect to the contribution by PDV America of the VPHI, Inc. ("VPHI") common stock to us. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, including the notes thereto, appearing elsewhere in this offering circular.

                                                                                                            TWELVE MONTHS
                                                                                     NINE MONTHS ENDED          ENDED
                                                    YEAR ENDED DECEMBER 31,            SEPTEMBER 30,        SEPTEMBER 30,
                                               ---------------------------------   ---------------------   ----------------
                                                 1999        2000        2001        2001        2002            2002
                                               ---------   ---------   ---------   ---------   ---------   ----------------
                                                       (AS RESTATED)(1)              (AS RESTATED)(1)      (AS RESTATED)(1)
                                               ---------------------------------   ---------------------   ----------------
                                                                      (IN MILLIONS, EXCEPT AS NOTED)
STATEMENT OF INCOME DATA:
  Sales and sales to affiliates..............  $13,334.4   $22,157.2   $19,601.2   $15,885.6   $13,875.4      $17,591.0
  Equity in earnings of affiliates...........       22.2        58.7       108.9        97.5        77.4           88.8
  Other income (including insurance
    recoveries)..............................      (29.0)      (26.0)       (5.2)      (18.6)      230.9          244.3
  Cost of sales and operating expenses.......   12,804.2    21,370.3    18,734.7    15,028.0    13,694.4       17,401.1
  Selling, general and administrative
    expenses.................................      239.1       226.6       292.1       211.4       218.5          299.2
  Interest expense...........................       94.6        85.6        69.2        53.0        50.4           66.5
  Capital lease interest charge..............       12.7        11.0         9.1         7.0         5.4            7.6
  Minority interest..........................        0.2         1.8         2.0         1.0          --            0.9
  Income taxes...............................       54.2       182.6       206.2       242.1        77.4           41.6
  Cumulative effect..........................         --          --        13.6        13.6          --             --
                                               ---------   ---------   ---------   ---------   ---------      ---------
  Net income.................................  $   122.6   $   312.0   $   405.2   $   435.6   $   137.6      $   107.2
                                               ---------   ---------   ---------   ---------   ---------      ---------
CASH FLOW DATA:
  Operating activities.......................  $   196.2   $   803.3   $   584.5   $   456.9   $   482.4      $   610.0
  Investing activities.......................     (249.0)     (153.7)     (292.8)     (162.7)     (558.8)        (688.9)
  Financing activities.......................      116.7      (727.6)     (206.3)     (284.5)       (3.7)          74.5
                                               ---------   ---------   ---------   ---------   ---------      ---------
  Increase (decrease) during the period......  $    63.9   $   (78.0)  $    85.4   $     9.7   $   (80.1)     $    (4.4)
                                               ---------   ---------   ---------   ---------   ---------      ---------
SELECTED OPERATING DATA:(2)
  Refining capacity (000's of barrels per
    day).....................................        644         644         644         644         644            644
  Crude oil throughput (000's of barrels per
    day).....................................        592         619         569         595         560            544
  Total throughput (000's of barrels per
    day).....................................        710         750         698         721         678            668

  Per barrel of throughput (dollars per
    barrel):
    Gross margin.............................        N/A         N/A   $    6.01   $    6.69   $    3.97      $    3.90
    Cash operating expense...................  $    2.33   $    2.45        2.70        2.68        2.69           2.71

  Utilization (%)............................         92%         96%         88%         92%         87%            85%

  Wholesale fuel sales (millions of
    gallons).................................        N/A         N/A      13,500      10,203      10,280         13,577
  Wholesale margin (cents per gallon)........        N/A         N/A         2.2c        2.5c        1.4c           1.4c
  Marketing expenses.........................        N/A         N/A   $    94.3   $    67.2   $    75.2      $   102.3

                                                                                                                  TWELVE MONTHS
                                                                                            NINE MONTHS ENDED         ENDED
                                                             YEAR ENDED DECEMBER 31,          SEPTEMBER 30,       SEPTEMBER 30,
                                                          ------------------------------   -------------------   ----------------
                                                            1999       2000       2001       2001       2002           2002
                                                          --------   --------   --------   --------   --------   ----------------
                                                                 (AS RESTATED)(1)           (AS RESTATED)(1)     (AS RESTATED)(1)
                                                          ------------------------------   -------------------   ----------------
                                                                              (IN MILLIONS, EXCEPT AS NOTED)
BALANCE SHEET DATA (AT PERIOD END):
  Current assets........................................  $2,247.6   $2,597.8   $2,287.0   $2,475.0   $2,276.2       $2,276.2
  Current liabilities...................................   1,578.3    2,147.0    1,530.8    1,790.2    2,079.8        2,079.8
                                                          --------   --------   --------   --------   --------       --------
  Working capital.......................................    $669.3     $450.8     $756.2     $684.8     $196.4         $196.4
  Net property, plant and equipment.....................   3,417.7    3,287.2    3,292.5    3,240.6    3,576.1        3,576.1
  Total assets..........................................   6,642.0    6,805.7    6,509.1    6,636.1    6,866.9        6,866.9
  Total debt............................................   1,694.0    1,198.6    1,478.9    1,305.8    1,446.5        1,446.5
  Total shareholder's equity............................   2,385.0    2,476.2    2,401.3    2,526.8    2,539.0        2,539.0
OTHER FINANCIAL DATA:
  Capital expenditures..................................    $248.0     $122.0     $253.5     $144.2     $478.1         $587.3
  Depreciation and amortization.........................     274.0      290.5      288.9      217.4      221.0          292.5
  EBITDA(3).............................................     558.1      881.7      978.6      955.1      491.8          515.4
  Ratio of total debt to EBITDA(3)......................       3.0x       1.4x       1.5x       1.4x       2.9x           2.8x
  Ratio of EBITDA to interest expense(3)................       5.2x       9.1x      12.5x      15.9x       8.8x           7.0x
  Total debt to book capitalization.....................      41.5%      32.6%      38.1%      34.1%      36.3%          36.3%
  Ratio of earnings to fixed charges(4).................      3.03x      6.01x      7.78x     10.50x      4.29x          3.11x

---------------

N/A: Information not available.

(1) Amounts shown for the years ended December 31, 1999, 2000 and 2001, the nine months ended September 30, 2001 and the twelve months ended September 30, 2002 have been restated to give effect to the contribution to our capital of the common stock of VPHI, which individually owns our Lemont, Illinois refinery, as if it took place on January 1, 1999. The combination actually occurred on January 1, 2002.

(2) Refining data for Lake Charles, Corpus Christi and Lemont refineries.

(3) EBITDA is defined as net income plus interest expense, income taxes, depreciation and amortization. EBITDA is used as a measure of performance by management and is not a measure of performance under generally accepted accounting principles, or GAAP. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we disclose it because management understands that EBITDA is customarily used by certain investors as one measure of a company's ability to service debt. Because EBITDA is not calculated identically by all companies, our presentation may not be comparable to similarly titled measures presented by other companies.

    EBITDA for the nine months ended September 30, 2002 and the twelve months ended September 30, 2002 include the effect of $187.7 million of business interruption insurance recoveries and $53.7 million of property damage insurance recoveries that exceeded associated expenses. These insurance recoveries were recorded during the nine months ended September 30, 2002 and were related to a fire occurring at our Lemont refinery in August 2001 and the resulting shutdown of such refinery until May of 2002 for cleanup and rebuild.

(4) For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and cumulative effect of accounting changes plus fixed charges (excluding capitalized interest), amortization of previously capitalized interest and certain adjustments to equity in income of affiliates. "Fixed charges" include interest expense, capitalized interest, amortization of debt issuance costs and a portion of operating lease rent expense deemed to be representative of interest.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements attached as an appendix to this offering circular.

     Petroleum refining industry operations and profitability are influenced by a large number of factors, some of which individual petroleum refining and marketing companies cannot control. Governmental regulations and policies, particularly in the areas of taxation, energy and the environment (see "Business -- Environment and Safety"), have a significant impact on petroleum activities, regulating how companies conduct their operations and formulate their products. Demand for crude oil and refined products is largely driven by the condition of local and worldwide economies, although weather patterns and taxation relative to other energy sources also play a significant part. Our consolidated operating results are affected by these industry-specific factors and by company-specific factors, such as the success of marketing programs and refinery operations.

     The earnings and cash flows of companies engaged in the refining and marketing business in the United States are primarily dependent upon producing and selling quantities of refined products at margins sufficient to cover fixed and variable costs. The refining and marketing business is characterized by high fixed costs resulting from the significant capital outlays associated with refineries, terminals and related facilities. This business is also characterized by substantial fluctuations in variable costs, particularly costs of crude oil, feedstocks and blending components, and in the prices realized for refined products. Crude oil and refined products are commodities whose price levels are determined by market forces beyond the our control.

     In general, prices for refined products are significantly influenced by the price of crude oil, feedstocks and blending components. Although an increase or decrease in the price for crude oil, feedstocks and blending components generally results in a corresponding increase or decrease in prices for refined products, generally there is a lag in the realization of the corresponding increase or decrease in prices for refined products. The effect of changes in crude oil prices on our consolidated operating results therefore depends in part on how quickly refined product prices adjust to reflect these changes. A substantial or prolonged increase in crude oil prices without a corresponding increase in refined product prices, or a substantial or prolonged decrease in refined product prices without a corresponding decrease in crude oil prices, or a substantial or prolonged decrease in demand for refined products could have a significant negative effect on our earnings and cash flows.

     We purchase a significant amount of our crude oil requirements from PDVSA under long-term supply agreements (expiring in the years 2006 through 2013). This supply represented approximately 53% of the crude oil processed in refineries operated by us in the year ended December 31, 2001. These crude supply agreements contain force majeure provisions which entitle PDVSA to reduce the quantity of crude oil and feedstocks delivered under the crude supply agreements under specified circumstances. For the years 2001 and 2002, PDVSA deliveries of crude oil to us were slightly less than contractual base volumes due to PDVSA's declaration of force majeure pursuant to all of the long-term crude oil supply contracts related to our refineries. Therefore, we were required to obtain alternative sources of crude oil, which resulted in lower operating margins.

     A nation-wide work stoppage by opponents of President Hugo Chavez began in Venezuela on December 2, 2002, and has disrupted most activity in that country, including the operations of PDVSA. We continue to be able to locate and purchase adequate crude oil, albeit at higher prices than under our supply contracts with PDVSA, to maintain normal operations at our refineries and to meet our refined products commitments to our customers. In December 2002, we received approximately 59 percent of the crude oil volume that we received from PDVSA in December 2001. In January 2003, we received approximately 94 percent of the crude oil volume that we received from PDVSA in January 2002. In February 2003, we expect to receive deliveries of approximately 80 percent of the crude oil volume that we received from PDVSA in February 2002. The reduction in supply and purchase of crude oil from alternative sources has had the effect of increasing our crude oil cost and decreasing our gross margin and profit margin from what it would have been if the crude oil were received under our long-term crude oil supply contracts with PDVSA. If PDVSA continues to reduce its delivery of crude oil under these crude oil supply agreements due to force majeure events related to the work stoppage in Venezuela or otherwise, we will be required to obtain alternative sources of crude oil which may result in reduced operating margins and increased volatility in our earnings and cash flow. The effect of this current force majeure declaration on our crude oil supply and the duration of this situation are not known at this time. See "Business -- Crude Oil and Refined Product Purchases."

     We also purchase significant volumes of refined products to supplement the production from our refineries to meet marketing demands and to resolve logistical issues. Our earnings and cash flows are also affected by the cyclical nature of petrochemical prices. As a result of the factors described above, our earnings and cash flows may experience substantial fluctuations. Inflation was not a significant factor in our operations during the three years ended December 31, 2001 or the nine-month periods ended September 30, 2002 and 2001.

     The cost and available coverage level of property and business interruption insurance to us is driven, in part, by company specific and industry factors. It is also affected by national and international events. The present environment for us is one characterized by increased cost of coverage, higher deductibles, and some restrictions in coverage terms. This has the potential effect of lowering our profitability in the near term.

CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements in conformity with Accounting Principles Generally Accepted in the United States of America requires that management apply accounting policies and make estimates and assumptions that affect results of operations and the reported amounts of assets and liabilities. The following areas are those we believe are important to our financial statements and which require significant judgment and estimation because of inherent uncertainty.

     Environmental Expenditures. The costs to comply with environmental regulations are significant. Environmental expenditures incurred currently that relate to present or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. We constantly monitor our compliance with environmental regulations and respond promptly to issues raised by regulatory agencies. We record liabilities when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated. We do not discount environmental liabilities to their present value. Subsequent adjustments to estimates, to the extent required, may be made as more refined information becomes available.

     Commodity and Interest Rate Derivatives. We enter into petroleum futures contracts, options and other over-the-counter commodity derivatives, primarily to reduce our inventory purchase and product sale exposure to market risk. In the normal course of business, we also enter into certain petroleum commodity forward purchase and sale contracts, which qualify as derivatives. We also enter into various interest rate swap agreements to manage its risk related to interest rate changes on our debt. Effective January 1, 2001, we record fair values of derivatives in other current assets or other current liabilities, as applicable, and changes in the fair value of derivatives not designated in hedging relationships in income. Effective January 1, 2001, our policy is to elect hedge accounting only under limited circumstances involving derivatives with initial terms of 90 days or greater and notional amounts of $25 million or greater. We will continue to review our accounting treatment of derivatives and may elect hedge accounting under certain circumstances in the future.

     Litigation and Injury Claims. Various lawsuits and claims arising in the ordinary course of business are pending against us. The status of these lawsuits and claims are continually reviewed by external and internal legal counsel. These reviews provide the basis for which we determine whether or not to record accruals for potential losses. Accruals for losses are recorded when, in management's opinion, such losses are probable and reasonably estimable. If known lawsuits and claims were to be determined in a manner adverse to us, and in amounts greater than our accruals, then such determinations could have a material adverse effect on our results of operations in a given reporting period.

     Health Care Costs. The cost of providing health care to current employees and retired employees continues to increase at a significant rate. Historically, we have absorbed the majority of these cost increases which reduce profitability and increase our liability. There is no indication that the trend in health care costs will be reversed in future periods. Our liability for such health care costs is based on actuarial calculations that could be subject to significant revision as the underlying assumptions regarding future health care costs and interest rates change.

     Pensions. Our pension cost and liability are based on actuarial calculations, which are dependent on assumptions concerning discount rates, expected rates of return on plan assets, employee turnover, estimated retirement dates, salary levels at retirement and mortality rates. In addition, differences between actual experience and the assumptions also affect the actuarial calculations. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may significantly affect our future pension cost and liability.

CHANGE IN REPORTING ENTITY

     On January 1, 2002, PDV America, our direct parent company, made a contribution to our capital of all of the common stock of PDV America's wholly owned subsidiary, VPHI. Effective January 1, 2002, the accounts of VPHI were included in our consolidated financial statements at the historical carrying value of PDV America's investment in VPHI. In the following discussion and analysis of financial condition and results of operations, amounts shown for the years ended December 31, 1999, 2000 and 2001, and the three and nine months ended September 30, 2001, have been restated to give effect to this transaction as if it took place on January 1, 1999. Further, throughout this offering circular, figures and percentages pertaining to interim 2001 numbers have been restated to include the consolidation of VPHI in order to make them comparable to 2002 interim figures and percentages.

RESULTS OF OPERATIONS

  FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2002

     In the quarter ended September 30, 2002, we generated net income of $56.9 million on total revenue of $5.5 billion compared to net income of $72.2 million on total revenue of $5.2 billion for the same period last year. In the nine months ended September 30, 2002, we generated net income of $137.6 million on total revenue of $14.2 billion compared to net income of $435.6 million on revenue of $16.0 billion for the same period last year.

     The following table summarizes the sources of our sales revenues and sales volumes for the three-month and nine-month periods ended September 30, 2002 and 2001:

                        CITGO SALES REVENUES AND VOLUMES

                                      THREE MONTHS        NINE MONTHS      THREE MONTHS      NINE MONTHS
                                          ENDED              ENDED             ENDED            ENDED
                                      SEPTEMBER 30,      SEPTEMBER 30,     SEPTEMBER 30,    SEPTEMBER 30,
                                     ---------------   -----------------   -------------   ---------------
                                      2002     2001     2002      2001     2002    2001     2002     2001
                                     ------   ------   -------   -------   -----   -----   ------   ------
                                               ($ IN MILLIONS)                  (GALLONS IN MILLIONS)
Gasoline...........................  $3,363   $3,069   $ 8,432   $ 9,282   4,056   3,717   11,014   10,239
Jet fuel...........................     359      426       991     1,364     479     556    1,483    1,693
Diesel/#2 fuel.....................     899      999     2,439     3,192   1,232   1,353    3,724    4,074
Asphalt............................     245      192       468       378     353     365      707      710
Petrochemicals and industrial
  products.........................     379      308     1,053     1,173     555     501    1,593    1,641
Lubricants and waxes...............     143      156       422       451      67      74      195      216
                                     ------   ------   -------   -------   -----   -----   ------   ------
  Total refined product sales......  $5,388   $5,150   $13,805   $15,840   6,742   6,566   18,716   18,573
Other sales........................      23       18        70        46      --      --       --       --
                                     ------   ------   -------   -------   -----   -----   ------   ------
    Total sales....................  $5,411   $5,168   $13,875   $15,886   6,742   6,566   18,716   18,573
                                     ======   ======   =======   =======   =====   =====   ======   ======

     The following table summarizes our cost of sales and operating expenses for the three-month and nine-month periods ended September 30, 2002 and 2001:

                   CITGO COST OF SALES AND OPERATING EXPENSES

                                                    THREE MONTHS        NINE MONTHS
                                                        ENDED              ENDED
                                                    SEPTEMBER 30,      SEPTEMBER 30,
                                                   ---------------   -----------------
                                                    2002     2001     2002      2001
                                                   ------   ------   -------   -------
                                                             ($ IN MILLIONS)
Crude oil........................................  $1,641   $1,257   $ 3,827   $ 4,038
Refined products.................................   2,840    2,767     7,303     8,292
Intermediate feedstocks..........................     352      400     1,104     1,157
Refining and manufacturing costs.................     314      269       900       851
Other operating costs, expenses and inventory
  changes........................................     152      287       560       690
                                                   ------   ------   -------   -------
     Total cost of sales and operating
       expenses..................................  $5,299   $4,980   $13,694   $15,028
                                                   ======   ======   =======   =======

     Sales revenues and volumes. Sales increased $243 million, or approximately 5%, in the three-month period ended September 30, 2002 as compared to the same period in 2001. This was due to an increase in average sales price of 2% and an increase in sales volume of 3%. Sales decreased $2 billion, or approximately 13%, in the nine-month period ended September 30, 2002 as compared to the same period in 2001. This was due to a decrease in average sales price of 13%. (See CITGO Sales Revenues and Volumes table above.)

     Equity in earnings of affiliates. Equity in earnings of affiliates decreased by $9 million for the three-month period ended September 30, 2002 and decreased by $20 million for the nine-month period ended September 30, 2002 as compared to the same periods in 2001. The decrease for the three-month period was primarily due to the change in the earnings of LYONDELL-CITGO, our share of which decreased $12 million, from $30 million in the third quarter of 2001 to $18 million in the third quarter of 2002. The decrease for the nine-month period was primarily due to the decrease in the earnings of LYONDELL-CITGO and Nelson Industrial Steam Company ("NISCO"). Our share of LYONDELL-CITGO's earnings decreased $14 million, from $70 million in the first nine months of 2001 to $56 million in the first nine months of 2002. Our share of NISCO's earnings decreased $11 million, from $8 million in the first nine months of 2001 to $(3) million in the first nine months of 2002. The decrease in LYONDELL-CITGO's earnings was primarily due to a reduction of contract crude supply and lower margins on crude purchased in the spot market. The decrease in NISCO's earnings was primarily related to a decrease in electricity rates from the prior year.

     Insurance recoveries. The insurance recoveries of $46 million included in the three months ended September 30, 2002 and $257 million included in the nine months ended September 30, 2002 relate primarily to a fire which occurred on August 14, 2001 at the Lemont refinery. These recoveries are, in part, reimbursements for expenses incurred in 2002 to mitigate the effect of the fire on our earnings. We expect to recover additional amounts related to this event subject to final settlement negotiations.

     Cost of sales and operating expenses. Cost of sales and operating expenses increased by $319 million or 6%, in the quarter ended September 30, 2002 as compared to the same period in 2001. Cost of sales and operating expenses decreased by $1.3 billion or 9%, in the nine months ended September 30, 2002 as compared to the same period in 2001. (See CITGO Cost of Sales and Operating Expenses table above.)

     We purchase refined products to supplement the production from our refineries to meet marketing demands and resolve logistical issues. Refined product purchases represented 54% and 56% of total cost of sales and operating expenses for the third quarters of 2002 and 2001, respectively and 53% and 55% for the first nine months of 2002 and 2001, respectively. We estimate that margins on purchased products, on average, are lower than margins on produced products due to the fact that we can only receive the marketing portion of the total margin received on the produced refined products. However, purchased products are not segregated from CITGO produced products and margins may vary due to market conditions and other factors beyond our control. As such, it is difficult to measure the effects on profitability of changes in volumes of purchased products. In the near term, other than normal refinery turnaround maintenance, we do not anticipate operational actions or market conditions which might cause a material change in anticipated purchased product requirements; however, there could be events beyond our control that impact the volume of refined products purchased. (See also "Forward Looking Statements.")

     Gross margin. The gross margin for the three-month period ended September 30, 2002 was approximately 1.7 cents per gallon, compared to approximately 2.9 cents per gallon for the same period in 2001. The gross margin for the nine-month period ended September 30, 2002 was less than one cent per gallon, compared to approximately 4.6 cents per gallon for the same period in 2001. In the three-month period ended September 30, 2002, the revenue per gallon component increased approximately 2% while the cost per gallon component increased approximately 4%. As a result, the gross margin decreased approximately 1.2 cents on a per gallon basis in the quarter ended September 30, 2002 compared to the same period in 2001. In the nine-month period ended September 30, 2002, the revenue per gallon component decreased approximately 13% while the cost per gallon component decreased approximately 10%. As a result, the gross margin decreased approximately 3.6 cents on a per gallon basis in the nine months ended September 30, 2002 compared to the same period in 2001. The gross margin is directly affected by changes in selling prices relative to changes in costs. An increase or decrease in the price for crude oil, feedstocks and blending products generally results in a corresponding increase or decrease in prices for refined products. Generally, the effect of changes in crude oil and feedstock prices on our consolidated operating results therefore depends in part on how quickly refined product prices adjust to reflect these changes. In the first nine months of 2002, there was a substantial decrease in refined product sales prices without an equivalent decrease in costs resulting in a significant negative impact on our gross margin and earnings.

     Selling, general and administrative expenses. Selling, general and administrative expenses decreased from $73 million in the third quarter of 2001 to $67 million in the third quarter of 2002, or 8%. Selling, general and administrative expenses increased from $211 million in the first nine months of 2001 to $219 million in the same period in 2002, or 4%. The increase for the nine-month period is primarily related to sponsorship fees, media fees and the start-up expenses related to international operations.

RESULTS OF OPERATIONS

  FOR THE THREE YEARS ENDED DECEMBER 31, 2001

     The following table summarizes the sources of our sales revenues and volumes.

                        CITGO SALES REVENUES AND VOLUMES

                                        YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,
                                      ---------------------------   ------------------------
                                       2001      2000      1999      2001     2000     1999
                                      -------   -------   -------   ------   ------   ------
                                            ($ IN MILLIONS)          (GALLONS IN MILLIONS)
Gasoline............................  $11,316   $12,447   $ 7,691   13,585   13,648   13,115
Jet fuel............................    1,660     2,065     1,129    2,190    2,367    2,198
Diesel/#2 fuel......................    3,984     4,750     2,501    5,429    5,565    5,057
Asphalt.............................      502       546       338      946      812      753
Petrochemicals and industrial
  products..........................    1,490     1,763     1,041    2,297    2,404    2,306
Lubricants and waxes................      536       552       482      240      279      285
                                      -------   -------   -------   ------   ------   ------
     Total refined product sales....  $19,488   $22,123   $13,182   24,687   25,075   23,714
Other sales.........................      113        34       152       --       --       --
                                      -------   -------   -------   ------   ------   ------
     Total sales....................  $19,601   $22,157   $13,334   24,687   25,075   23,714
                                      =======   =======   =======   ======   ======   ======

     The following table summarizes our cost of sales and operating expenses.

                   CITGO COST OF SALES AND OPERATING EXPENSES

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2001      2000      1999
                                                          -------   -------   -------
                                                                ($ IN MILLIONS)
Crude oil...............................................  $ 4,898   $ 6,784   $ 3,804
Refined products........................................   10,284    11,308     6,640
Intermediate feedstocks.................................    1,496     1,573       990
Refining and manufacturing costs........................    1,113     1,058       999
Other operating costs and expenses and inventory
  changes...............................................      944       647       371
                                                          -------   -------   -------
     Total cost of sales and operating expenses.........  $18,735   $21,370   $12,804
                                                          =======   =======   =======

RESULTS OF OPERATIONS

  2001 COMPARED TO 2000

     Sales revenues and volumes. Sales decreased $2.6 billion, representing a 12% decrease from 2000 to 2001. This was due to a decrease in average sales price of 11% and a decrease in sales volume of 2%. (See CITGO Sales Revenues and Volumes table above.)

     Equity in earnings of affiliates. Equity in earnings of affiliates increased by approximately $50 million, or 85% from $59 million in 2000 to $109 million in 2001. The increase was primarily due to the change in the earnings of LYONDELL-CITGO, our share of which increased $33 million, from $41 million in 2000 to $74 million in 2001. LYONDELL-CITGO's increased earnings in 2001 are primarily due to higher refining margins offset by the impact of lower crude processing rates due to an unplanned production unit outage and a major turnaround, and higher natural gas costs in the first quarter of 2001. The earnings for 2000 were impacted by a major planned turnaround which occurred during the second quarter of 2000.

     Cost of sales and operating expenses. Cost of sales and operating expenses decreased by $2.6 billion, or 12%, from 2000 to 2001. (See CITGO Cost of Sales and Operating Expenses table above.)

     We purchase refined products to supplement the production from our refineries to meet marketing demands and resolve logistical issues. The refined product purchases represented 55% and 53% of cost of sales for the years 2001 and 2000. These refined product purchases included purchases from LYONDELL-CITGO and HOVENSA, L.L.C. ("HOVENSA"). We estimate that margins on purchased products, on average, are lower than margins on produced products due to the fact that we can only receive the marketing portion of the total margin received on the produced refined products. However, purchased products are not segregated from CITGO produced products and margins may vary due to market conditions and other factors beyond our control. As such, it is difficult to measure the effects on profitability of changes in volumes of purchased products. In the near term, other than normal refinery turnaround maintenance, we do not anticipate operational actions or market conditions which might cause a material change in anticipated purchased product requirements; however, there could be events beyond our control that impact the volume of refined products purchased. (See also "Forward Looking Statements.")

     As a result of purchases of crude oil supplies from alternate sources due to the supplier's invocation of the force majeure provisions in our crude oil supply contracts, we estimate that our cost of crude oil purchased in 2001 increased by $6 million from what would have otherwise been the case.

     Gross margin. The gross margin for 2001 was $867 million, or 4.4% of net sales, compared to $787 million, or 3.5% of net sales, for 2000. The gross margin increased from 3.1 cents per gallon in 2000 to 3.5 cents per gallon in 2001 as a result of general market conditions.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $66 million, or 29% in 2001, primarily as a result of an increase in incentive compensation, promotion expenses, and the start-up expenses related to an international operation in 2001.

     Interest expense. Interest expense decreased $16 million, or 19% in 2001, primarily due to lower interest rates and lower average debt outstanding during 2001.

     Income taxes. Our provision for income taxes in 2001 was $206 million, representing an effective tax rate of 35%. In 2000, our provision for income taxes was $183 million, representing an effective tax rate of 37%.

RESULTS OF OPERATIONS

  2000 COMPARED TO 1999

     Sales revenues and volumes. Sales increased $8.8 billion, representing a 66% increase from 1999 to 2000. This was due to an increase in average sales price of 57% and an increase in sales volume of 6%. (See CITGO Sales Revenues and Volumes table above.)

     Equity in earnings of affiliates. Equity in earnings of affiliates increased by approximately $37 million, or 168% from $22 million in 1999 to $59 million in 2000. The increase was primarily due to the change in earnings of LYONDELL-CITGO, our share of which increased $40 million, from $1 million in 1999 to $41 million in 2000. The increase in LYONDELL-CITGO earnings was primarily due to increased deliveries and an improved mix of crude oil, higher spot margins, reflecting a stronger gasoline market in 2000, and higher margins for reformulated gasoline due to industry supply shortages. These improvements were partly offset by higher fuels and utility costs and interest expense.

     Cost of sales and operating expenses. Cost of sales and operating expenses increased by $8.6 billion, or 67%, from 1999 to 2000. (See CITGO Cost of Sales and Operating Expenses table above.)

     We purchase refined products to supplement the production from our refineries to meet marketing demands and resolve logistical issues. The refined product purchases represented 53% and 52% of cost of sales for the years 2000 and 1999, respectively. These refined product purchases included purchases from

LYONDELL-CITGO and HOVENSA. We estimate that margins on purchased products, on average, are lower than margins on produced products due to the fact that we can only receive the marketing portion of the total margin received on the produced refined products. However, purchased products are not segregated from CITGO produced products and margins may vary due to market conditions and other factors beyond our control. As such, it is difficult to measure the effects on profitability of changes in volumes of purchased products. In the near term, other than normal refinery turnaround maintenance, we do not anticipate operational actions or market conditions which might cause a material change in anticipated purchased product requirements; however, there could be events beyond our control that impact the volume of refined products purchased. See also "Forward Looking Statements."

     As a result of purchases of crude oil supplies from alternate sources due to the supplier's invocation of the force majeure provisions in our crude oil supply contracts, we estimate that our cost of crude oil purchased in 2000 increased by $5 million from what would have otherwise been the case.

     Gross margin. The gross margin for 2000 was $787 million, or 3.5% of net sales, compared to $530 million, or 4.0% of net sales, for 1999. The gross margin increased from 2.2 cents per gallon in 1999 to 3.1 cents per gallon in 2000.

     Selling, general and administrative expenses. Selling, general and administrative expenses decreased $12 million, or 5% in 2000, primarily as a result of a reduction in bad debt expense due to the sale of our consumer credit card business in March 2000.

     Income taxes. Our provision for income taxes in 2000 was $183 million, representing an effective tax rate of 37%. In 1999, our provision for income taxes was $54 million, representing an effective tax rate of 30%. The effective tax rate for the 1999 tax-year was unusually low due to a favorable resolution in the second quarter of 1999 of a significant tax issue in the last Internal Revenue Service audit. During the years under that audit, deferred taxes were recorded for certain environmental expenses deducted in the tax returns pending final determination by the Internal Revenue Service. The deductions were allowed on audit and, accordingly, the deferred tax liability of approximately $11 million was reversed with a corresponding benefit to tax expense.

LIQUIDITY AND CAPITAL RESOURCES

     Our liquidity has been adversely affected recently as a result of events directly and indirectly associated with the disruption in our Venezuelan crude oil supply from PDVSA. That disruption affected a portion of the crude oil supplies that we receive from PDVSA, requiring us to replace those supplies from other sources at higher prices and on payment terms generally less favorable than the terms under our supply agreement with PDVSA. We received approximately 63% of our contracted crude oil volumes from PDVSA during December and approximately 86% of our contracted crude oil volumes from PDVSA during January. We expect to receive approximately 80% of our contractual crude oil volumes from PDVSA during February. During this supply disruption, we have been successful in covering any shortfall with spot market purchases, but those purchases generally require payment fifteen days sooner than would be the case for comparable deliveries under our supply agreements with PDVSA. This shortening of our payment cycle has increased our cash needs and reduced our liquidity.

     In addition, all three major rating agencies lowered our credit ratings based upon, among other things, concerns regarding the supply disruption. This downgrading caused a termination event under our existing accounts receivables sale facility, which ultimately led to its repayment on January 31, 2003. That facility had a maximum size of $225 million, of which $125 million was repaid.

     Also, several letter of credit providers for $76 million of our outstanding letters of credit have indicated that they will not renew such letters of credit. These letters of credit support approximately $75 million of tax-exempt bond issues that were issued previously for our benefit. We have an additional $228 million of letters of credit outstanding that back or support other bond issues that we have issued through governmental entities, which are subject to renewal during 2003. We have not received any notice yet from the issuers of these additional letters of credit indicating an intention not to renew. We are working on replacing the letters of credit that will not be renewed with letters of credit issued under our revolving credit facilities. We are also considering arranging for the redemption of certain tax-exempt bonds and the issuance of new tax-exempt bonds that would not require letter of credit support. However, we cannot assure you that any of our letters of credit will be renewed, that we will be successful in obtaining replacements if they are not renewed, that any replacement letters of credit will be on terms as advantageous as those we currently hold or that we will be able to arrange for replacement tax-exempt bonds that will not require letter of credit support.

     Finally, a number of trade creditors have sought to tighten credit payment terms on purchases that we make from them. That tightening, if pushed by all creditors, would increase our cash needs and reduce our liquidity.

     Operating cash flow represents a primary source for meeting our liquidity requirements; however, the termination of our accounts receivable sale facility, the possibility of additional tightened payment terms and the possible need to replace non-renewing letters of credit has prompted us to undertake arrangements to supplement and improve our liquidity. To date, we have undertaken the following:

     - We have reduced our planned discretionary capital expenditures in 2003 by approximately $200 million.

     - We are in advanced discussions with a financial institution to replace our previous accounts receivable sale facility in the amount of $200 million. We expect the terms of the facility to be similar to the terms of the previous facility. We anticipate receiving a commitment letter from the financial institution in the near future.

     In addition, we are working on a transaction that will provide us with up to $100 million from the transfer of title to a third party of certain of our refined products at the time those products are delivered into the custody of interstate pipelines. We would expect the terms of any such agreement to include an option to acquire identical products from the third party at prevailing prices at predetermined transfer points.

     Finally, we are also considering a $200 million three-year term loan. The loan would bear interest at a floating rate based upon the London Interbank Offered Rate plus a spread and would be secured by our equity interests in Colonial Pipeline Company and Explorer Pipeline Company. At this point in time we do not intend to borrow under this term loan but we have substantially negotiated the terms of such term loan with a financial institution. Accordingly, we consider this term loan facility an additional source of liquidity we could establish if necessary.

     We believe that we have adequate liquidity from existing sources to support our operations for the foreseeable future. We are continuing to review our operations for opportunities to reduce operating and capital expenditures. See "-- Credit Issues" below.

  CASH FLOWS FROM OPERATING ACTIVITIES

     Consolidated net cash provided by operating activities totaled approximately $482 million for the nine months ended September 30, 2002 compared to $457 million for the nine-month period ended September 30, 2001. Operating cash flows were derived from net income of $138 million, depreciation and amortization of $221 million and changes in operating assets and liabilities of $124 million. The more significant changes in operating assets and liabilities included the increase in accounts receivable, including receivables from affiliates, of approximately $163 million, the decrease in prepaid expenses of $87 million, the increase in income taxes payable of $68 million, and the increase in accounts payable and other current liabilities, including payables to affiliates, of approximately $112 million. Additionally, other long-term assets, which mainly consist of costs of major refinery turnaround maintenance, increased by $89 million.

  CASH FLOWS FROM INVESTING ACTIVITIES

     Net cash used in investing activities totaled $559 million for the nine-month period ended September 30, 2002 compared to $163 million for the nine-month period ended September 30, 2001. The increase was principally attributable to a $334 million increase in capital expenditures from $144 million for the nine months ended September 30, 2001 to $478 million for the same period in 2002. There were also increases in restricted cash of $34 million and investments in affiliates of $48 million. The increase in capital expenditures primarily relates to crude unit reconstruction at our Lemont refinery. On August 14, 2001, a fire occurred at the crude distillation unit of the Lemont refinery. The crude unit was destroyed and the refinery's other processing units were temporarily taken out of production. The new crude unit was operational in May 2002.

     Capital expenditure projected amounts for 2003 and 2004 through 2007 are as follows:

                   CAPITAL EXPENDITURES -- 2003 THROUGH 2007

                                                                   2003        2004-2007
                                                               PROJECTED(1)   PROJECTED(1)
                                                               ------------   ------------
                                                                      (IN MILLIONS)
Strategic...................................................       $ 88          $  535
Maintenance.................................................         91             502
Regulatory/environmental....................................        269           1,037
                                                                   ----          ------
     Total..................................................       $448          $2,074
                                                                   ====          ======

---------------

(1) Reflects reduction in 2003 projected capital expenditures discussed below. These estimates may change as future regulatory events unfold. See "Forward Looking Statements."

     Estimated capital expenditures necessary to comply with the Clean Air Act and other environmental laws and regulations are summarized below. See "Forward Looking Statements."

                                                                                         BEYOND
                                                             2003   2004   2005   2006    2006
                                                             ----   ----   ----   ----   ------
                                                                       (IN MILLIONS)
Tier 2 gasoline............................................  $231   $125   $ 82   $ --    $ --
Ultra low sulfur diesel(1).................................     3     33    179    155     244
                                                             ----   ----   ----   ----    ----
Other environmental(2).....................................    35     51     81     92      81
                                                             ----   ----   ----   ----    ----
Total regulatory/environmental.............................  $269   $209   $342   $247    $325

---------------

(1) Spending on Ultra Low Sulfur Diesel ("ULSD") assumes the EPA will require ULSD for on-road diesel in 2006 and ULSD for off-road diesel use in 2008. These regulations are not final and spending could be reduced if certain alternative regulatory schemes proposed by EPA are adopted.

(2) Other environmental spending assumes $162.9 million in spending to comply with New Source Review standards under the Clean Air Act.

     Internally generated cash flow, together with borrowings available under our credit facility, are expected to be sufficient to fund these capital expenditures. In addition, we have taken steps to reduce our discretionary capital expenditures in 2003 by approximately $200 million and are continuing to review the timing and amount of scheduled expenditures under our planned capital spending programs, including regulatory and environmental projects in the near term.

     We believe that we will have sufficient capital resources to carry out planned capital spending programs, including regulatory and environmental projects in the near term, and to meet currently anticipated future obligations and other planned expenditures as they arise. We periodically evaluate other sources of capital in the marketplace and anticipate that long-term capital requirements will be satisfied with current capital resources and future financing arrangements, including the issuance of debt securities.

Our ability to obtain such financing will depend on numerous factors, including market conditions and the perceived creditworthiness of the Company at that time. See also "Forward Looking Statements."

  CASH FLOWS FROM FINANCING ACTIVITIES

     Net cash used in financing activities totaled $4 million for the nine-month period ended September 30, 2002, consisting primarily of the payment of $154 million on revolving bank loans, the payment of $25 million on master shelf agreement notes, the payment of $25 million on taxable bonds, the payment of capital lease obligations of $10 million and the net repayments of other debt of $8 million. These payments were offset in part by $119 million in proceeds from short term borrowings, $63 million in proceeds from tax exempt bonds, and $37 million in proceeds from loans from affiliates.

     We have an effective shelf-registration statement with the SEC under which we can publicly offer up to $400 million principal amount of debt securities. Notwithstanding that availability, we may not be able to access the public market. Due, at the time, to the prospect of the Venezuelan work stoppage, we postponed a planned offering of up to $250 million of our unsecured notes from our shelf-registration statement.

  CREDIT ISSUES

     We have historically met our short-term liquidity requirements primarily through cash from operations, borrowings under our revolving credit facilities and our accounts receivable sale facility. We presently have two committed revolving credit facilities with third party financial institutions consisting of:

     - $260 million 364-day credit facility expiring December 10, 2003 (unless we request, and the lenders consent to, an extension of that facility) and

     - $260 million three-year credit facility expiring December 9, 2005.

     The 364-day credit facility includes a provision which allows us at our option to term-out for one year any amounts outstanding under such facility at its original maturity date.

     Funds are available under these credit facilities for working capital, capital expenditures and general corporate purposes. As of January 31, 2003, $210 million was available for borrowing under the 364-day credit facility and $50 million was available for borrowing under the three-year credit facility. Borrowings under these credit facilities bear interest at rates based on either a bank base rate or specified spreads, depending upon our debt to capitalization ratio, over the euro dollar rate. See "Description of Other Indebtedness" for a description of the covenants under these credit facilities as well as under other indebtedness to which we are a party. As noted previously, our accounts receivable facility was paid on January 31, 2003 following a ratings downgrade. That facility had a maximum availability of $225 million, although only $125 million was outstanding at the time of its repayment.

     Since December 2002, we have experienced a tightening of our payment terms. Our purchases of crude oil from third parties are made at industry payment terms that are less favorable than our contractual payment terms to PDVSA. In addition, a number of our third party crude oil and product suppliers have shortened the time in which we are required to pay for purchases or require payment prior to delivery. This tightening of credit terms has negatively impacted our working capital and liquidity.

     In connection with their recent downgrades of our debt ratings, the three major rating agencies have all noted concerns regarding the continuing Venezuelan oil supply disruption. Moody's also noted concern that our direct parent, PDV America, may need substantial assistance from us in order to pay off $500 million of notes maturing in August 2003. PDV America holds a $500 million mirror note from PDVSA which is designed to provide sufficient liquidity to PDV America to make this payment. While PDVSA's obligation remains unchanged, in light of the current uncertainties, PDV America is exploring alternate funding options for the principal repayment due in August 2003. These alternatives involve varying degrees of assistance from us, including a possible dividend from us to meet some or all of PDV America's obligation.

     As a result of these events, we have undertaken, and are undertaking, the steps described at the outset of this "-- Liquidity and Capital Resources" discussion.

     Our debt instruments do not contain any covenants that trigger increased costs or burdens as a result of a change in our securities ratings. Our debt instruments do, however, impose restrictions on our ability to incur additional debt, place liens on property, sell or acquire fixed assets, and make restricted payments, including dividends. See "Description of Other Indebtedness" and "Description of the Notes."

     We were in compliance with our obligations under our debt financing arrangements at December 31, 2002.

  CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     The following table summarizes future payments for our contractual obligations at December 31, 2001.

                            CONTRACTUAL OBLIGATIONS
                              AT DECEMBER 31, 2001

                                               LESS THAN   YEAR   YEAR   AFTER 5
                                                1 YEAR     2-3    4-5     YEARS    TOTAL
                                               ---------   ----   ----   -------   ------
                                                             (IN MILLIONS)
Long-term debt...............................    $108      $428   $262    $614     $1,412
Capital lease obligations....................      20        25      6      16         67
Operating leases.............................      47        65     40      18        170
                                                 ----      ----   ----    ----     ------
Total contractual cash obligations...........    $175      $518   $308    $648     $1,649
                                                 ====      ====   ====    ====     ======

     For additional information, see Notes 10 and 14 in our consolidated financial statements for the year ended December 31, 2001.

     The following table summarizes our contingent commitments at December 31, 2001.

                          OTHER COMMERCIAL COMMITMENTS
                              AT DECEMBER 31, 2001

                                                          EXPIRATION
                                               --------------------------------     TOTAL
                                               LESS THAN   YEAR   YEAR   OVER 5    AMOUNTS
                                                1 YEAR     2-3    4-5    YEARS    COMMITTED
                                               ---------   ----   ----   ------   ---------
                                                              (IN MILLIONS)
Letters of credit(1).........................    $ 19      $--     $--     $--      $ 19
Guarantees...................................      63       66      4       1        134
Surety bonds.................................      56       14      3      --         73
                                                 ----      ---     --      --       ----
Total commercial commitments.................    $138      $80     $7      $1       $226
                                                 ====      ===     ==      ==       ====

---------------

(1) We have outstanding letters of credit totaling approximately $536 million, which includes $517 million related to our tax-exempt and taxable revenue bonds included in long-term debt in the table of contractual obligations above.

     For additional information, see Note 13 in our consolidated financial statements for the year ended December 31, 2001.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Introduction. We and our subsidiaries have exposure to price fluctuations of crude oil and refined products as well as fluctuations in interest rates. To manage these exposures, management has defined certain benchmarks consistent with its preferred risk profile for the environment in which we operate and finance our assets. We do not attempt to manage the price risk related to all of our inventories of crude oil and refined products. As a result, at December 31, 2001, we were exposed to the risk of broad market price declines with respect to a substantial portion of our crude oil and refined product inventories. The following disclosures do not attempt to quantify the price risk associated with such commodity inventories.

     Commodity Instruments. We balance our crude oil and petroleum product supply/demand and manage a portion of our price risk by entering into petroleum commodity derivatives. Generally, our risk management strategies qualified as hedges through December 31, 2000. Effective January 1, 2001, our policy is to elect hedge accounting only under limited circumstances involving derivatives with initial terms of 90 days or greater and notional amounts of $25 million or greater. At December 31, 2001, none of our commodity derivatives were accounted for as hedges.

                       NON TRADING COMMODITY DERIVATIVES
                      OPEN POSITIONS AT DECEMBER 31, 2001

                                                    MATURITY   NUMBER OF   CONTRACT    MARKET
COMMODITY                     DERIVATIVE              DATE     CONTRACTS    VALUE     VALUE(4)
---------                     ----------            --------   ---------   --------   --------
                                                                             ($ IN MILLIONS)
No lead
  gasoline(1)......  Futures Purchased                2002         994       $25.4      $25.0
                     Futures Sold                     2002         332         8.3        8.1
                     Forward Purchase Contracts       2002       4,095        95.8       94.0
                     Forward Sale Contracts           2002       3,148        71.2       73.2
Distillates(1).....  Futures Purchased                2002       1,483        43.4       34.6
                     Futures Purchased                2003          94         2.4        2.3
                     Futures Sold                     2002         943        25.3       21.8
                     OTC Options Purchased            2002          30          --         --
                     OTC Options Sold                 2002          30        (0.1)      (0.1)
                     Forward Purchase Contracts       2002       1,123        25.2       24.9
                     Forward Sale Contracts           2002       2,536        56.3       56.4
Crude oil(1).......  Futures Purchased                2002         517        12.6       10.4
                     Futures Sold                     2002         649        12.7       12.9
                     OTC Swaps (Pay Float/Receive     2002           2          --        0.3
                       Fixed)(3)
                     OTC Swaps (Pay Fixed/Receive     2002           1          --         --
                       Float)(3)
                     Forward Purchase Contracts       2002       6,652       130.3      135.2
                     Forward Sale Contracts           2002       6,268       135.1      137.0
Natural gas(2).....  Futures Sold                     2002          55         1.6        1.4
                     OTC Options Sold                 2002          20          --       (0.1)

---------------

(1) 1,000 barrels per contract

(2) Ten-thousands of mmbtu per contract

(3) Floating price based on market index designated in contract; fixed price agreed upon at date of contract

(4) Based on actively quoted prices

                       NON TRADING COMMODITY DERIVATIVES
                      OPEN POSITIONS AT DECEMBER 31, 2000

                                                     MATURITY   NUMBER OF   CONTRACT    MARKET
COMMODITY                      DERIVATIVE              DATE     CONTRACTS    VALUE     VALUE(3)
---------                      ----------            --------   ---------   --------   --------
                                                                              ($ IN MILLIONS)
No lead
  gasoline(1)......  Futures Purchased                 2001          25      $ 0.8      $ 0.8
Heating oil(1).....  Futures Purchased                 2001       1,533       53.9       55.6
                     Futures Purchased                 2002          16        0.5        0.5
                     Futures Sold                      2001         579       21.2       21.7
                     OTC Swaps (Pay Fixed/Receive      2001           9         --        0.1
                       Float)(2)
                     OTC Swaps (Pay Float/Receive      2001         500         --       (0.5)
                       Fixed)(2)
Crude oil(1).......  Futures Purchased                 2001         579       15.9       15.5
                     Futures Sold                      2001         800       23.4       21.4

---------------

(1) 1,000 barrels per contract

(2) Floating price based on market index designated in contract; fixed price agreed upon at date of contract

(3) Based on actively quoted prices

     Debt Related Instruments. We have fixed and floating U.S. currency denominated debt. We use interest rate swaps to manage our debt portfolio toward a benchmark of 40 to 60 percent fixed rate debt to total fixed and floating rate debt. These instruments have the effect of changing the interest rate with the objective of minimizing our long-term costs. At December 31, 2001 and 2000, our primary exposures were to LIBOR and floating rates on tax exempt bonds.

     For interest rate swaps, the table below presents notional amounts and interest rates by expected (contractual) maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts.

                     NON TRADING INTEREST RATE DERIVATIVES
                  OPEN POSITIONS AT DECEMBER 31, 2001 AND 2000

                                                               FIXED RATE   NOTIONAL PRINCIPAL
VARIABLE RATE INDEX                          EXPIRATION DATE      PAID            AMOUNT
-------------------                          ---------------   ----------   ------------------
                                                                             ($ IN MILLIONS)
  J. J. Kenny..............................   February 2005       5.30%            $12
  J. J. Kenny..............................   February 2005       5.27%            $15
  J. J. Kenny..............................   February 2005       5.49%            $15
                                                                                   ---
                                                                                   $42

     The fair value of the interest rate swap agreements in place at December 31, 2001, based on the estimated amount that we would receive or pay to terminate the agreements as of that date and taking into account current interest rates, was an unrealized loss of $2.8 million.

     For debt obligations, the table below presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date.

                                DEBT OBLIGATIONS
                              AT DECEMBER 31, 2001

                                                                                          EXPECTED
                                                                                          AVERAGE
                                    FIXED RATE      AVERAGE FIXED    VARIABLE RATE        VARIABLE
EXPECTED MATURITIES                    DEBT         INTEREST RATE        DEBT          INTEREST RATE
-------------------               ---------------   -------------   ---------------   ----------------
                                  ($ IN MILLIONS)                   ($ IN MILLIONS)
2002............................       $ 36             8.78%            $ 71               3.45%
2003............................         61             8.79%             320               4.64%
2004............................         31             8.02%              16               5.72%
2005............................         11             9.30%              --                 --
2006............................        251             8.06%              --                 --
Thereafter......................        130             7.85%             485               8.50%
                                       ----             ----             ----               ----
Total...........................       $520             8.17%            $892               6.66%
                                       ====                              ====
Fair Value......................       $532                              $892

                                DEBT OBLIGATIONS
                              AT DECEMBER 31, 2000

                                                                                         EXPECTED
                                   FIXED RATE      AVERAGE FIXED    VARIABLE RATE    AVERAGE VARIABLE
EXPECTED MATURITIES                   DEBT         INTEREST RATE        DEBT          INTEREST RATE
-------------------              ---------------   -------------   ---------------   ----------------
                                 ($ IN MILLIONS)                   ($ IN MILLIONS)
2001...........................       $ 40             9.11%            $ 45               6.79%
2002...........................         36             8.78%              --                 --
2003...........................         61             8.79%              --                 --
2004...........................         31             8.02%              16               7.36%
2005...........................         12             9.30%              --                 --
Thereafter.....................        379             7.99%             484               8.86%
                                      ----             ----             ----               ----
Total..........................       $559             8.23%            $545               8.65%
                                      ====                              ====
Fair Value.....................       $552                              $545

NEW ACCOUNTING STANDARDS

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), which is fully effective in fiscal years beginning after December 15, 2001, although certain provisions of SFAS No. 142 are applicable to goodwill and other intangible assets acquired in transactions completed after June 30, 2001. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and requires that goodwill and intangibles with an indefinite life no longer be amortized but instead be periodically reviewed for impairment. The adoption of SFAS No. 142 did not materially impact our financial position or results of operations.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not materially impact our financial position or results of operations.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively; therefore, the adoption of SFAS No. 144 did not impact our financial position or results of operations.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations it has undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." FIN 46 defines variable interest entities and how an enterprise should assess its interests in a variable interest entity to decide whether to consolidate that entity. The interpretation requires certain minimum disclosures with respect to variable interest entities in which an enterprise holds significant variable interests but which it does not consolidate. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period, and it applies to nonpublic enterprises as of the end of the applicable annual period. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. We have not determined the impact on our financial statements that may result from the application of FIN 46.

PROPOSED ACCOUNTING CHANGE

     The American Institute of Certified Public Accountants ("AICPA") has issued a "Statement of Position" exposure draft on cost capitalization that is expected to require companies to expense the non-capital portion of major maintenance costs as incurred. The statement is expected to require that any existing unamortized deferred non-capital major maintenance costs be expensed immediately. This statement also has provisions which will change the method of determining depreciable lives. The impact on future depreciation expense is not determinable at this time. The exposure draft indicates that this change will be required to be adopted for fiscal years beginning after June 15, 2003, and that the effect of expensing existing unamortized deferred non-capital major maintenance costs will be reported as a cumulative effect of an accounting change in the consolidated statement of income. However, the AICPA is discussing the future of this exposure draft with the FASB. The final accounting requirements and timing of required adoption are not known at this time. At September 30, 2002, we had included turnaround costs of $136 million in other assets. Our management has not determined the amount, if any, of these costs that could be capitalized under the provisions of the exposure draft.

                                    BUSINESS

OVERVIEW

     We are a direct wholly-owned operating subsidiary of PDV America, a wholly-owned subsidiary of PDV Holding. Our ultimate parent is Petroleos de Venezuela, S.A., the national oil company of the Bolivarian Republic of Venezuela. We are engaged in the refining, marketing and transportation of petroleum products including gasoline, diesel fuel, jet fuel, petrochemicals, lubricants, asphalt and refined waxes, mainly within the continental United States east of the Rocky Mountains.

     Our transportation fuel customers include primarily CITGO branded independent wholesale marketers, convenience stores and airlines located mainly east of the Rocky Mountains. We generally market asphalt to independent paving contractors on the East and Gulf Coasts and in the Midwest of the United States. We sell lubricants principally in the United States to independent marketers, mass marketers and industrial customers. We have commenced operations to sell lubricants, gasoline, and distillates in various Latin American markets. We sell petrochemical feedstocks and industrial products to various manufacturers and industrial companies throughout the United States. We sell petroleum coke primarily in international markets.

     On January 1, 2002, PDV America made a contribution to our capital of all of the common stock of VPHI. Effective January 1, 2002, the accounts of VPHI were included in our consolidated financial statements at the historical carrying value of PDV America's investment in VPHI. Amounts shown for the years ended December 31, 1999, 2000 and 2001 have been restated to give effect to this transaction as if it took place on January 1, 1999.

     The principal asset of VPHI is a petroleum refinery owned by its wholly-owned subsidiary, PDV Midwest Refining L.L.C. ("PDVMR"), located in Lemont, Illinois. We have operated this refinery and purchased substantially all of its primary output, consisting of transportation fuels and petrochemicals, since May 1997. We plan to continue to operate the refinery as a source of supply for transportation fuels and petrochemicals.

COMPETITIVE NATURE OF THE PETROLEUM REFINING BUSINESS

     The petroleum refining industry is cyclical and highly volatile, reflecting capital intensity with high fixed and low variable costs. Petroleum industry operations and profitability are influenced by a large number of factors, over some of which individual petroleum refining and marketing companies have little control. Governmental regulations and policies, particularly in the areas of taxation, energy and the environment, have a significant impact on how companies conduct their operations and formulate their products. Demand for crude oil and its products is largely driven by the condition of local and worldwide economies, although weather patterns and taxation relative to other energy sources also play significant parts. Generally, U.S. refiners compete for sales on the basis of price, brand image and, in some areas, product quality.

REFINING

     Our aggregate net interest in rated crude oil refining capacity is 865 MBPD. The following table shows the capacity of each refinery in which we hold an interest and our share of such capacity as of December 31, 2002.

                            CITGO REFINING CAPACITY

                                                       TOTAL
                                                       RATED      NET CITGO     SOLOMON
                                                       CRUDE      OWNERSHIP     PROCESS
                                            CITGO     REFINING   IN REFINING   COMPLEXITY
                              OWNER        INTEREST   CAPACITY    CAPACITY       RATING
                          --------------   --------   --------   -----------   ----------
                                             (%)       (MBPD)      (MBPD)
LOCATION
  Lake Charles, LA......  CITGO              100         320         320          17.7
  Corpus Christi, TX....  CITGO              100         157         157          16.3
  Lemont, IL............  CITGO              100         167         167          11.7
  Paulsboro, NJ.........  CITGO              100          84          84            --
  Savannah, GA..........  CITGO              100          28          28            --
  Houston, TX...........  LYONDELL-CITGO      41         265         109          15.0
                                                        ----         ---
     Total rated crude oil refining capacity.......    1,021         865
                                                        ====         ===

     Our Lake Charles, Corpus Christi and Lemont refineries each have the capability to process large volumes of heavy crude oil into a flexible slate of refined products. They have Solomon Process Complexity Ratings of 17.7, 16.3 and 11.7, respectively, as compared to an average of 13.9 for U.S. refineries in the most recently available Solomon Associates, Inc. survey. The rating is an industry measure of a refinery's ability to produce higher value products, with a higher rating indicating a greater capability to produce such products.

     The following table shows our aggregate interest in refining capacity, refinery input, and product yield for the four years ended December 31, 2002.

                          CITGO REFINERY PRODUCTION(1)

                                                          YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------
                                               2002          2001          2000          1999
                                            ----------    ----------    ----------    ----------
                                                   (MBPD, EXCEPT AS OTHERWISE INDICATED)
Rated refining capacity at year end.......  865           865           865           858
Refinery input
  Crude oil...............................  674    84%    737    83%    791    82%    753    84%
  Other feedstocks........................  131    16%    150    17%    157    18%    146    16%
                                            ---   ----    ---   ----    ---   ----    ---   ----
    Total.................................  805   100%    887   100%    948   100%    899   100%
                                            ===   ====    ===   ====    ===   ====    ===   ====
Product yield
  Light fuels
    Gasoline..............................  379    46%    375    42%    419    42%    401    44%
    Jet fuel..............................   76     9%     76     8%     79    10%     72     8%
    Diesel/#2 fuel........................  153    19%    172    19%    182    18%    173    19%
Asphalt...................................   16     2%     44     6%     47     6%     42     5%
Petrochemicals and industrial products....  194    24%    228    25%    230    24%    219    24%
                                            ---   ----    ---   ----    ---   ----    ---   ----
    Total.................................  818   100%    895   100%    957   100%    907   100%
                                            ===   ====    ===   ====    ===   ====    ===   ====
Utilization of rated refining capacity....         78%           85%           91%           88%

---------------

(1) Includes 41.25% of the LYONDELL-CITGO refinery production.

     We produce our light fuels and petrochemicals primarily through our Lake Charles, Corpus Christi and Lemont refineries. Asphalt refining operations are carried out through our Paulsboro and Savannah refineries. We purchase refined products from our joint venture refinery in Houston.

     Lake Charles, Louisiana Refinery. This refinery has a rated refining capacity of 320 MBPD. It has the capability to produce significant quantities of high-octane unleaded gasoline and reformulated gasoline.

     The following table shows the rated refining capacity, refinery input and product yield and selected operating data at the Lake Charles refinery for the four years in the period ended December 31, 2002.

                        LAKE CHARLES REFINERY PRODUCTION

                                                         YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------------
                                            2002           2001            2000           1999
                                        ------------   -------------   ------------   ------------
                                                  (MBPD, EXCEPT AS OTHERWISE INDICATED)
Rated refining capacity at year end...    320            320             320            320
Refinery input
  Crude oil...........................    320    92%     317      90%    319    87%     298    89%
  Other feedstocks....................     28     8%      37      10%     48    13%      36    11%
                                        =====   ===    =====   =====   =====   ===    =====   ===
     Total............................    348   100%     354     100%    367   100%     334   100%
                                        =====   ===    =====   =====   =====   ===    =====   ===
Product yield
  Light fuels
     Gasoline.........................    184    52%     175      48%    187    50%     171    50%
     Jet fuel.........................     68    19%      67      19%     70    19%      63    18%
     Diesel/#2 fuel...................     45    13%      62      17%     58    15%      53    16%
  Petrochemicals and industrial
     products.........................     60    17%      57      16%     59    16%      54    16%
                                        -----   ---    -----   -----   -----   ---    -----   ---
     Total............................    357   100%     361     100%    374   100%     341   100%
                                        =====   ===    =====   =====   =====   ===    =====   ===

Utilization of rated refining
  capacity............................          100%              99%          100%            93%

Per barrel of throughput (dollars per
  barrel)
  Gross margin........................  $4.16          $5.83             N/A            N/A
  Operating expense...................  $2.87          $2.77           $2.66          $2.35

     N/A: Information not available

     The Lake Charles refinery's Gulf Coast location provides it with access to crude oil deliveries from multiple sources; imported crude oil and feedstock supplies are delivered by ship directly to the Lake Charles refinery, while domestic crude oil supplies are delivered by pipeline and barge. In addition, the refinery is connected by pipelines to the Louisiana Offshore Oil Port and to terminal facilities in the Houston area through which it can receive crude oil deliveries. For delivery of refined products, the refinery is connected through the Lake Charles Pipeline directly to the Colonial and Explorer Pipelines, which are the major refined product pipelines supplying the Northeast and Midwest regions of the United States, respectively. The refinery also uses adjacent terminals and docks, which provide access for ocean tankers and barges to load refined products for shipment.

     The Lake Charles refinery's main petrochemical products are propylene and benzene. Industrial products include sulphur, residual fuels and petroleum coke.

     We own and operate a lubricants refinery located adjacent to the Lake Charles refinery. Primarily because of its specific design, the refinery produces high quality oils and waxes and is one of the few in the industry designed as a stand-alone lubricants refinery.

     Corpus Christi, Texas Refinery. The Corpus Christi refinery complex consists of the East and West Plants, located within five miles of each other.

     The following table shows rated refining capacity, refinery input and product yield and selected operating data at the Corpus Christi refinery for the four years in the period ended December 31, 2002.

                       CORPUS CHRISTI REFINERY PRODUCTION

                                                          YEAR ENDED DECEMBER 31,
                                         ---------------------------------------------------------
                                             2002           2001           2000           1999
                                         ------------   ------------   ------------   ------------
                                                   (MBPD, EXCEPT AS OTHERWISE INDICATED)
Rated refining capacity at year end....    157            157            150            150
Refinery input
  Crude oil............................    154    73%     154    71%     149    70%     148    70%
  Other feedstocks.....................     57    27%      63    29%      65    30%      62    30%
                                         -----   ---    -----   ---    -----   ---    -----   ---
     Total.............................    211   100%     217   100%     214   100%     210   100%
                                         =====   ===    =====   ===    =====   ===    =====   ===
Product yield
  Light fuels
     Gasoline..........................     93    44%      90    42%      95    46%      96    46%
     Diesel/#2 fuel....................     59    28%      57    26%      58    27%      55    27%
  Petrochemicals and industrial
     products..........................     58    28%      69    32%      58    27%      56    27%
                                         -----   ---    -----   ---    -----   ---    -----   ---
     Total.............................    210   100%     216   100%     211   100%     207   100%
                                         =====   ===    =====   ===    =====   ===    =====   ===

Utilization of Rated Refining
  Capacity.............................           98%            98%            99%            99%

Per barrel of throughput (dollars per
  barrel)
  Gross margin.........................  $4.37          $5.67            N/A            N/A
  Operating expense....................  $2.32          $2.33          $2.25          $2.23

     N/A: Information not available

     We operate the West Plant under a sublease agreement from Union Pacific Corporation. The basic term of the sublease ends on January 1, 2004, but we may renew the sublease for successive renewal terms through January 31, 2011. We have the right to purchase the West Plant from Union Pacific at the end of the basic term, the end of any renewal term, or on January 31, 2011 at a nominal price.

     The Corpus Christi refinery's main petrochemical products include cumene, cyclohexane, and aromatics (including benzene, toluene and xylene).

     Lemont, Illinois Refinery. The Lemont refinery processes primarily heavy Canadian crude oil into a flexible slate of refined products.

     The following table shows rated refining capacity, refinery input and product yield and selected operating data at the Lemont refinery for the four years in the period ended December 31, 2002.

                           LEMONT REFINERY PRODUCTION

                                                          YEAR ENDED DECEMBER 31,
                                         ---------------------------------------------------------
                                             2002           2001           2000           1999
                                         ------------   ------------   ------------   ------------
                                                   (MBPD, EXCEPT AS OTHERWISE INDICATED)
Rated refining capacity at year end....    167            167            167            167
Refinery input
  Crude oil............................     69    74%      98    78%     153    89%     146    90%
  Other feedstocks.....................     24    26%      28    22%      18    11%      17    10%
                                         -----   ---    -----   ---    -----   ---    -----   ---
     Total.............................     93   100%     126   100%     171   100%     163   100%
                                         =====   ===    =====   ===    =====   ===    =====   ===
Product yield
  Light fuels
     Gasoline..........................     54    59%      68    56%      89    52%      84    51%
     Jet fuel..........................     --     0%      --     0%       1     1%       2     1%
     Diesel/#2 fuel....................     16    17%      24    20%      40    23%      37    23%
Petrochemicals and industrial
  products.............................     22    24%      30    25%      41    24%      40    25%
                                         -----   ---    -----   ---    -----   ---    -----   ---
     Total.............................     92   100%     122   100%     171   100%     163   100%
                                         =====   ===    =====   ===    =====   ===    =====   ===

Utilization of rated refining
  capacity.............................           41%            59%            92%            87%

Per barrel of throughput (dollars per
  barrel)
  Gross margin.........................  $3.23          $7.12            N/A            N/A
  Operating expense....................  $4.70          $3.17          $2.26          $2.40

     Crude oil is supplied to the refinery by pipeline.

     N/A: Information not available

     Petrochemical products at the Lemont refinery include benzene, toluene and xylene, plus a range of ten different aliphatic solvents.

     On August 14, 2001, a fire occurred at the crude oil distillation unit of the Lemont refinery. The crude unit was destroyed and the refinery's other processing units were temporarily taken out of production. A new crude unit was operational in May 2002. See Consolidated Financial Statements of CITGO for further information.

     LYONDELL-CITGO Refining LP. Subsidiaries of CITGO and Lyondell Chemical Company ("Lyondell") are partners in LYONDELL-CITGO, which owns and operates a 265 MBPD refinery previously owned by Lyondell and located on the ship channel in Houston, Texas. At December 31, 2001, our investment in LYONDELL-CITGO was $508 million. In addition, at December 31, 2001, we held notes receivable from LYONDELL-CITGO of $35 million. A substantial amount of the crude oil processed by this refinery is supplied by PDVSA under a long-term crude oil supply agreement that expires in the year 2017.

     PDVSA has invoked its contractual right to declare a force majeure under the supply agreement with LYONDELL-CITGO at certain points in each of 1999, 2000, 2001 and 2002 for varying periods of time for various reasons. As a result of these declarations, PDVSA was relieved of its obligation to deliver crude oil under the supply agreement and LYONDELL-CITGO had to purchase crude oil from alternate sources, which resulted in increased volatility to operating margins.

CRUDE OIL AND REFINED PRODUCT PURCHASES

     We do not own any crude oil reserves or production facilities, and must therefore rely on purchases of crude oil and feedstocks for our refinery operations. In addition, because our refinery operations do not produce sufficient refined products to meet the demands of our marketers, we purchase refined products, primarily gasoline, from other refiners, including a number of affiliated companies.

     Crude Oil Purchases. The following chart shows our purchases of crude oil for the four years ended December 31, 2002:

                           CITGO CRUDE OIL PURCHASES

                                              LAKE CHARLES, LA           CORPUS CHRISTI, TX              LEMONT, IL
                                          -------------------------   -------------------------   -------------------------
                                          2002   2001   2000   1999   2002   2001   2000   1999   2002   2001   2000   1999
                                          ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
                                                                               (MBPD)
SUPPLIERS
PDVSA...................................  125    136    104    104    126    138    143    118     11     13     12     31
Other sources...........................  190    185    214    196     29     10      8     29     62     78    142    115
                                          ---    ---    ---    ---    ---    ---    ---    ---     --    ---    ---    ---
    Total...............................  315    321    318    300    155    148    151    147     73     91    154    146
                                          ---    ---    ---    ---    ---    ---    ---    ---     --    ---    ---    ---

                                                       PAULSBORO, NJ               SAVANNAH, GA
                                                 -------------------------   -------------------------
                                                 2002   2001   2000   1999   2002   2001   2000   1999
                                                 ----   ----   ----   ----   ----   ----   ----   ----
                                                                        (MBPD)
SUPPLIERS
PDVSA..........................................   43     42     47     42     22     22     22     19
Other sources..................................   --     --     --     --     --     --     --     --
    Total......................................   43     42     47     42     22     22     22     19

     Our largest single supplier of crude oil is PDVSA. We have entered into crude oil supply agreements with PDVSA with respect to the crude oil requirements for each of our Lake Charles, Corpus Christi, Paulsboro and Savannah refineries. Copies of these agreements are filed as exhibits to reports that we file with the SEC. See "Where You Can Find More Information." The following table shows the base and incremental volumes of crude oil contracted for delivery and the volumes of crude oil actually delivered under these contracts in the four years ended December 31, 2002.

                  CITGO CRUDE OIL SUPPLY CONTRACTS WITH PDVSA

                                                               VOLUMES OF
                                                           CRUDE OIL PURCHASED
                                   CONTRACT CRUDE          FOR THE YEAR ENDED
                                     OIL VOLUME               DECEMBER 31,           CONTRACT
                                ---------------------   -------------------------   EXPIRATION
                                BASE   INCREMENTAL(1)   2002   2001   2000   1999      DATE
                                ----   --------------   ----   ----   ----   ----   ----------
                                       (MBPD)                    (MBPD)               (YEAR)
LOCATION
Lake Charles, LA(2)...........  120          50         109    117    110    101       2006
Corpus Christi, TX(2).........  130          --         114    126    118    108       2012
Paulsboro, NJ(2)..............   30          --          26     26     28     22       2010
Savannah, GA(2)...............   12          --          12     12     12     11       2013

---------------

(1) The supply agreement for the Lake Charles refinery gives PDVSA the right to sell to CITGO incremental volumes up to the maximum amount specified in the table, subject to certain restrictions relating to the type of crude oil to be supplied, refining capacity and other operational considerations at the refinery.

(2) Volumes purchased as shown on this table do not equal purchases from PDVSA (shown in the previous table) as a result of transfers between refineries of contract crude purchases included here and spot purchases from PDVSA which are included in the previous table.

     These crude oil supply agreements require PDVSA to supply minimum quantities of crude oil and other feedstocks to us for a fixed period. The supply agreements differ somewhat for each entity and each refinery but generally incorporate formula prices based on the market value of a slate of refined products deemed to be produced from each particular grade of crude oil or feedstock, less

     - specified deemed refining costs;

     - specified actual costs, including transportation charges, or actual cost of natural gas and electricity, import duties and taxes; and

     - a deemed margin, which varies according to the grade of crude oil or feedstock delivered.

     Under each supply agreement, deemed margins and deemed costs are adjusted periodically by a formula primarily based on the rate of inflation. Because deemed operating costs and the slate of refined products deemed to be produced for a given barrel of crude oil or other feedstock do not necessarily reflect the actual costs and yields in any period, the actual refining margin we earn under the various supply agreements will vary depending on, among other things, the efficiency with which we conduct our operations during such period.

     These crude supply agreements contain force majeure provisions which excuse the performance by either party of its obligations under the agreement under specified circumstances. PDVSA has invoked the force majeure provisions and reduced the volume of crude oil supplied under the contracts at certain points during each of 1999, 2000, 2001 and 2002 for varying periods of time for a variety of reasons. As a result of these declarations of force majeure, we were required to obtain crude oil from alternative sources, which resulted in increased volatility in our operating margins.

     The supply agreements provide that if the supplier does not supply us with the volume of crude oil and feedstock required under that agreement and that failure is not excused by force majeure, then the supplier must pay us the deemed margin, in the case of the Lake Charles supply agreement, and the deemed margin and the applicable fixed cost, in the case of the Corpus Christi supply agreement, for the amount of crude oil and feedstock not supplied. During the second half of 1999 and throughout 2000, 2001 and 2002, PDVSA did not deliver naphtha pursuant to certain contracts and has made or will make contractually specified payments in lieu thereof.

     We purchase sweet crude oil under long-standing relationships with numerous producers.

     Refined product purchases. We are required to purchase refined products to supplement the production of the Lake Charles, Corpus Christi and Lemont refineries in order to meet demand of our marketing network. The following table shows our purchases of refined products for the four years ended December 31, 2002.

                        CITGO REFINED PRODUCT PURCHASES

                                                              YEAR ENDED DECEMBER 31,
                                                             --------------------------
                                                             2002    2001   2000   1999
                                                             -----   ----   ----   ----
                                                                       (MBPD)
LIGHT FUELS
  Gasoline.................................................    787   640    616    607
  Jet fuel.................................................     62    74     81     75
  Diesel/#2 fuel...........................................    281   264    264    241
                                                             -----   ---    ---    ---
     Total.................................................  1,130   978    961    943
                                                             =====   ===    ===    ===

     LYONDELL-CITGO is a major supplier of refined petroleum products to CITGO. We purchase substantially all of the gasoline, diesel/#2 fuel, and jet fuel produced at the LYONDELL-CITGO refinery under a contract which extends through the year 2017. See "-- Refining -LYONDELL-CITGO Refining LP."

     In October 1998, an affiliate of PDVSA acquired a 50% equity interest in HOVENSA, a joint venture that owns and operates a refinery in St. Croix, U.S. Virgin Islands. Under the related product sales agreement, we purchase a substantial amount of the refined products output of the refinery.

MARKETING

     Our major products are light fuels (including gasoline, jet fuel, and diesel fuel), industrial products and petrochemicals, asphalt, lubricants and waxes. The following table shows revenues and volumes of each of these product categories for the four years ended December 31, 2002.

                CITGO REFINED PRODUCT SALES REVENUES AND VOLUMES

                                 YEAR ENDED DECEMBER 31,                  YEAR ENDED DECEMBER 31,
                          --------------------------------------     ---------------------------------
                           2002      2001      2000       1999        2002     2001     2000     1999
                          -------   -------   -------   --------     ------   ------   ------   ------
                                      (IN MILLIONS)                        (GALLONS IN MILLIONS)
LIGHT FUELS
Gasoline................  $11,758   $11,316   $12,447     $7,691     15,026   13,585   13,648   13,115
Jet fuel................    1,402     1,660     2,065      1,129      2,003    2,190    2,367    2,198
Diesel/#2 fuel..........    3,462     3,984     4,750      2,501      5,031    5,429    5,565    5,057
Asphalt.................      597       502       546        338        902      946      812      753
Petrochemicals and
  industrial products...    1,485     1,490     1,763      1,041      2,190    2,297    2,404    2,306
Lubricants and waxes....      561       536       552        482        261      240      279      285
                          -------   -------   -------   --------     ------   ------   ------   ------
     Total refined
       product sales....  $19,265   $19,488   $22,123     13,182     25,413   24,687   25,075   23,714
                          =======   =======   =======   ========     ======   ======   ======   ======

     The following table summarizes CITGO's cost of sales and operating expenses.

                   CITGO COST OF SALES AND OPERATING EXPENSES

                                                        YEAR ENDED DECEMBER 31,
                                                 -------------------------------------
                                                  2002      2001      2000      1999
                                                 -------   -------   -------   -------
                                                             (IN MILLIONS)
Crude oil......................................   $5,098    $4,898    $6,784    $3,804
Refined products...............................   11,077    10,284    11,308     6,604
Intermediate feedstocks........................    1,489     1,496     1,573       990
Refining and manufacturing costs...............    1,242     1,113     1,058       959
Other operating costs and expenses and
  inventory changes............................      314       944       647       371
                                                 -------   -------   -------   -------
     Total cost of sales and operating
       expenses................................  $19,220   $18,735   $21,370   $12,804
                                                 =======   =======   =======   =======

     Light Fuels. Gasoline sales accounted for 61% of our refined product sales in 2002, 58% in 2001, 56% in 2000 and 58% in 1999. We market CITGO branded gasoline through approximately 13,000 independently owned and operated CITGO branded retail outlets (including more than 11,000 branded retail outlets owned and operated by approximately 800 independent marketers and more than 2,000 7-Eleven(TM) convenience stores) located throughout the United States, primarily east of the Rocky Mountains. See "-- Crude Oil and Refined Product
Purchases -- Refined Product Purchases."

     Our strategy is to enhance the value of the CITGO brand by delivering quality products and services to the consumer through a large network of independently owned and operated CITGO branded retail locations. This enhancement is accomplished through a commitment to quality, dependability and excellent customer service to our independent marketers, which constitute our primary distribution channel.

     Sales to independent branded marketers typically are made under contracts that range from three to seven years. Sales to 7-Eleven(TM) convenience stores are made under a contract that extends through the year 2006. Under this contract, we arrange all transportation and delivery of motor fuels and handle all product ordering. We also act as processing agent for the purpose of facilitating and implementing orders and purchases from third-party suppliers. We receive a processing fee for such services.

     We market jet fuel directly to airline customers at airports, in major hub cities, including Atlanta, Chicago, Dallas/Fort Worth, New York and Miami.

     Our delivery of light fuels to our customers is accomplished in part through 55 refined product terminals located throughout our primary market territory. Of these terminals, 44 are wholly-owned by us and 11 are jointly owned. Twelve of our product terminals have waterborne docking facilities, which greatly enhance the flexibility of our logistical system. In addition, we operate and deliver refined products from seven terminals owned by PDVMR in the Midwest. Refined product terminals owned or operated by us provide a total storage capacity of approximately 22 million barrels. Also, we have active exchange relationships with over 300 other refined product terminals, providing flexibility and timely response capability to meet distribution needs.

     Petrochemicals and Industrial Products. We sell petrochemicals in bulk to a variety of U.S. manufacturers as raw material for finished goods. The majority of our cumene production is sold to a joint venture phenol production plant in which we are a limited partner. The phenol plant produces phenol and acetone for sale primarily to the principal partner in the phenol plant for the production of plastics. Sulphur is sold to the U.S. and international fertilizer industries; cycle oils are sold for feedstock processing and blending; natural gas liquids are sold to the U.S. fuel and petrochemical industry; petroleum coke is sold primarily in international markets, through a joint venture, for use as kiln and boiler fuel; and residual fuel blendstocks are sold to a variety of fuel oil blenders.

     Asphalt. Our asphalt is generally marketed to independent paving contractors on the East and Gulf Coasts and in the Midwest of the United States for use in the construction and resurfacing of roadways. We deliver asphalt through three wholly-owned terminals and twenty-three leased terminals. Demand for asphalt peaks in the summer months.

     Lubricants and Waxes. We market many different types, grades and container sizes of lubricants and wax products, with the bulk of sales consisting of automotive oil and lubricants and industrial lubricants. Other major lubricant products include 2-cycle engine oil and automatic transmission fluid.

INTERNATIONAL OPERATIONS

     We, through our wholly-owned subsidiary, CILA, are introducing the PDVSA and CITGO brands into various Latin American markets which will include wholesale and retail sales of lubricants, gasoline and distillates. Initial operations are underway in Puerto Rico, Ecuador, Brazil, Chile and Guatemala. We recently began a light oils marketing joint venture in the Dominican Republic. We are also seeking to sell lubricants, gasoline and distillates in various Latin American markets.

PIPELINE OPERATIONS

     We own and operate a crude oil pipeline and three products pipeline systems. We also have equity interests in three crude oil pipeline companies and five refined product pipeline companies. Our pipeline interests provide us with access to substantial refinery feedstocks and reliable transportation to refined product markets, as well as cash flows from dividends. One of the refined product pipelines in which we have an interest, Colonial Pipeline, is the largest refined product pipeline in the United States, transporting refined products from the Gulf Coast to the mid-Atlantic and eastern seaboard states.

EMPLOYEES

     We and our subsidiaries have a total of approximately 4,300 employees, approximately 1,600 of whom are covered by union contracts. Most of the union employees are employed in refining operations. The remaining union employees are located primarily at a lubricant plant and various refined product terminals.

ENVIRONMENT AND SAFETY

  ENVIRONMENT

     The U.S. refining industry is required to comply with increasingly stringent product specifications under the 1990 Clean Air Act Amendments for reformulated gasoline and low sulphur gasoline and diesel fuel that have necessitated additional capital and operating expenditures, and altered significantly the U.S. refining industry and the return realized on refinery investments. Also, regulatory interpretations by the U.S. EPA regarding "modifications" to refinery equipment under the New Source Review ("NSR") provisions of the Clean Air Act have created uncertainty about the extent to which additional capital and operating expenditures will be required and administrative penalties imposed.

     In addition, we are subject to various other federal, state and local environmental laws and regulations that may require us to take additional compliance actions and also actions to remediate the effects on the environment of prior disposal or release of petroleum, hazardous substances and other waste and/or pay for natural resource damages. Maintaining compliance with environmental laws and regulations could require significant capital expenditures and additional operating costs. Also, numerous other factors affect our plans with respect to environmental compliance and related expenditures. See "Forward Looking Statements."

     Our accounting policy establishes environmental reserves as probable site restoration and remediation obligations become reasonably capable of estimation. We believe the amounts provided in our consolidated financial statements, as prescribed by generally accepted accounting principles, are adequate in light of probable and estimable liabilities and obligations. However, we cannot assure that the actual amounts required to discharge alleged liabilities and obligations and to comply with applicable laws and regulations will not exceed amounts provided for or will not have a material adverse affect on our consolidated results of operations, financial condition and cash flows.

     In 1992, we reached an agreement with the Louisiana Department of Environmental Quality (the "Louisiana Department"), to cease usage of certain surface impoundments at our Lake Charles refinery by 1994. A mutually acceptable closure plan was filed with the state in 1993. We and the former owner of the refinery are participating in the closure and sharing the related costs based on estimated contributions of waste and ownership periods. The remediation commenced in December 1993. In 1997, we presented a proposal to a state agency revising the 1993 closure plan. In 1998 and 2000, we submitted further revisions as requested by the Louisiana Department. The Louisiana Department issued an administrative order in June 2002 that addressed the requirements and schedule for proceeding to develop and implement the corrective action or closure plan for these surface impoundments and related waste units. Compliance with the terms of the administrative order has begun.

     The Texas Commission on Environmental Quality conducted a multi-media investigation of the Corpus Christi refinery during the second quarter of 2002 and has issued a notice of enforcement to us identifying approximately 35 items of alleged violations of Texas environmental regulations. We anticipate that penalties will be proposed with respect to these matters, but no amounts have yet been specified.

     In June 1999, we and numerous other industrial companies received notice from the U.S. EPA that the U.S. EPA believes that we and these other companies have contributed to contamination in the Calcasieu Estuary, in the proximity of Lake Charles, Calcasieu Parish, Louisiana and are potentially responsible parties ("PRPs") under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"). The U.S. EPA made a demand for payment of its past investigation costs from us and other PRPs and is conducting a remedial investigation/feasibility study, or RI/FS, under its CERCLA authority. We and other PRPs may be potentially responsible for the costs of the RI/FS, subsequent remedial actions and natural resource damages. We disagree with the U.S. EPA's allegations and intend to contest this matter.

     In January and July 2001, we received notices of violation ("NOVs") from the U.S. EPA alleging violations of the Clean Air Act. The NOVs are an outgrowth of an industry-wide and multi-industry U.S. EPA enforcement initiative alleging that many refineries and electric utilities modified air emission sources without obtaining permits or installing new control equipment under the NSR provisions of the Clean Air Act. The NOVs followed inspections and formal information requests regarding our Lake Charles, Louisiana, Corpus Christi, Texas and Lemont, Illinois refineries. Since mid-2002, we have been engaged in global settlement negotiations with the United States. The settlement negotiations have focused on different levels of air pollutant emission reductions and the merits of various types of control equipment to achieve those reductions. No settlement agreement, or agreement in principle, has been reached. Based primarily on the costs of control equipment reported by the United States and other petroleum companies and the types and number of emission control devices that have been agreed to in previous petroleum companies' NSR settlement, with the United States, we estimate that the capital costs of a settlement with the United States could range from $130 to $200 million. Any such capital costs would be incurred over a period of years, anticipated to be from 2003 to 2008. Also, this cost estimate range, while based on current information and judgment, is dependent on a number of subjective factors, including the types of control devices installed, the emission limitations set for the units, the year the technology may be installed, and possible future operational changes. We also may be subject to possible penalties. If settlement discussions fail, we are prepared to contest the NOVs. If we are found to have violated the provisions cited in the NOVs, we estimate the capital expenditures and penalties that might result could range up to $290 million, to be incurred over a period of years.

     In June 1999, a NOV was issued by the U.S. EPA alleging violations of the National Emission Standards for Hazardous Air Pollutants ("NESHAPS") regulations covering benzene emissions from wastewater treatment operations at our Lemont, Illinois refinery. We are in settlement discussions with the U.S. EPA. We believe this matter will be consolidated with the matters described in the previous paragraph.

     In June 2002, a Consolidated Compliance Order and Notice of Potential Penalty was issued by the Louisiana Department alleging various violations of the Louisiana air quality regulations at the Lake Charles, Louisiana refinery. We are in settlement discussions with the Louisiana Department.

     Various regulatory authorities have the right to conduct, and from time to time do conduct, environmental compliance audits of our and our subsidiaries' facilities and operations. Those audits have the potential to reveal matters that those authorities believe represent non-compliance in one or more respects with regulatory requirements and for which those authorities may seek corrective actions and/or penalties in an administrative or judicial proceeding. Based upon current information, we are not aware that any such audits or their findings have resulted in the filing of such a proceeding or is the subject of a threatened filing with respect to such a proceeding, nor do we believe that any such audit or their findings will have a material adverse effect on our future business and operating results, except for events otherwise described in this offering circular.

     Conditions which require additional expenditures may exist with respect to our various sites including, but not limited to, our operating refinery complexes, former refinery sites, service stations and crude oil and petroleum product storage terminals. Based on currently available information, we cannot determine the amount of any such future expenditures.

     Increasingly stringent environmental regulatory provisions and obligations periodically require additional capital expenditures. During 2001, we spent approximately $34 million for environmental and regulatory capital improvements in our operations. Management currently estimates that we will spend approximately $1.2 billion for environmental and regulatory capital projects over the five-year period 2002-2006, which includes capital expenditures relating to the Lemont refinery of approximately $278 million. These estimates may vary due to a variety of factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Forward Looking Statements."

  SAFETY

     Due to the nature of petroleum refining and distribution, we are subject to stringent federal and state occupational health and safety laws and regulations. We maintain comprehensive safety, training and maintenance programs.

LEGAL PROCEEDINGS

     Various lawsuits and claims arising in the ordinary course of business are pending against us. If known lawsuits and claims were to be determined in a manner adverse to us, and in amounts greater than our accruals, then such determinations could have a material adverse effect on our results of operations. The most significant lawsuits and claims are discussed below.

     A class action lawsuit against us brought by four former marketers of the UNO-VEN Company ("UNO-VEN") in U.S. District Court in Wisconsin against UNO-VEN alleging improper termination of the UNO-VEN Marketer Sales Agreement under the Petroleum Marketing Practices Act in connection with PDVMR's 1997 acquisition of Unocal's interest in UNO-VEN has resulted in the judge granting our motion for summary judgment. The plaintiffs are appealing the summary judgment. PDVMR and its parent, VPHI, jointly and severally, have agreed to indemnify UNO-VEN and certain other related entities against certain liabilities and claims, including this matter.

     A lawsuit is pending against PDVMR and CITGO in Illinois state court which claims damages as a result of PDVMR invoicing a partnership in which it is a partner, and an affiliate of the other partner of the partnership, allegedly excessive charges for electricity utilized by these entities' facilities located adjacent to the Lemont, Illinois refinery. We believe we will be able to resolve these claims for a non-material amount. The electricity supplier to the refinery is seeking recovery from us of alleged underpayments for electricity. We have denied all allegations and are pursuing our defenses.

     In May 1997, a fire occurred at our Corpus Christi refinery. Approximately seventeen related lawsuits were filed in federal and state courts in Corpus Christi, Texas against us on behalf of approximately 9,000 individuals alleging property damages, personal injury and punitive damages. In September 2002, we reached an agreement to settle substantially all of the claims related to this incident for an amount that will not have a material financial impact on us.

     Litigation is pending in federal court in Lake Charles, Louisiana against us by a number of current and former refinery employees and applicants asserting claims of racial discrimination in connection with our employment practices. A trial involving two plaintiffs resulted in verdicts for us. The court granted us summary judgment with respect to another group of claims; these rulings have been affirmed by the Fifth Circuit Court of Appeals. Trials of the remaining cases are set to begin in December 2003. We do not expect that the ultimate resolution of these cases will have an adverse material effect on our financial condition or results of operations.

     We are one of several refinery defendants to state and federal lawsuits in New York and a state action in Illinois alleging contamination of water supplies by methyl tertiary butyl ether ("MTBE"), a component of gasoline. Plaintiffs claim that MTBE is a defective product and that refiners failed to adequately warn customers and the public about risks associated with the use of MTBE in gasoline. These actions allege that MTBE poses public health risks and seek testing, damages and remediation of the alleged contamination. The plaintiffs filed putative class action lawsuits in federal courts in Illinois, California, Florida and New York. We were named as a defendant in all but the California case. The federal cases were all consolidated in a Multidistrict Litigation case in the United States District Court for the Southern District of New York ("MDL 1358"). In July 2002, the court in the MDL case denied plaintiff's motion for class certification. In August 2002, a New York state court judge handling two separate but related individual MTBE lawsuits dismissed the plaintiffs' product liability claims, leaving only traditional nuisance and trespass claims for leakage from underground storage tanks at gasoline stations near plaintiffs' water wells. The judge in the Illinois state court action is expected to hear plaintiffs' motion for class certification in that case sometime within the next year.

     In August 1999, the U.S. Department of Commerce rejected a petition filed by a group of independent oil producers, including us, to apply antidumping measures and countervailing duties against imports of crude oil from Venezuela, Iraq, Mexico and Saudi Arabia. The petitioners appealed this decision before the U.S. Court of International Trade based in New York, where the matter is still pending. On September 19, 2000, the Court of International Trade remanded the case to the Department of Commerce with instructions to reconsider its August 1999 decision. The Department of Commerce was required to make a revised decision as to whether or not to initiate an investigation within 60 days. The Department of Commerce appealed to the U.S. Court of Appeals for the Federal Circuit, which dismissed the appeal as premature on July 31, 2001. The Department of Commerce issued its revised decision, which again rejected the petition, in August 2001. The revised decision is awaiting review by the Court of International Trade.

     Approximately 206 lawsuits are currently pending in state and federal courts, primarily in Louisiana, Texas, and Illinois, in which we are a named defendant or have potential liability to share in the cost of settlement or judgment arising from asbestos related illness. The cases were brought by former employees and contractor employees seeking damages for asbestos related illnesses allegedly resulting from exposure at refineries owned or operated by us in Lake Charles, Louisiana, Corpus Christi, Texas and Lemont, Illinois. In many of these cases, there are multiple defendants. In some cases, we are indemnified by or have the right to seek indemnification for losses and expenses that we may incur from prior owners of the refineries or employers of the claimants. We do not believe that the resolution of the cases will have an adverse material effect on our financial condition or results of operations.

                                   MANAGEMENT

     The following table sets forth the names and titles of our board of directors and executive officers as of February 2003.

NAME                                                POSITION
----                                                --------
Oswaldo Contreras Maza..   President, Chief Executive Officer and Director
W.A. DeVore.............   Senior Vice President, Marketing and Lubricants
Eddie Humphrey..........   Senior Vice President, Finance & Administration and Chief
                           Financial Officer
Adolph Lechtenberger....   Senior Vice President, Refining and Petrochemicals
Jerry Thompson..........   Senior Vice President, Supply and Distribution
Peer L. Anderson........   Vice President and General Counsel
Bob Funk................   Vice President, Corporate Planning & Economics
Bob Kostelnik...........   Vice President, Health, Safety, Security of Assets and
                           Environmental Protection
W. James McCarthy.......   Vice President, Government and Public Affairs
Al Prebula..............   Vice President, Lake Charles Manufacturing Complex
Mark Smith..............   Vice President and General Manager, Lemont Refinery
Russ Willmon............   Vice President and General Manager, Corpus Christi
                           Refinery
Aires Barreto...........   Chairman, Board of Directors
Eudomario Carruyo.......   Director
Luis Davila.............   Director
Ivan Hernandez..........   Director
William Padron..........   Director
Alfredo Riera...........   Director

OUR EXECUTIVE OFFICERS

  OSWALDO CONTRERAS MAZA
  PRESIDENT AND CHIEF EXECUTIVE OFFICER OF CITGO PETROLEUM CORPORATION

     Oswaldo Contreras joined CITGO in October 2000 as President and CEO. He is a Brigadier General in the Venezuelan army and graduated from the Venezuelan Military Academy in 1976 with a bachelors degree in military sciences and arts. In 1983, he graduated with a nuclear engineering degree from the University of Michigan. In 1992, he completed the Venezuelan Army's Command and General Staff Course. He went on to advanced studies in global planning at the Venezuelan Planning Institute (IVEPLAN), and, in 1998, he attended the United States Army War College in Pennsylvania.

     In his army career, he served as UN Military Observer, commander of an engineering battalion, Army Budget Director, Defense Budget Director and Army Information Technology Director. In February 1999, he was appointed Vice President of PDVSA with responsibility for human resources and shared services in Caracas. He recently headed the executive committee of the second Summit of Sovereigns, Heads of State and Government of the OPEC member countries.

     Contreras serves on the Board of Directors of INTESA (an information technology consulting service for Latin American organizations), Venezuelan American Association of the United States, Tulsa Area United Way and the Indian Nations Council of Boy Scouts of America. He is a trustee of The Philbrook Museum of Art and a vice president of the Muscular Dystrophy Association, of which CITGO is a national sponsor.

  W.A. DEVORE
  SENIOR VICE PRESIDENT, MARKETING AND LUBRICANTS

     W.A. DeVore joined CITGO Petroleum in November 1997 as Senior Vice President, Marketing. His responsibilities include the domestic and international marketing and sales of light oils and lubricants, and terminal operations. He is a graduate of West Texas A&M University with a bachelor of science in chemistry. DeVore had 30 years experience in the petroleum industry prior to joining CITGO. Previously, he served as Marketing Vice President of The UNO-VEN Company from 1995 to 1997. Prior to that, he held positions in marketing and chemicals general management at Phillips Petroleum Company. He began his career in the petroleum industry with Phillips Petroleum in 1967.

  EDDIE HUMPHREY
  SENIOR VICE PRESIDENT FINANCE & ADMINISTRATION AND CHIEF FINANCIAL OFFICER

     Eddie Humphrey joined CITGO in 1978. He is responsible for the Corporate Controllers group, Bank Operations, Treasurers group, Insurance and Risk, Budgets and Performance Analysis, Tax and Administrative Services. Humphrey previously served as the Company's Treasurer and Corporate Controller. Prior to joining CITGO, Humphrey received his bachelors degree in Finance from Oklahoma State University and holds a masters of business administration from the University of Tulsa.

  ADOLPH LECHTENBERGER
  SENIOR VICE PRESIDENT, REFINING AND PETROCHEMICALS

     Adolph Lechtenberger joined CITGO in 1991 with the integration of the Champlin organization. His current responsibilities include the Lake Charles Manufacturing Complex, the Corpus Christi Refinery, the Lemont Refinery, the Petrochemicals business unit, as well as CITGO's interest in the Lyondell-CITGO joint venture in Houston. Lechtenberger is a graduate of the University of Arkansas with a bachelor of science in chemical engineering and holds a master of science in chemical engineering from the University of Colorado.

     He previously served as Vice President, Lake Charles Manufacturing Complex. He joined Champlin as Operations Manager in 1990 and was named General Manager Refining in 1991. Prior to joining Champlin, Lechtenberger was employed by Exxon Company, USA for 19 years. During his 19-year career with Exxon Company, USA, he held positions in the Benicia Refinery, Colony Shale Project, Carter Mining Company, Exxon Refining Headquarters, Billings Refinery and the Baton Rouge Refinery.

  JERRY THOMPSON
  SENIOR VICE PRESIDENT, SUPPLY AND DISTRIBUTION

     Jerry Thompson joined CITGO in 1971. As Senior Vice President of Supply and Distribution he is responsible for the supply, trading and distribution of all crude, intermediate feedstocks and refined products for the Light Oils, Lubes and Petrochemicals business units. In addition, Thompson is responsible for the Information Technology and Health, Safety, Security of Assets and Environmental Protection departments. He also chairs the Short Term Operating Committee. He is a graduate of Colorado School of Mines with a degree in chemical and petroleum refining engineering. He began his career at the Lake Charles, Louisiana, refinery as a process engineer and advanced through several technical and operations supervisory and management positions.

     Thompson became Vice President of Refining for CITGO in 1987, Vice President of Corporate Planning & Economics in 1994, Vice President Supply and Logistics in 1995, Vice President, Development & Technological Excellence in 1998, and in 1999 was named a Senior Vice President.

  PEER L. ANDERSON
  VICE PRESIDENT AND GENERAL COUNSEL

     Peer L. Anderson joined CITGO in his present capacity in September 1986. His current responsibilities include the legal department, and he serves as Corporate Secretary for CITGO's Board of Directors. He holds a bachelor of arts degree and a juris doctorate from the University of Oklahoma and a master of laws degree from George Washington University.

     He previously served as Director, Corporate Legal Services for Reading & Bates Corporation from 1977 to 1986, as an attorney with Cities Service Company from 1973 to 1977 and with the U.S. Army Judge Advocate General's Corps from 1969 to 1973.

  BOB FUNK
  VICE PRESIDENT, CORPORATE PLANNING & ECONOMICS

     Bob Funk joined CITGO in 1968. He is responsible for all budgeting and planning activities for the company including preparation of annual operating and capital budgets, the Long Range Plan and Corporate Performance Measures. He currently serves as Management Committee Chairman of the Nelson Industrial Steam Co., an electricity and steam cogeneration plant at Westlake, Louisiana. He holds a bachelor of science degree in chemical engineering from the University of Kansas.

     Funk has served in various staff and technical positions at the Lake Charles Manufacturing Complex and the Tulsa headquarters. Since the formation of CITGO Petroleum Corporation in 1983, he has served as General Manager Lube Operations, General Manager Facilities Planning and General Manager Business Planning and Economics.

  BOB KOSTELNIK
  VICE PRESIDENT, HEALTH, SAFETY, SECURITY OF ASSETS AND ENVIRONMENTAL
  PROTECTION

     Bob Kostelnik, joined CITGO in 1992. As CITGO's Vice President, Health, Safety, Security of Assets and Environmental Protection, he is responsible for overseeing CITGO's health and safety activities as well as asset security and environmental protection. Prior to being named to his current position, Kostelnik was Vice President and General Manager of CITGO's Corpus Christi refinery. He is a graduate of the University of Missouri at Rolla with a bachelor of science in mechanical engineering.

     He has served as General Manager Operations at the Lake Charles Manufacturing Complex, with operations and maintenance responsibility for the Lake Charles Refinery and the CITGO lubricants and wax plant. He has ten years of service at CITGO and a total of 30 years in the refining industry.

  W. JAMES MCCARTHY
  VICE PRESIDENT, GOVERNMENT & PUBLIC AFFAIRS

     Jim McCarthy joined CITGO in 1979 as a member of the Cities Service Legal Department. As CITGO's Vice President, Government & Public Affairs, his responsibilities include establishing and communicating CITGO's position on various state and federal political issues, managing all internal and external communications, media relations, and community relations as well as CITGO's shareholder relations. In addition, he is CITGO's spokesperson when dealing with the media during an emergency.

     Prior to his current assignment, he was General Manager of the Safety, Health and Environmental Department. McCarthy graduated with honors from the University of Oklahoma with a bachelor of science in chemistry, and he holds a juris doctorate from the University of Michigan.

  AL PREBULA
  VICE PRESIDENT, LAKE CHARLES MANUFACTURING COMPLEX

     Al Prebula joined CITGO in 1992 as General Manager Technical Services at the Corpus Christi Refinery. He was named Vice President Corpus Christi Refinery in March of 1996 and continued in that position until 1999, when he was named Vice President of the Lake Charles Manufacturing Complex.

     He was previously employed with Exxon Company, USA for 24 years where he held various management positions, including Bayonne, N.J., Plant Manager. Prebula holds a bachelor of science degree in mechanical engineering from the University of Maryland and a master's of business administration degree from Rutgers University.

  MARK SMITH
  VICE PRESIDENT AND GENERAL MANAGER, LEMONT REFINERY

     Mark Smith joined CITGO as an engineer at the Lake Charles Manufacturing Complex in 1981. He is a graduate of Penn State University, with a bachelor of science in chemical engineering.

     His career with CITGO has included engineering and managerial assignments at the Tulsa headquarters, the Corpus Christi Refinery and the Lake Charles Manufacturing Complex. Prior to assuming his current position, he was General Manager Operations at the Lake Charles Manufacturing Complex.

  RUSS WILLMON
  VICE PRESIDENT AND GENERAL MANAGER, CORPUS CHRISTI REFINERY

     Russ Willmon joined CITGO in January 2001 as General Manager of Engineering and Technical Services at the Lake Charles Manufacturing Complex. He was named Vice President and General Manager Corpus Christi Refinery in September 2002. He is a graduate of Cornell University with a degree in chemical engineering.

     Prior to joining CITGO, Willmon worked for Exxon from 1970 through 2000 in several operations, technical and staff positions. He has extensive experience in refineries in Baytown, Texas, Billings, Montana, and Linden, New Jersey. He also worked at Exxon's headquarter in Houston and Exxon-Mobil's headquarters in Fairfax, Virginia.

OUR BOARD OF DIRECTORS

  AIRES BARRETO

     Aires Barreto, Chairman of CITGO's Board of Directors, received a masters degree in hydrocarbons economics and administration from Loughborough University, England in 1968. Barreto is a chemical engineer who graduated from the Instituto Quimico Sarria, Spain in 1968 and received a bachelors degree in chemistry from the University of Bombay, India in 1963. He joined Compania Shell de Venezuela in 1974, where he held several technical and supervisory positions, mainly at the Cardon refinery.

     Barreto has served in various positions with PDVSA including Refining Planning Manager at the Maraven refinery, Manufacturing Manager at the Cardon refinery, Planning Manager of Intevep, General Manager Refining, Petrochemicals, and Technology of Intevep, Manufacture Planning Manager, Corporate Topics Manager, Director of Pequiven and PDVSA Vice President.

  EUDOMARIO CARRUYO

     Eudomario Carruyo received a bachelor's degree in public accounting from Universidad del Zulia in 1972. Carruyo has 36 years of experience in the Venezuelan oil industry and is currently serving as PDVSA's Comisario, a position appointed by the Ministry of Energy and Mines. He also served as Assistant Comisario in 2000 and 2001.

     Previously, Carruyo worked at Palmaven for six years and last served as a board member. He was also a member of the boards of several Palmaven joint ventures and held several other positions in the company. Before Palmaven, Carruyo worked for Corpoven, another PDVSA affiliate, having held several high-level managerial positions, including Corporate Treasurer, Corporate Comptroller, Corporate Budget and Economic Evaluations Manager, Corporate Manager of Accounting, Finance Manager, and Cost Manager.

  LUIS DAVILA

     Luis Davila is Executive Director of Corporate Finance for PDVSA. In addition to his service on CITGO's Board of Directors, he is also a member of the board for several other PDVSA international affiliates. He holds a bachelors degree in political science and administration from the Central University of Venezuela and two masters degrees from American University in Washington D.C., one in financial sciences and the other in management of state enterprises.

     Davila joined Petroleos de Venezuela in 1982 and has held several financial supervisory and managerial positions. He has also served as Principal Director and Vice President of PDVSA Finance and Director of Interven, Deltaven, Propernyn NV, PDV Insurance Company and Proesca.

  IVAN HERNANDEZ

     Ivan Hernandez started his oil industry career with Creole Petroleum Corporation in 1957 and held several technical and supervisory positions in the Amuay refinery. In 1976, Hernandez was assigned to the Benicia refinery in California. He returned to Amuay a year later to manage the specialties and crude oil logistics departments. In 1980, he joined the team in charge of carrying out Amuay's deep conversion upgrade project.

     Seven years later, he was assigned to the refining department of Champlin Petroleum in Texas. Hernandez returned to Venezuela and was appointed Deputy Manager of the Amuay refinery in 1992 and General Manager in 1994. After the integration of the Amuay and Cardon refineries in 1997, Hernandez became the first General Manager of the Paraguana refining center, the largest refining complex in the world.

  WILLIAM PADRON

     William Padron is a chemical engineer with a degree from Villanova University in Pennsylvania. He began his career at PDVSA in 1979 as a Process Engineer at the Amuay refinery. He held various technical, supervisory and management positions there, including Terminal Manager and Operations Planning Coordinator.

     After transferring from the Amuay refinery in 1988, Padron held various positions at PDVSA affiliates, PDVSA's Corporate Center and PDVSA's Office of the President, including assignments in human resources, supply, finance, strategic and corporate planning, and corporate topics. Since 2001, Padron has served as Deputy General Manager of Operadora Cerro Negro, S.A., in charge of PDVSA and other joint venture participants' assets used for the production and upgrading of Venezuelan extra heavy crude oil from the Orinoco tar belt.

  ALFREDO RIERA

     Alfredo Riera graduated from the University of Tulsa with a degree in mechanical engineering. He also holds a masters in business administration from Carabobo University in Venezuela and has attended management courses at Harvard and the University of Georgia. He has more than 30 years of experience in the oil industry, having started his career at Mobil. Since 1984, he has held a number of administrative and managerial positions in the petrochemical industry in strategic planning, new project development, operations management, technical maintenance, and implementation planning.

     From 1990 to 1999 he was Manager of the Fertilizers Business Unit, and in 1987 and 1998 he held leadership positions in several mixed-capital firms affiliated with Pequiven. In 2000, he was advisor to the PDVSA President. At the same time, he was assigned to the Production and Trade Ministry as General Director for Planning and Trade, coordinating PDVSA's projects pertaining to domestic and international markets. In February 2001, he was appointed Managing Director of Bitor, a PDVSA affiliate.

  OSWALDO CONTRERAS MAZA

     In addition to serving as President and CEO of CITGO, Oswaldo Contreras serves on the CITGO Board of Directors and is responsible for setting CITGO's course toward achieving our vision: "To be the World's Benchmark Energy Corporation."

                           RELATED PARTY TRANSACTIONS

PDVSA LONG-TERM SUPPLY AGREEMENTS

     We purchase approximately one-half of the crude oil processed in our refineries from subsidiaries of PDVSA under long-term supply agreements. Copies of these agreements are filed as exhibits to reports that we file with the SEC. See "Where You Can Find More Information." These supply agreements extend through the year 2006 for the Lake Charles refinery, 2010 for the Paulsboro refinery, 2012 for the Corpus Christi refinery and 2013 for the Savannah refinery. We purchased $3.0 billion, $3.2 billion and $1.7 billion of crude oil, feedstocks and other products from wholly owned subsidiaries of PDVSA in 2001, 2000, and 1999, respectively, under these and other purchase agreements.

     Like most sales agreements, each of these four long-term crude oil supply contracts with PDVSA contains a provision which relieves the adversely affected party from performing or fully performing under the contract because of a force majeure event, such as an Act of God, an event reasonably beyond the control of a party or a governmental order, directive, law, or regulation. During the last few years, PDVSA has on numerous occasions been obligated to curtail production following an order of the Venezuelan government, issued in response to an OPEC decision to reduce production, and has invoked the force majeure provision under these four long-term crude oil supply contracts and with its other customers. As a consequence, for extended periods of time we have received reduced deliveries of crude oil from PDVSA.

     PDVSA has invoked the force majeure provisions under the contracts at certain points during each of 1999, 2000, 2001 and 2002 for varying periods of time and for a variety of reasons. As a result of these declarations of force majeure, we were required to obtain crude oil from alternative sources, which resulted in increased volatility in our operating margins.

     In connection with the long-term crude supply agreements for our two Gulf Coast refineries, both PDVSA and we have typical termination rights for mutual termination, material default, failure to pay, and bankruptcy. However, both long-term crude supply agreements can be terminated by either party if PDVSA is no longer an owner of us. Further, if PDVSA were to fail to deliver to us the base volumes under these long-term crude supply agreements and such failure to deliver were not excused by force majeure, PDVSA would be required to pay an amount to us for such shortfall volume at the Lake Charles refinery equal to the shortfall volume multiplied by the applicable volume charge (the deemed gross margin which is adjusted by inflation) and at the Corpus Christi refinery equal to the shortfall volume multiplied by the applicable volume charge and the applicable fixed costs. In addition the supply from PDVSA for our two Gulf Coast refineries under certain circumstances is ensured by supplemental crude supply agreements. These agreements obligate PDVSA to supply to us the base volumes from non-Venezuelan sources if PDVSA has failed to supply such base volume, PDVSA is not excused under the supply agreements, or the failure is the result of a governmental act, regulation, law, or restraint imposed by the Bolivarian Republic of Venezuela that is not (1) a general embargo prohibiting exports to all purchasers in the United States, rather than to us alone or as part of a limited group, or (2) a health, police, military, judicial, or regulatory measure of general applicability that temporarily impedes the production or export of crude oil in Venezuela. The supplemental agreements also contain force majeure provisions which excuse the performance by either party of obligations under the supplemental agreement under certain circumstances. The supplemental crude supply agreements are governed by New York law, and PDVSA has subjected itself to the jurisdiction of the state and federal courts in Manhattan.

     During the second half of 1999 and throughout 2000 and 2001, PDVSA did not deliver naphtha pursuant to certain contracts and has made or will make contractually specified payments in lieu thereof.

     The crude oil supply contracts incorporate formula prices based on the market value of a number of refined products deemed to be produced from each particular crude oil, less

     - certain deemed refining costs adjustable for inflation;

     - certain actual costs, including transportation charges, natural gas and electricity and import duties and taxes; and

     - a deemed margin, which varies according to the grade of crude oil.

     At December 31, 2001 and 2000, $185 million and $251 million, respectively, were included in payables to affiliates as a result of these transactions.

     Most of the crude oil and feedstocks purchased by us from PDVSA are delivered on tankers owned by PDV Marina, S.A., a wholly-owned subsidiary of PDVSA. In 2001, 70% of the PDVSA contract crude oil delivered to the Lake Charles and Corpus Christi refineries was delivered on tankers operated by this PDVSA subsidiary.

PDVMR CRUDE OIL CONTRACT

     Our wholly owned, indirect subsidiary PDVMR is party to a Contract for Purchase and Sale of Crude Oil date April 23, 1997, with Maraven S.A. ("Maraven"), a corporation organized and existing, at the date of the contract, under the laws of the Bolivarian Republic of Venezuela and a subsidiary of PDVSA's at the time. In accordance with the contract, Maraven (or its successor) is obligated to provide a base volume of up to 100,000 barrels per day of Venezuelan crude. The Venezuelan crude is priced in accordance with a formula based upon posted crude prices less a quality differential. Maraven (or its successor), we and PDVMR can change the amount and type of crude supplied. The term of the agreement is 60 months with renewal periods of 12 months. PDVMR purchased approximately 10 MBPD, 13 MBPD and 31 MBPD under this contract in 2001, 2000 and 1999, respectively.

     PDVMR sells certain refinery by-products and utilities to The Needle Coker Company ("Needle"), an affiliate, and buys back hydrogen, naphtha and steam. Sales to Needle were approximately $10 million, $11 million and $9 million in 2001, 2000 and 1999, respectively. Purchases from Needle were approximately $8 million, $9 million and $6 million in 2001, 2000 and 1999, respectively.

OTHER PURCHASE AND SALE ARRANGEMENTS WITH AFFILIATES

     We also purchase refined products from various other affiliates including LYONDELL-CITGO, HOVENSA and Chalmette, under long-term contracts. These agreements incorporate various formula prices based on published market prices and other factors. Such purchases totaled $3.4 billion, $5.3 billion, and $3.1 billion for 2001, 2000, and 1999, respectively. At December 31, 2001 and 2000, $73 million and $195 million, respectively, were included in payables to affiliates as a result of these transactions.

     LYONDELL-CITGO owns and operates a 265 MBPD refinery in Houston, Texas. LYONDELL-CITGO was formed in 1993 by subsidiaries of us and Lyondell. The heavy crude oil processed by the Houston refinery is supplied by PDVSA under a long-term crude oil supply agreement through the year 2017. Under this agreement, LYONDELL-CITGO purchased approximately $1.5 billion of crude oil and feedstocks at market related prices from PDVSA in 2001. We purchase substantially all of the gasoline, diesel and jet fuel produced at the Houston refinery under a long-term contract. Various disputes exist between LYONDELL-CITGO and the partners and their affiliates concerning the interpretation of these and other agreements between the parties relating to the operation of the refinery.

     Our participation interest in LYONDELL-CITGO was approximately 41% at December 31, 2001, in accordance with agreements between us and Lyondell concerning such interest. We held notes receivable from LYONDELL-CITGO of $35 million at December 31, 2001. The notes bear interest at market rates which were approximately 2.2% at December 31, 2001, and are due July 1, 2003.

     On May 1, 1997, PDV America and Unocal closed a transaction relating to The UNO-VEN Company. The transaction transferred certain assets and liabilities to PDVMR, a subsidiary of PDV America, in liquidation of PDV America's 50% ownership interest in UNO-VEN. The assets include a refinery in Lemont, Illinois, as well as product distribution terminals located in the Midwest. We operate these facilities and purchase the products produced at the refinery. A portion of the crude oil processed by PDVMR is supplied by PDVSA under a long-term crude supply contract. On January 1, 2002, PDV America, our parent company, made a contribution to our capital of all of the common stock of PDV America's wholly owned subsidiary, VPHI, the direct parent of PDVMR.

     In October 1998 an affiliate of PDVSA acquired a 50% equity interest in HOVENSA and has the right under a product sales agreement to assign periodically to us, or other related parties, its option to purchase 50% of the refined products produced by HOVENSA (less a certain portion of such products that HOVENSA will market directly in the local and Caribbean markets). In addition, under the product sales agreement, the PDVSA affiliate has appointed us as its agent in designating which of its affiliates shall from time to time take deliveries of the refined products available to it. The product sales agreement will be in effect for the life of the joint venture, subject to termination events based on default or mutual agreement. Pursuant to the above arrangement, we acquired approximately 106 MBPD of refined products from the refinery during 2001, approximately one-half of which was gasoline.

     We had refined product, feedstock, and other product sales to affiliates, primarily at market-related prices, of $248 million, $205 million, and $187 million in 2001, 2000, and 1999, respectively. At December 31, 2001 and 2000, $64 million and $38 million, respectively, was included in due from affiliates as a result of these and related transactions.

OTHER INTERCOMPANY AGREEMENTS

     Under a separate guarantee of rent agreement, PDVSA has guaranteed payment of rent, stipulated loss value and terminating value due under the lease of the Corpus Christi refinery facilities. We have also guaranteed debt of certain affiliates.

     During 1999, PDV America cancelled a note receivable from VPHI in the amount of $69.4 million. We recorded the cancellation as a noncash capital contribution.

     We and PDV Holding are parties to a tax allocation agreement that is designed to provide PDV Holding with sufficient cash to pay its consolidated income tax liabilities. PDV Holding appointed us as its agent to handle the payment of such liabilities on its behalf. As such, we calculate the taxes due, allocate the payments among the members according to the agreement and bill each member accordingly. Each member records its amounts due or payable to us in a related party payable account. At December 31, 2001, we had net related party receivables related to federal income taxes of $23 million. At December 31, 2000, we had a net related party payable related to federal income taxes of $35.3 million.

     In August 2002, three affiliates entered into agreements to advance excess cash to us from time to time under demand notes for amounts of up to a maximum of $10 million with PDV Texas, Inc., $30 million with PDV America and $10 million with PDV Holding. The notes bear interest at rates equivalent to 30-day LIBOR plus 0.875% payable quarterly. Amounts outstanding on these notes at September 30, 2002 were $5 million, $28 million and $4 million from PDV Texas, PDV America and PDV Holding, respectively, and are included in payables to affiliates in our consolidated balance sheet.

     Prior to the formation of PDV Holding as the common parent in the 1997 tax year, we and PDV America were parties to a tax allocation agreement. In 1998, $8 million due from us to PDV America under this agreement for the 1997 tax year was classified as a noncash contribution of capital. In 1999, $11 million due from PDV America to us under this agreement for the 1998 tax year was classified as a noncash dividend. Amendment No. 2 to the Tax Allocation Agreement was executed during 2000. This amendment eliminated the provisions of the agreement that provided for these noncash contribution and dividend classifications effective with the 1997 tax year. Consequently, the classifications made in the prior two years were reversed in 2000. In the event that we should cease to be part of the consolidated federal income tax group, any amounts included in shareholder's equity under this agreement are required to be settled between the parties in cash (net $2 million payable to PDV America at December 31, 2001 and 2000). At December 31, 2001, we had income tax prepayments of $76 million included in prepaid expenses. At December 31, 2000, we had federal income taxes payable of $52 million included in other current liabilities.

     We also guarantee certain indebtedness of several affiliates. See "Description of Other Indebtedness -- Guarantees."

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               PAGE NO.
                                                               --------
Unaudited Financial Statements
  Condensed Consolidated Balance Sheets as of September 30,
     2002 (Unaudited) and December 31, 2001 (as restated)...      F-2
  Condensed Consolidated Statements of Income and
     Comprehensive Income (Unaudited) Three-Month and
     Nine-Month Periods Ended September 30, 2002 and 2001
     (as restated)..........................................      F-3
  Condensed Consolidated Statement of Shareholder's Equity
     (Unaudited) Nine-Month Period Ended September 30, 2002
     (as restated)..........................................      F-4
  Condensed Consolidated Statements of Cash Flows
     (Unaudited) Nine-Month Periods Ended September 30, 2002
     and 2001 (as restated).................................      F-5
  Notes to the Condensed Consolidated Financial Statements
     (Unaudited) Three-Month and Nine-Month Periods Ended
     September 30, 2002 and 2001............................      F-6
Audited Financial Statements
  Independent Auditors' Report..............................     F-14
  Consolidated Balance Sheets as of December 31, 2001 and
     2000...................................................     F-15
  Consolidated Statements of Income and Comprehensive
     Income -- Each of the Three Years in the Period Ended
     December 31, 2001......................................     F-16
  Consolidated Statements of Shareholder's Equity -- Each of
     the Three Years in the Period Ended December 31,
     2001...................................................     F-17
  Consolidated Statements of Cash Flows -- Each of the Three
     Years in the Period Ended December 31, 2001............     F-18
Notes to Consolidated Financial Statements -- Each of the
  Three Years in the Period Ended December 31, 2001.........     F-20

                         UNAUDITED FINANCIAL STATEMENTS

                          CITGO PETROLEUM CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                            SEPTEMBER 30,         DECEMBER 31,
                                                                2002                  2001
                                                             (UNAUDITED)    (AS RESTATED--SEE NOTE 1)
                                                            -------------   -------------------------
                                                                     (DOLLARS IN THOUSANDS)
                                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................   $   24,273            $  104,362
  Accounts receivable, net................................    1,054,058               913,068
  Due from affiliates.....................................       72,692                64,923
  Inventories.............................................    1,080,993             1,109,346
  Prepaid expenses and other..............................       44,221                95,334
                                                             ----------            ----------
     Total current assets.................................    2,276,237             2,287,033
PROPERTY, PLANT AND EQUIPMENT -- Net......................    3,576,094             3,292,469
RESTRICTED CASH...........................................       33,507                    --
INVESTMENTS IN AFFILIATES.................................      714,007               700,701
OTHER ASSETS..............................................      267,012               228,906
                                                             ----------            ----------
                                                             $6,866,857            $6,509,109
                                                             ----------            ----------
                                LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Short-term bank loans...................................      119,000                    --
  Accounts payable........................................      686,405               616,854
  Payables to affiliates..................................      500,640               265,517
  Taxes other than income.................................      204,124               219,699
  Other...................................................      249,232               300,484
  Current portion of long-term debt.......................      298,864               107,864
  Current portion of capital lease obligation.............       21,503                20,358
                                                             ----------            ----------
     Total current liabilities............................    2,079,768             1,530,776
LONG-TERM DEBT............................................      971,216             1,303,692
CAPITAL LEASE OBLIGATION..................................       35,918                46,964
POSTRETIREMENT BENEFITS OTHER THAN PENSIONS...............      240,376               218,706
OTHER NONCURRENT LIABILITIES..............................      209,065               217,121
DEFERRED INCOME TAXES.....................................      791,477               767,338
MINORITY INTEREST.........................................           --                23,176
COMMITMENTS AND CONTINGENCIES (Note 7) SHAREHOLDER'S
  EQUITY:
  Common stock -- $1.00 par value, 1,000 shares
     authorized, issued and outstanding...................            1                     1
  Additional capital......................................    1,659,698             1,659,698
  Retained earnings.......................................      882,725               745,102
  Accumulated other comprehensive loss....................       (3,387)               (3,465)
                                                             ----------            ----------
     Total shareholder's equity...........................    2,539,037             2,401,336
                                                             ----------            ----------
                                                             $6,866,857            $6,509,109
                                                             ==========            ==========

              See notes to condensed consolidated financial statements.

                          CITGO PETROLEUM CORPORATION

                       CONDENSED CONSOLIDATED STATEMENTS
                 OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

                                                THREE MONTHS                   NINE MONTHS
                                             ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                         ---------------------------   ----------------------------
                                                           2001                           2001
                                                      (AS RESTATED--                 (AS RESTATED--
                                            2002       SEE NOTE 1)        2002        SEE NOTE 1)
                                         ----------   --------------   -----------   --------------
                                                           (DOLLARS IN THOUSANDS)
REVENUES:
Net sales..............................  $5,342,794     $5,090,755     $13,698,780    $15,676,288
Sales to affiliates....................      67,777         77,357         176,654        209,346
                                         ----------     ----------     -----------    -----------
                                          5,410,571      5,168,112      13,875,434     15,885,634
Equity in earnings of affiliates.......      28,132         36,722          77,405         97,543
Insurance recoveries...................      46,326             --         256,867             --
Other expense -- net...................     (11,492)       (17,510)        (26,002)       (18,648)
                                         ----------     ----------     -----------    -----------
                                          5,473,537      5,187,324      14,183,704     15,964,529
                                         ----------     ----------     -----------    -----------
COST OF SALES AND EXPENSES:
Cost of sales and operating expenses
  (including purchases of $2,103,726,
  $1,803,022, $4,989,436 and $5,280,280
  from affiliates).....................   5,298,606      4,979,758      13,694,391     15,027,993
Selling, general and administrative
  expenses.............................      67,192         72,876         218,518        211,423
Interest expense, excluding capital
  lease................................      17,188         16,797          50,358         53,014
Capital lease interest charge..........       1,615          2,157           5,402          6,970
Minority interest......................          --            957              --          1,028
                                         ----------     ----------     -----------    -----------
                                          5,384,601      5,072,545      13,968,669     15,300,428
                                         ----------     ----------     -----------    -----------
INCOME BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE.................      88,936        114,779         215,035        664,101
INCOME TAXES...........................      32,016         42,613          77,412        242,066
                                         ----------     ----------     -----------    -----------
INCOME BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE.......      56,920         72,166         137,623        422,035
CUMULATIVE EFFECT, ACCOUNTING FOR
  DERIVATIVES, NET OF RELATED INCOME
  TAXES OF $7,977......................          --             --              --         13,600
                                         ----------     ----------     -----------    -----------
NET INCOME.............................      56,920         72,166         137,623        435,635
                                         ----------     ----------     -----------    -----------
OTHER COMPREHENSIVE INCOME (LOSS):
Cash flow hedges:
  Cumulative effect, accounting for
     derivatives, net of related income
     taxes of $(850)...................          --             --              --         (1,450)
  Less: reclassification adjustment for
     derivative losses included in net
     income, net of related income
     taxes of $43, $46, $130, and
     $230..............................          77             78             232            392
                                         ----------     ----------     -----------    -----------
                                                 77             78             232         (1,058)
Foreign currency translation loss, net
  of related income taxes of $(86).....        (154)            --            (154)            --
                                         ----------     ----------     -----------    -----------
OTHER COMPREHENSIVE INCOME (LOSS)......         (77)            78              78         (1,058)
                                         ----------     ----------     -----------    -----------
COMPREHENSIVE INCOME...................  $   56,843     $   72,244     $   137,701    $   434,577
                                         ==========     ==========     ===========    ===========

              See notes to condensed consolidated financial statements.

                          CITGO PETROLEUM CORPORATION

      CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY (UNAUDITED)

                                                                              ACCUMULATED
                                                                                 OTHER
                                    COMMON STOCK                             COMPREHENSIVE
                                   ---------------   ADDITIONAL   RETAINED      (LOSS)
(DOLLARS AND SHARES IN THOUSANDS)  SHARES   AMOUNT    CAPITAL     EARNINGS      INCOME         TOTAL
---------------------------------  ------   ------   ----------   --------   -------------   ----------
                                                              (AS RESTATED)
BALANCE, DECEMBER 31, 2001 (As
  Restated -- See Note 1)......        1    $   1    $1,659,698   $745,102      $(3,465)     $2,401,336
Net income.....................       --       --            --    137,623           --         137,623
Other comprehensive income.....       --       --            --         --           78              78
                                    ----    -----    ----------   --------      -------      ----------
BALANCE, SEPTEMBER 30, 2002....        1    $   1    $1,659,698   $882,725      $(3,387)     $2,539,037
                                    ====    =====    ==========   ========      =======      ==========

           See notes to condensed consolidated financial statements.

                          CITGO PETROLEUM CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                2002           2001
                                                              ---------   --------------
                                                                          (AS RESTATED--
                                                                           SEE NOTE 1)
                                                                (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES (See Note 9)...........  $ 482,402     $ 456,930
                                                              ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (478,053)     (144,175)
  Proceeds from sales of property, plant and equipment......        718         1,656
  Increase in restricted cash...............................    (33,507)           --
  Investments in LYONDELL-CITGO Refining LP.................    (28,700)      (19,900)
  Investments in and advances to other affiliates...........    (19,237)         (304)
                                                              ---------     ---------
          Net cash used in investing activities.............   (558,779)     (162,723)
                                                              ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from short-term bank loans...................    119,000        26,500
  Net (repayments of) proceeds from revolving bank loans....   (154,000)      103,350
  Proceeds from loans from affiliates.......................     37,000            --
  Proceeds from issuance of tax-exempt bonds................     62,501        25,000
  Payments on taxable bonds.................................    (25,000)      (25,000)
  Payments of capital lease obligations.....................     (9,901)      (17,276)
  Payments of master shelf notes............................    (25,000)           --
  Repayments of other debt..................................     (8,312)      (13,196)
  Dividends paid............................................         --      (383,900)
                                                              ---------     ---------
          Net cash used in financing activities.............     (3,712)     (284,522)
                                                              ---------     ---------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............    (80,089)        9,685
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............    104,362        19,038
                                                              ---------     ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  24,273     $  28,723
                                                              =========     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest, net of $1,686 and $1,052 capitalized in 2002 and
     2001...................................................  $  48,077     $  56,608
                                                              =========     =========
  Income taxes, net of refunds of $51,381 in 2002...........  $ (45,293)    $ 186,141
                                                              =========     =========

           See notes to condensed consolidated financial statements.

                          CITGO PETROLEUM CORPORATION

      NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) THREE-MONTH AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2002 AND 2001

1.  BASIS OF PRESENTATION

     The financial information for CITGO Petroleum Corporation ("CITGO" or "the Company") subsequent to December 31, 2001 and with respect to the interim three-month and nine-month periods ended September 30, 2002 and 2001 (as restated) is unaudited. In the opinion of management, such interim information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the nine-month periods ended September 30, 2002 and 2001 (as restated) are not necessarily indicative of the results to be expected for the full year. Reference is made to CITGO's Annual Report for the fiscal year ended December 31, 2001 on Form 10-K, dated March 28, 2002, for additional information.

     On January 1, 2002, PDV America, Inc. ("PDV America") the parent company of CITGO, made a contribution to the capital of CITGO of all of the common stock of PDV America's wholly owned subsidiary, VPHI Midwest, Inc. ("VPHI"). No additional shares of the capital stock of CITGO were issued in connection with the contribution. Effective January 1, 2002, the accounts of VPHI are included in the consolidated financial statements of CITGO at the historical carrying value of PDV America's investment in VPHI. CITGO recorded the effects of this transaction in a manner similar to "pooling-of-interests" accounting. The 2001 financial statements have been restated to reflect the Company's financial condition at December 31, 2001 and the results of operations for the three-month and nine-month periods ended September 30, 2001 as if the transaction had occurred on January 1, 2001. The following unaudited proforma information presents the separate results of operations for CITGO and VPHI for the three months and nine months ended September 30, 2001:

                                                                            NINE MONTHS
                                                    THREE MONTHS ENDED         ENDED
                                                    SEPTEMBER 30, 2001   SEPTEMBER 30, 2001
                                                    ------------------   ------------------
                                                                (000'S OMITTED)
Net Income CITGO..................................       $ 87,925             $316,846
Net (Loss) Income VPHI............................        (15,759)             118,789
                                                         --------             --------
Net Income Consolidated...........................       $ 72,166             $435,635
                                                         ========             ========

     The principal asset of VPHI is a petroleum refinery owned by its wholly owned subsidiary, PDV Midwest Refining, L.L.C. ("PDVMR"), located in Lemont, Illinois. CITGO has operated this refinery and purchased substantially all of its primary output, consisting of transportation fuels and petrochemicals, since 1997.

     The condensed consolidated financial statements include the accounts of CITGO and its wholly owned subsidiaries and Cit-Con Oil Corporation, which was 65% owned by CITGO through December 31, 2001 (collectively, "the Company"). On January 1, 2002, CITGO acquired the outstanding 35 percent interest in Cit-Con from Conoco, Inc. The principal asset of Cit-Con is a lubricants refinery in Lake Charles, Louisiana. This transaction did not have a material effect on the consolidated financial position or results of operations of the Company. The legal entity, Cit-Con Oil Corporation, was dissolved effective April 1, 2002.

     Certain reclassifications have been made to the September 30, 2001 financial statements to conform to the classifications used for the periods ended September 30, 2002.

2.  CHANGE IN ACCOUNTING PRINCIPLE

     On January 1, 2001 the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The statement, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives, at fair value, as either assets or liabilities in the statement of financial position with an offset either to shareholder's equity and comprehensive income or income depending upon the classification of the derivative. Under the transition provisions of SFAS No. 133, on January 1, 2001 the Company recorded an after-tax, cumulative-effect-type transition benefit of $13.6 million (as restated--See Note 1) to net income related to derivatives that existed on that date and an after-tax, cumulative-effect-type transition charge of $1.5 million to accumulated other comprehensive income.

3.  INVENTORIES

     Inventories, primarily at LIFO, consist of the following:

                                                      SEPTEMBER 30, 2002   DECEMBER 31, 2001
                                                         (UNAUDITED)         (AS RESTATED)
                                                      ------------------   -----------------
                                                                 (000'S OMITTED)
Refined products....................................      $  836,085          $  836,683
Crude oil...........................................         160,909             193,319
Materials and supplies..............................          83,999              79,344
                                                          ----------          ----------
                                                          $1,080,993          $1,109,346
                                                          ==========          ==========

4.  SHORT-TERM BANK LOANS

     As of September 30, 2002, the Company had established $140 million of uncommitted, unsecured, short-term borrowing facilities with various banks. Interest rates on these facilities are determined daily based upon the federal funds' interest rates. Maturity options vary up to 30 days. The Company had $119 million and $0 of borrowings outstanding under these facilities at September 30, 2002 and December 31, 2001, respectively.

5.  LONG-TERM DEBT AND FINANCING ARRANGEMENTS

                                                      SEPTEMBER 30, 2002   DECEMBER 31, 2001
                                                         (UNAUDITED)         (AS RESTATED)
                                                      ------------------   -----------------
                                                                 (000'S OMITTED)
Revolving bank loans................................      $  237,500          $  391,500
Senior Notes, $200 million face amount, due 2006
  with interest rate of 7.875%......................         199,890             199,867
Private Placement Senior Notes, due 2002 to 2006
  with interest rate of 9.30%.......................          56,819              56,819
Master Shelf Senior Notes, due 2003 to 2009 with
  interest rates from 7.17% to 8.94%................         235,000             260,000
Tax Exempt Bonds, due 2004 to 2032 with variable and
  fixed interest rates..............................         419,871             357,370
Taxable Bonds, due 2026 to 2028 with variable
  interest rates....................................         121,000             146,000
                                                          ----------          ----------
                                                           1,270,080           1,411,556
Current portion of long-term debt...................        (298,864)           (107,864)
                                                          ----------          ----------
                                                          $  971,216          $1,303,692
                                                          ==========          ==========

     The Company's revolving bank loan agreements with various banks mature in May 2003 and consist of (i) a $400 million, five-year, revolving bank loan; (ii) a $150 million, 364-day, revolving bank loan; and (iii) a $25 million, 364-day, revolving bank loan. The Company intends to replace the revolving bank loans when they mature.

     On March 20, 2002, CITGO issued $25 million of tax exempt revenue bonds due 2032. The proceeds were used to redeem $25 million of taxable Gulf Coast Environmental facilities revenue bonds due 2032.

     On May 3, 2002, CITGO issued $7.7 million of tax exempt environmental facilities revenue bonds due 2032. On June 28, 2002, CITGO issued $30 million of tax exempt environmental facilities revenue bonds due 2032. The proceeds from both of these issuances will be used for capital projects at the Lemont refinery. Restricted cash of $34 million at September 30, 2002 represents highly liquid investments held in trust accounts in accordance with these bond agreements. Funds are released solely for financing the qualified capital expenditures as defined in the bond agreements.

6.  INVESTMENT IN LYONDELL-CITGO REFINING LP

     LYONDELL-CITGO Refining LP ("LYONDELL-CITGO") owns and operates a 265 MBPD refinery in Houston, Texas and is owned by subsidiaries of CITGO (41.25%) and Lyondell Chemical Company (58.75%) ("the Owners"). This refinery processes heavy crude oil supplied by PDVSA under a long-term supply contract that expires in 2017. CITGO purchases substantially all of the gasoline, diesel and jet fuel produced at the refinery under a long-term contract.

     On February 9, 2001, PDVSA notified LYONDELL-CITGO that effective February 1, 2001, it had declared force majeure under the contract described above. Under a force majeure declaration, PDVSA may reduce the amount of crude oil that it would otherwise be required to supply under the agreement. When PDVSA reduces its delivery of crude oil under the crude oil supply contract, LYONDELL-CITGO may obtain alternative sources of crude oil which may result in increased crude costs. As of December 31, 2001, PDVSA deliveries of crude oil to LYONDELL-CITGO had not been reduced due to PDVSA's declaration of force majeure. On January 22, 2002, PDVSA notified LYONDELL-CITGO that pursuant to the February 9, 2001 declaration of force majeure, effective March 1, 2002, PDVSA expected to deliver approximately 20 percent less than the contract volume. Deliveries remained approximately 20 percent less than contract volume through June 30, 2002. Beginning in July 2002, contract volumes delivered increased and deliveries are returning to contractual levels. PDVSA delivered approximately 95 percent of the contractual crude oil volume during the third quarter of 2002. In the nine months ended September 30, 2002, PDVSA delivered approximately 89 percent of the contractual crude oil volume. Crude oil was purchased in the market to replace the volume not delivered under the contract.

     CITGO has notes receivable from LYONDELL-CITGO which total $35 million at September 30, 2002 and December 31, 2001. The notes bear interest at market rates. Principal and interest are due July 1, 2003. The Company presently expects that the term of these notes will be extended as part of the total debt restructuring described below; accordingly, these notes are included in other assets in the accompanying consolidated balance sheets.

     CITGO accounts for its investment in LYONDELL-CITGO using the equity method of accounting and records its share of the net earnings of LYONDELL-CITGO based on allocations of income agreed to by the Owners which differ from participation interests. Cash distributions are allocated to the Owners based on participation interest. Information on CITGO's investment in LYONDELL-CITGO follows:

                                                          SEPTEMBER 30, 2002   DECEMBER 31,
                                                             (UNAUDITED)           2001
                                                          ------------------   ------------
                                                                   (000'S OMITTED)
Carrying value of investment............................      $  512,630        $  507,940
Notes receivable........................................          35,278            35,278
Participation interest..................................              41%               41%
Summary of LYONDELL-CITGO's financial position:
  Current assets........................................      $  258,000        $  227,000
  Non current assets....................................       1,400,000         1,434,000
  Current liabilities:
     Debt...............................................         463,000            50,000
     Loans from owners..................................         265,000                --
     Other..............................................         380,000           327,000
  Non current liabilities (including debt of $0 and
     $450,000 at September 30, 2002 and December 31,
     2001, respectively)................................          69,000           776,000
  Members' equity.......................................         482,000           508,000

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                                    (UNAUDITED)
Equity in net income........................................  $   56,127   $   69,597
Cash distribution received..................................      80,137       92,683
Summary of LYONDELL-CITGO's operating results:
  Revenue...................................................  $2,435,792   $2,691,753
  Gross profit..............................................     216,499      273,484
  Net income................................................     153,969      185,822

     LYONDELL-CITGO's 18-month term loan and working capital revolver will mature in January 2003. The Owners have engaged an underwriter and expect to replace these two credit facilities prior to the existing maturity date.

7.  COMMITMENTS AND CONTINGENCIES

     Litigation and injury claims -- Various lawsuits and claims arising in the ordinary course of business are pending against the Company. The Company records accruals for potential losses when, in management's opinion, such losses are probable and reasonably estimable. If known lawsuits and claims were to be determined in a manner adverse to the Company, and in amounts greater than the Company's accruals, then such determinations could have a material adverse effect on the Company's results of operations in a given reporting period. The most significant lawsuits and claims are discussed below.

     A class action lawsuit brought by four former marketers of the UNO-VEN Company ("UNO-VEN") in U.S. District Court in Wisconsin against UNO-VEN alleging improper termination of the UNO-VEN Marketer Sales Agreement under the Petroleum Marketing Practices Act in connection with PDVMR's 1997 acquisition of Unocal's interest in UNO-VEN has resulted in the judge granting the Company's motion for summary judgment. The plaintiffs are appealing the summary judgment. PDVMR and its parent, VPHI, jointly and severally, have agreed to indemnify UNO-VEN and certain other related entities against certain liabilities and claims, including this matter.

     A lawsuit is pending against PDVMR and CITGO in Illinois state court which claims damages as a result of PDVMR invoicing a partnership in which it is a partner, and an affiliate of the other partner of the partnership, allegedly excessive charges for electricity utilized by these entities' facilities located adjacent to the Lemont, Illinois refinery. The Company believes it will be able to resolve these claims for a non-material amount. The electricity supplier to the refinery is seeking recovery from the Company of alleged underpayments for electricity. The Company has denied all allegations and is pursuing its defenses.

     In May 1997, a fire occurred at CITGO's Corpus Christi refinery. Approximately seventeen related lawsuits were filed in federal and state courts in Corpus Christi, Texas against CITGO on behalf of approximately 9,000 individuals alleging property damages, personal injury and punitive damages. In September 2002, CITGO reached an agreement to settle substantially all of the claims related to this incident for an amount that will not have a material financial impact on the Company.

     Litigation is pending in federal court in Lake Charles, Louisiana against CITGO by a number of current and former refinery employees and applicants asserting claims of racial discrimination in connection with CITGO's employment practices. A trial involving two plaintiffs resulted in verdicts for the Company. The Court granted the Company summary judgment with respect to another group of claims; these rulings have been affirmed by the Fifth Circuit Court of Appeals. Trials of the remaining cases are set to begin in December 2003. The Company does not expect that the ultimate resolution of these cases will have an adverse material effect on its financial condition or results of operations.

     CITGO is among refinery defendants to state and federal lawsuits in New York and a state action in Illinois alleging contamination of water supplies by methyl tertiary butyl ether ("MTBE"), a component of gasoline. Plaintiffs claim that MTBE is a defective product and that refiners failed to adequately warn customers and the public about risks associated with the use of MTBE in gasoline. These actions allege that MTBE poses public health risks and seek testing, damages and remediation of the alleged contamination. Plaintiffs filed putative class action lawsuits in federal courts in Illinois, California, Florida and New York. CITGO was named as a defendant in all but the California case. The federal cases were all consolidated in a Multidistrict Litigation case in the United States District Court for the Southern District of New York ("MDL 1358"). In July 2002, the court in the MDL case denied plaintiffs' motion for class certification. In August 2002, a New York state court judge handling two separate but related individual MTBE lawsuits dismissed plaintiffs' product liability claims, leaving only traditional nuisance and trespass claims for leakage from underground storage tanks at gasoline stations near plaintiffs' water wells. The judge in the Illinois state court action is expected to hear plaintiffs' motion for class certification in that case sometime within the next year.

     In August 1999, the U.S. Department of Commerce rejected a petition filed by a group of independent oil producers to apply antidumping measures and countervailing duties against imports of crude oil from Venezuela, Iraq, Mexico and Saudi Arabia. The petitioners appealed this decision before the U.S. Court of International Trade based in New York, where the matter is still pending. On September 19, 2000, the Court of International Trade remanded the case to the Department of Commerce with instructions to reconsider its August 1999 decision. The Department of Commerce was required to make a revised decision as to whether or not to initiate an investigation within 60 days. The Department of Commerce appealed to the U.S. Court of Appeals for the Federal Circuit, which dismissed the appeal as premature on July 31, 2001. The Department of Commerce issued its revised decision, which again rejected the petition, in August 2001. The revised decision is awaiting review by the Court of International Trade.

     Approximately 310 lawsuits are currently pending against the Company in state and federal courts, primarily in Louisiana, Texas, and Illinois. The cases were brought by former employees and contractor employees seeking damages for asbestos related illnesses allegedly resulting from exposure at refineries owned or operated by the Company in Lake Charles, Louisiana, Corpus Christi, Texas and Lemont, Illinois. In many of these cases, there are multiple defendants. In some cases, the Company is indemnified by or has the right to seek indemnification for losses and expense that it may incur from prior owners of the refineries or employers of the claimants. The Company does not believe that the resolution of the cases will have an adverse material effect on its financial condition or results of operations.

     Environmental compliance and remediation -- CITGO is subject to various federal, state and local environmental laws and regulations which may require CITGO to take additional compliance actions and also actions to remediate the effects on the environment of prior disposal or release of petroleum, hazardous substances and other waste and/or pay for natural resource damages. Maintaining compliance with environmental laws and regulations could require significant capital expenditures and additional operating costs.

     CITGO's accounting policy establishes environmental reserves as probable site restoration and remediation obligations become reasonably capable of estimation. CITGO believes the amounts provided in its consolidated financial statements, as prescribed by generally accepted accounting principles, are adequate in light of probable and estimable liabilities and obligations. However, there can be no assurance that the actual amounts required to discharge alleged liabilities and obligations and to comply with applicable laws and regulations will not exceed amounts provided for or will not have a material adverse affect on its consolidated results of operations, financial condition and cash flows.

     In 1992, the Company reached an agreement with the Louisiana Department of Environmental Quality ("LDEQ") to cease usage of certain surface impoundments at the Lake Charles refinery by 1994. A mutually acceptable closure plan was filed with the LDEQ in 1993. The Company and its former owner are participating in the closure and sharing the related costs based on estimated contributions of waste and ownership periods. The remediation commenced in December 1993. In 1997, the Company presented a proposal to the LDEQ revising the 1993 closure plan. In 1998 and 2000, the Company submitted further revisions as requested by the LDEQ. The LDEQ issued an administrative order in June 2002 that addressed the requirements and schedule for proceeding to develop and implement the corrective action or closure plan for these surface impoundments and related waste units. Compliance with the terms of the administrative order has begun.

     The Texas Natural Resources Conservation Commission ("TNRCC") conducted a multi-media investigation of the Corpus Christi Refinery during the second quarter of 2002 and has issued a Notice of Enforcement to the Company which identifies approximately 35 items of alleged violations of Texas environmental regulations. The Company anticipates that penalties will be proposed with respect to these matters, but no amounts have yet been specified.

     In June 1999, CITGO and numerous other industrial companies received notice from the U.S. Environmental Protection Agency ("U.S. EPA") that the U.S. EPA believes these companies have contributed to contamination in the Calcasieu Estuary, in the proximity of Lake Charles, Calcasieu Parish, Louisiana and are Potentially Responsible Parties ("PRPs") under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"). The U.S. EPA made a demand for payment of its past investigation costs from CITGO and other PRPs and is conducting a Remedial Investigation/ Feasibility Study ("RI/FS") under its CERCLA authority. CITGO and other PRPs may be potentially responsible for the costs of the RI/FS, subsequent remedial actions and natural resource damages. CITGO disagrees with the U.S. EPA's allegations and intends to contest this matter.

     In January and July 2001, CITGO received Notices of Violation ("NOVs") from the U.S. EPA alleging violations of the Federal Clean Air Act. The NOVs are an outgrowth of an industry-wide and multi-industry U.S. EPA enforcement initiative alleging that many refineries and electric utilities modified air emission sources without obtaining permits under the New Source Review provisions of the Clean Air Act. The NOVs to CITGO followed inspections and formal Information Requests regarding the Company's Lake Charles, Louisiana and Corpus Christi, Texas refineries and the Lemont, Illinois refinery which at the time was operated by CITGO but not yet owned by CITGO. At the U.S. EPA's request, the Company is engaged in settlement discussions, but is prepared to contest the NOVs if settlement discussions fail. If the Company settles or is found to have violated the provisions cited in the NOVs, it would be subject to possible penalties and significant capital expenditures for installation or upgrading of pollution control equipment or technologies.

     In June 1999, a NOV was issued by the U.S. EPA alleging violations of the National Emission Standards for Hazardous Air Pollutants regulations covering benzene emissions from wastewater treatment operations at the Lemont, Illinois refinery operated by CITGO. CITGO is in settlement discussions with the U.S. EPA. The Company believes this matter will be consolidated with the matters described in the previous paragraph.

     In June 2002, a Consolidated Compliance Order and Notice of Potential Penalty was issued by the LDEQ alleging violations of the Louisiana air quality regulations at the Lake Charles, Louisiana refinery. CITGO is in settlement discussions with the LDEQ.

     Various regulatory authorities have the right to conduct, and from time to time do conduct, environmental compliance audits of the Company's and its subsidiaries' facilities and operations. Those audits have the potential to reveal matters that those authorities believe represent non-compliance in one or more respects with regulatory requirements and for which those authorities may seek corrective actions and/or penalties in an administrative or judicial proceeding. Based upon current information, the Company is not aware that any such audits or their findings have resulted in the filing of such a proceeding or is the subject of a threatened filing with respect to such a proceeding, nor does the Company believe that any such audit or their findings will have a material adverse effect on its future business and operating results, except for events otherwise described in its Annual Report on Form 10-K for the year ended December 31, 2001 or in its Quarterly Report on Form 10-Q for the period ended September 30, 2002.

     Conditions which require additional expenditures may exist with respect to various Company sites including, but not limited to, CITGO's operating refinery complexes, former refinery sites, service stations and crude oil and petroleum product storage terminals. The amount of such future expenditures, if any, is indeterminable.

     Derivative commodity and financial instruments -- As of September 30, 2002 the Company's petroleum commodity derivatives included exchange traded futures contracts, forward purchase and sale contracts, exchange traded and over-the-counter options and over-the-counter swaps. At September 30, 2002, the balance sheet captions prepaid expenses and other current assets and other current liabilities include $26 million and $13 million, respectively, related to the fair values of open commodity derivatives.

     CITGO has also entered into various interest rate swaps to manage its risk related to interest rate changes on its debt. The fair value of the interest rate swap agreements in place at September 30, 2002, based on the estimated amount that CITGO would receive or pay to terminate the agreements as of that date and taking into account current interest rates, was a loss of $4 million, the offset of which is recorded in the balance sheet caption other current liabilities. In connection with the determination of fair market value, the Company considers the creditworthiness of the counterparties, but no adjustment was determined to be necessary as a result.

8.  RELATED PARTY TRANSACTIONS

     CITGO's largest supplier of crude oil is PDVSA. CITGO has entered into long-term crude oil supply agreements with PDVSA with respect to the crude oil requirements for each of CITGO's refineries. These crude oil supply agreements contain force majeure provisions which entitle PDVSA to reduce the quantity of crude oil and feedstocks delivered under the crude oil supply agreements under specified circumstances. On February 9, 2001, PDVSA notified CITGO that it had declared force majeure, effective February 1, 2001, under each of the long-term crude oil supply agreements it has with CITGO. Under a force majeure declaration, PDVSA may reduce the amount of crude oil that it would otherwise be required to supply under these agreements. When PDVSA reduces its delivery of crude oil under these crude oil supply agreements, CITGO may obtain alternative sources of crude oil which may result in increased crude costs or increase its purchases of refined products. During 2001, PDVSA deliveries of crude oil to CITGO were slightly less than contractual base volumes due to this declaration of force majeure. Therefore, the Company was required to obtain alternative sources of crude oil, which resulted in lower operating margins. On January 22, 2002, PDVSA notified CITGO that pursuant to the February 9, 2001 declaration of force majeure, effective March 1, 2002, PDVSA expected to deliver approximately 20 percent less than the contract volume. Deliveries remained approximately 20 percent less than contract volume through June 30, 2002. Beginning in July 2002, contract volumes delivered increased and deliveries are returning to contractual levels. PDVSA delivered approximately 98 percent of the contractual crude oil volume during the third quarter of 2002. In the nine months ended September 30, 2002, PDVSA delivered approximately 91 percent of the contractual crude oil volume. As a result, CITGO estimates that crude oil costs during the quarter ended September 30, 2002 were increased by $1 million and during the nine months ended September 30, 2002 were increased by $22 million.

     In August 2002, three affiliates entered into agreements to advance excess cash to CITGO from time to time under demand notes for amounts of up to a maximum of $10 million with PDV Texas, Inc. ("PDV Texas"), $30 million with PDV America and $10 million with PDV Holding, Inc. ("PDV Holding"). The notes bear interest at rates equivalent to 30-day LIBOR plus .875% payable quarterly. Amounts outstanding on these notes at September 30, 2002 were $5 million, $28 million and $4 million from PDV Texas, PDV America and PDV Holding, respectively and are included in payables to affiliates in the accompanying consolidated balance sheet.

9.  INSURANCE RECOVERIES

     The insurance recoveries of $46 million included in the quarter ended September 30, 2002 and $257 million included in the nine-months ended September 30, 2002 relate primarily to a fire which occurred on August 14, 2001 at the Lemont refinery. These recoveries are, in part, reimbursements for expenses incurred in 2002 to mitigate the effect of the fire on the Company's earnings. The Company received cash proceeds of $49 million during the quarter ended September 30, 2002 and $292 million during the nine months ended September 30, 2002, a portion of which were applied to receivables recorded during 2001. The Company expects to recover additional amounts related to this event subject to final settlement negotiations.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of CITGO Petroleum Corporation:

     We have audited the accompanying consolidated balance sheets of CITGO Petroleum Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CITGO Petroleum Corporation and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 18, the accompanying consolidated financial statements have been restated to give retroactive effect to the January 1, 2002 merger of CITGO Petroleum Corporation and VPHI Midwest, Inc., which has been accounted for in a manner similar to "pooling-of-interests' accounting.

DELOITTE & TOUCHE LLP

Tulsa, Oklahoma
February 14, 2002
(November 26, 2002 as to Note 18)

                          AUDITED FINANCIAL STATEMENTS

                          CITGO PETROLEUM CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  104,362   $   19,038
  Accounts receivable, net..................................     913,068    1,372,712
  Due from affiliates.......................................      64,923       39,148
  Inventories...............................................   1,109,346    1,156,065
  Prepaid expenses and other................................      95,334       10,825
                                                              ----------   ----------
     Total current assets...................................   2,287,033    2,597,788
PROPERTY, PLANT AND EQUIPMENT -- Net........................   3,292,469    3,287,174
INVESTMENTS IN AFFILIATES...................................     700,701      712,560
OTHER ASSETS................................................     228,906      208,222
                                                              ----------   ----------
                                                              $6,509,109   $6,805,744

                        LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Short-term bank loans.....................................  $       --   $   37,500
  Accounts payable..........................................     616,854    1,039,756
  Payables to affiliates....................................     265,517      452,026
  Taxes other than income...................................     219,699      210,986
  Other.....................................................     300,484      333,018
  Current portion of long-term debt.........................     107,864       47,078
  Current portion of capital lease obligation...............      20,358       26,649
                                                              ----------   ----------
     Total current liabilities..............................   1,530,776    2,147,013
LONG-TERM DEBT..............................................   1,303,692    1,020,025
CAPITAL LEASE OBLIGATION....................................      46,964       67,322
POSTRETIREMENT BENEFITS OTHER THAN PENSIONS.................     218,706      206,339
OTHER NONCURRENT LIABILITIES................................     217,121      213,271
DEFERRED INCOME TAXES.......................................     767,338      644,104
MINORITY INTEREST...........................................      23,176       31,518
COMMITMENTS AND CONTINGENCIES (NOTE 13).....................
SHAREHOLDER'S EQUITY:
  Common stock -- $1.00 par value, 1,000 shares authorized,
     issued and outstanding.................................           1            1
  Additional capital........................................   1,659,698    1,659,698
  Retained earnings.........................................     745,102      818,818
  Accumulated other comprehensive loss......................      (3,465)      (2,365)
                                                              ----------   ----------
     Total shareholder's equity.............................   2,401,336    2,476,152
                                                              ----------   ----------
                                                              $6,509,109   $6,805,744
                                                              ==========   ==========

                See notes to consolidated financial statements.

                          CITGO PETROLEUM CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                            AND COMPREHENSIVE INCOME
         EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2001

                                                           2001          2000          1999
                                                        -----------   -----------   -----------
                                                                (DOLLARS IN THOUSANDS)
REVENUES:
  Net sales...........................................  $19,343,263   $21,941,263   $13,135,695
  Sales to affiliates.................................      257,905       215,965       198,672
                                                        -----------   -----------   -----------
                                                         19,601,168    22,157,228    13,334,367
  Equity in earnings of affiliates....................      108,915        58,728        22,161
  Other income (expense), net.........................       (5,235)      (26,011)      (28,999)
                                                        -----------   -----------   -----------
                                                         19,704,848    22,189,945    13,327,529
                                                        -----------   -----------   -----------
COST OF SALES AND EXPENSES:
  Cost of sales and operating expenses (including
     purchases of $6,558,203, $8,676,970, and
     $4,955,162 from affiliates)......................   18,734,652    21,370,315    12,804,171
  Selling, general and administrative expenses........      292,127       226,601       239,082
  Interest expense, excluding capital lease...........       69,164        85,565        94,626
  Capital lease interest charge.......................        9,128        11,019        12,715
  Minority interest...................................        1,971         1,808           151
                                                        -----------   -----------   -----------
                                                         19,107,042    21,695,308    13,150,745
                                                        -----------   -----------   -----------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE......................      597,806       494,637       176,784
INCOME TAXES..........................................      206,222       182,627        54,231
                                                        -----------   -----------   -----------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE................................      391,584       312,010       122,553
CUMULATIVE EFFECT, ACCOUNTING FOR DERIVATIVES, NET OF
  RELATED INCOME TAXES OF $7,977......................       13,600            --            --
                                                        -----------   -----------   -----------
NET INCOME............................................      405,184       312,010       122,553
OTHER COMPREHENSIVE INCOME (LOSS):
  Cash flow hedges:
     Cumulative effect, accounting for derivatives,
       net of related income taxes of $(850)..........       (1,450)           --            --
     Less: reclassification adjustment for derivative
       losses included in net income, net of related
       income taxes of $265...........................          469            --            --
                                                        -----------   -----------   -----------
                                                               (981)           --            --
  Minimum pension liability adjustment, net of
     deferred taxes of $69 in 2001, $(499) in 2000 and
     $2,012 in 1999...................................         (119)          849        (3,214)
                                                        -----------   -----------   -----------
     Total other comprehensive (loss) income..........       (1,100)          849        (3,214)
                                                        -----------   -----------   -----------
COMPREHENSIVE INCOME..................................  $   404,084   $   312,859   $   119,339
                                                        ===========   ===========   ===========

                   See notes to consolidated financial statements.

                          CITGO PETROLEUM CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
         EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2001

                                                                     ACCUMULATED OTHER COMPREHENSIVE
                                                                              INCOME (LOSS)
                                                                     --------------------------------
                           COMMON STOCK                               MINIMUM      CASH                     TOTAL
                          ---------------   ADDITIONAL   RETAINED     PENSION      FLOW                 SHAREHOLDER'S
                          SHARES   AMOUNT    CAPITAL     EARNINGS    LIABILITY    HEDGES      TOTAL        EQUITY
                          ------   ------   ----------   ---------   ---------   --------   ---------   -------------
                                                       (DOLLARS AND SHARES IN THOUSANDS)
BALANCE, JANUARY 1,
  1999..................    1        $1     $1,597,929   $ 624,255    $    --      $  --     $    --     $2,222,185
Net income..............   --        --             --     122,553         --         --          --        122,553
Other comprehensive
  loss..................   --        --             --          --     (3,214)        --      (3,214)        (3,214)
Noncash capital
  contribution..........   --        --         69,376          --         --         --          --         69,376
Noncash dividend paid...   --        --             --     (10,788)        --         --          --        (10,788)
Dividend paid...........   --        --             --     (15,000)        --         --          --        (15,000)
                            --       --     ----------   ---------    -------      -----     -------     ----------
BALANCE, DECEMBER 31,
  1999..................    1         1      1,667,305     721,020     (3,214)        --      (3,214)     2,385,112
Net income..............   --        --             --     312,010         --         --          --        312,010
Other comprehensive
  income................   --        --             --          --        849         --         849            849
Tax allocation agreement
  amendment.............   --        --         (7,607)     10,788         --         --          --          3,181
Dividend paid...........   --        --             --    (225,000)        --         --          --       (225,000)
                            --       --     ----------   ---------    -------      -----     -------     ----------
BALANCE, DECEMBER 31,
  2000..................    1         1      1,659,698     818,818     (2,365)        --      (2,365)     2,476,152
Net income..............   --        --             --     405,184         --         --          --        405,184
Other comprehensive
  loss..................   --        --             --          --       (119)      (981)     (1,100)        (1,100)
Dividends paid..........   --        --             --    (478,900)        --         --          --       (478,900)
                            --       --     ----------   ---------    -------      -----     -------     ----------
BALANCE, DECEMBER 31,
  2001..................    1        $1     $1,659,698   $ 745,102    $(2,484)     $(981)     (3,465)    $2,401,336
                            ==       ==     ==========   =========    =======      =====     =======     ==========

           See notes to condensed consolidated financial statements.

                          CITGO PETROLEUM CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
         EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2001

                                                              2001        2000        1999
                                                            ---------   ---------   ---------
                                                                 (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................................  $ 405,184   $ 312,010   $ 122,553
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization........................    288,882     290,450     274,024
     Provision for losses on accounts receivable..........      6,239       1,651      15,110
     Loss on sale of investments..........................         --           1       1,616
     Deferred income taxes................................    115,025      52,945      79,188
     Distributions in excess of equity in earnings of
       affiliates.........................................     44,521      68,196      82,847
     Other adjustments....................................     24,680      26,260      18,162
     Changes in operating assets and liabilities:
       Accounts receivable and due from affiliates........    427,771    (348,229)   (459,287)
       Inventories........................................     42,960     (58,142)   (262,795)
       Prepaid expenses and other current assets..........    (84,280)        550      10,183
       Accounts payable and other current liabilities.....   (625,313)    512,753     396,180
       Other assets.......................................    (90,984)    (52,550)    (66,332)
       Other liabilities..................................     29,802      (2,609)    (15,268)
                                                            ---------   ---------   ---------
          Total adjustments...............................    179,303     491,276      73,628
                                                            ---------   ---------   ---------
          Net cash provided by operating activities.......    584,487     803,286     196,181
                                                            ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures....................................   (253,465)   (122,049)   (248,042)
  Proceeds from sales of property, plant and equipment....      3,866       4,491      16,495
  Decrease in restricted cash.............................         --       3,015       6,421
  Investments in LYONDELL-CITGO Refining LP...............    (31,800)    (17,600)         --
  Loans to LYONDELL-CITGO Refining LP.....................         --      (7,024)    (24,600)
  Proceeds from sale of investments.......................         --          --       4,980
  Investments in and advances to other affiliates.........    (11,435)    (14,500)     (4,212)
                                                            ---------   ---------   ---------
          Net cash used in investing activities...........   (292,834)   (153,667)   (248,958)
                                                            ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (repayments of) proceeds from short-term bank
     loans................................................    (37,500)     21,500     (21,000)
  Net proceeds (repayments of) from revolving bank
     loans................................................    391,500    (462,000)    252,000
  Payments on private placement senior notes..............    (39,935)    (39,935)    (39,935)
  Payments on taxable bonds...............................    (28,000)         --     (25,000)
  Proceeds from issuance of tax-exempt bonds..............     28,000          --      25,000
  Payments of capital lease obligations...................    (26,649)     (7,954)    (14,660)
  Repayments of other debt................................    (14,845)    (14,179)    (44,695)
  Dividends paid..........................................   (478,900)   (225,000)    (15,000)
                                                            ---------   ---------   ---------
          Net cash (used in) provided by financing
            activities....................................   (206,329)   (727,568)    116,710
                                                            ---------   ---------   ---------
                                                                                  (continued)

                          CITGO PETROLEUM CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
         EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2001

                                                              2001        2000        1999
                                                            ---------   ---------   ---------
                                                                 (DOLLARS IN THOUSANDS)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........  $  85,324   $ (77,949)  $  63,933
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD............     19,038      96,987      33,054
                                                            ---------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD..................  $ 104,362   $  19,038   $  96,987
                                                            =========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest, net of amounts capitalized..................  $  83,972   $  92,080   $ 101,476
                                                            =========   =========   =========
    Income taxes, net of refunds of $30,488 in 1999.......  $ 296,979   $  60,501   $ (16,428)
                                                            =========   =========   =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
  Investment in LYONDELL-CITGO Refining LP (Note 3).......  $      --   $      --   $ (32,654)
                                                            =========   =========   =========
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:
  Noncash dividend........................................  $      --   $      --   $ (10,788)
                                                            =========   =========   =========
  Noncash capital contribution............................  $      --   $      --   $  69,376
                                                            =========   =========   =========
  Tax allocation agreement amendment......................  $      --   $   3,181   $      --
                                                            =========   =========   =========
                                                                                  (concluded)

                See notes to consolidated financial statements.

                          CITGO PETROLEUM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2001

1.  SIGNIFICANT ACCOUNTING POLICIES

     Description of business. CITGO Petroleum Corporation ("CITGO" or the "Company") is a subsidiary of PDV America, Inc. ("PDV America"), an indirect wholly owned subsidiary of Petroleos de Venezuela, S.A. ("PDVSA"), the national oil company of the Bolivarian Republic of Venezuela.

     CITGO manufactures or refines and markets quality transportation fuels as well as lubricants, refined waxes, petrochemicals, asphalt and other industrial products. CITGO owns and operates three modern, highly complex crude oil refineries (Lake Charles, Louisiana, Corpus Christi, Texas, and Lemont, Illinois) and two asphalt refineries (Paulsboro, New Jersey, and Savannah, Georgia) with a combined aggregate rated crude oil refining capacity of 756 thousand barrels per day ("MBPD"). CITGO also owns a minority interest in LYONDELL-CITGO Refining LP, a limited partnership (formerly a limited liability company) that owns and operates a refinery in Houston, Texas, with a rated crude oil refining capacity of 265 MBPD. CITGO's consolidated financial statements also include accounts relating to a 65 percent owned lubricant and wax plant, pipelines, and equity interests in pipeline companies and petroleum storage terminals (see Note 17, "Subsequent Event").

     CITGO's transportation fuel customers include primarily CITGO branded wholesale marketers, convenience stores and airlines located mainly east of the Rocky Mountains. Asphalt is generally marketed to independent paving contractors on the East and Gulf Coasts and the Midwest of the United States. Lubricants are sold principally in the United States to independent marketers, mass marketers and industrial customers. CITGO and PDVSA are engaged in a joint effort to sell lubricants, gasoline and distillates in various Latin American markets. Petrochemical feedstocks and industrial products are sold to various manufacturers and industrial companies throughout the United States. Petroleum coke is sold primarily in international markets.

     Principles of consolidation. The consolidated financial statements include the accounts of CITGO and its subsidiaries including VPHI Midwest, Inc. ("VPHI") and its wholly owned subsidiary, PDV Midwest Refining, L.L.C. ("PDVMR"), and Cit-Con Oil Corporation ("Cit-Con"), (collectively referred to as the "Company"). All subsidiaries are wholly owned except for Cit-Con, which is 65 percent owned (see Note 17, "Subsequent Event"). All material intercompany transactions and accounts have been eliminated.

     The Company's investments in less than majority-owned affiliates are accounted for by the equity method. The excess of the carrying value of the investments over the equity in the underlying net assets of the affiliates is amortized on a straight-line basis over 40 years, which is based upon the estimated useful lives of the affiliates' assets.

     Estimates, risks and uncertainties. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CITGO's operations can be influenced by domestic and international political, legislative, regulatory and legal environments. In addition, significant changes in the prices or availability of crude oil and refined products could have a significant impact on CITGO's results of operations for any particular year.

     Impairment of long-lived assets. The Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the separately identifiable anticipated undiscounted net cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated net cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for disposal costs.

     Revenue recognition. Revenue from sales of products is recognized upon transfer of title, based upon the terms of delivery.

     Supply and marketing activities. The Company engages in the buying and selling of crude oil to supply its refineries. The net results of this activity are recorded in cost of sales. The Company also engages in the buying and selling of refined products to facilitate the marketing of its refined products. The results of this activity are recorded in cost of sales and sales.

     Refined product exchange transactions that do not involve the payment or receipt of cash are not accounted for as purchases or sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the Company's last-in, first-out ("LIFO") inventory method. Exchanges that are settled through payment or receipt of cash are accounted for as purchases or sales.

     Excise taxes. The Company collects excise taxes on sales of gasoline and other motor fuels. Excise taxes of approximately $3.3 billion, $3.2 billion, and $3.1 billion were collected from customers and paid to various governmental entities in 2001, 2000, and 1999, respectively. Excise taxes are not included in sales.

     Cash and cash equivalents. Cash and cash equivalents consist of highly liquid short-term investments and bank deposits with initial maturities of three months or less.

     Inventories. Crude oil and refined product inventories are stated at the lower of cost or market and cost is determined using the LIFO method. Materials and supplies are valued using the average cost method.

     Property, plant and equipment. Property, plant and equipment is reported at cost, less accumulated depreciation. Depreciation is based upon the estimated useful lives of the related assets using the straight-line method. Depreciable lives are generally as follows: buildings and leaseholds -- 10 to 24 years; machinery and equipment -- 5 to 24 years; and vehicles -- 3 to 10 years.

     Upon disposal or retirement of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income.

     The Company capitalizes interest on projects when construction entails major expenditures over extended time periods. Such interest is allocated to property, plant and equipment and amortized over the estimated useful lives of the related assets. Interest capitalized totaled $2 million, $4 million, and $7 million, during 2001, 2000, and 1999, respectively.

     Commodity and interest rate derivatives. The Company enters into petroleum futures contracts, options and other over-the-counter commodity derivatives, primarily to reduce its inventory purchase and product sale exposure to market risk. In the normal course of business, the Company also enters into certain petroleum commodity forward purchase and sale contracts, which qualify as derivatives. The Company also enters into various interest rate swap agreements to manage its risk related to interest rate change on its debt.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). In June 2000, Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133," was issued. The statement, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives, at fair value, as either assets or liabilities in the statement of financial position with an offset either to shareholder's equity and comprehensive income or income depending upon the classification of the derivative. The Company adopted SFAS No. 133 on January 1, 2001. Certain of the derivative instruments identified at January 1,

2001 under the provisions of SFAS No. 133 had been previously designated in hedging relationships that addressed the variable cash flow exposure of forecasted transactions; under the transition provisions of SFAS No. 133, on January 1, 2001 the Company recorded an after-tax, cumulative-effect-type transition charge of $1.5 million to accumulated other comprehensive income related to these derivatives. Certain of the derivative instruments identified at January 1, 2001, under the provisions of SFAS No. 133 had been previously designated in hedging relationships that addressed the fair value of certain forward purchase and sale commitments; under the transition provisions of SFAS No. 133, on January 1, 2001 the Company recorded fair value adjustments to the subject derivatives and related commitments resulting in the recording of a net after-tax, cumulative-effect-type transition charge of $0.2 million to net income. The remaining derivatives identified at January 1, 2001 under the provisions of SFAS No. 133, consisting of certain forward purchases and sales, had not previously been considered derivatives under accounting principles generally accepted in the United States of America; under the transition provisions of SFAS No. 133, on January 1, 2001 the Company recorded an after-tax, cumulative-effect-type benefit of $13.8 million to net income related to these derivatives. The Company did not elect prospective hedge accounting for derivatives existing at the date of adoption of SFAS No. 133.

     Effective January 1, 2001, fair values of derivatives are recorded in other current assets or other current liabilities, as applicable, and changes in the fair value of derivatives not designated in hedging relationships are recorded in income. Effective January 1, 2001, the Company's policy is to elect hedge accounting only under limited circumstances involving derivatives with initial terms of 90 days or greater and notional amounts of $25 million or greater.

     Prior to January 1, 2001, gains or losses on contracts which qualified as hedges were recognized when the related inventory was sold or the hedged transaction was consummated. Changes in the market value of commodity derivatives which were not hedges were recorded as gains or losses in the period in which they occurred. Additionally, prior to January 1, 2001, premiums paid for purchased interest rate swap agreements were amortized to interest expense over the terms of the agreements. Unamortized premiums were included in other assets. The interest rate differentials received or paid by the Company related to these agreements were recognized as adjustments to interest expense over the term of the agreements.

     Refinery maintenance. Costs of major refinery turnaround maintenance are charged to operations over the estimated period between turnarounds. Turnaround periods range approximately from one to seven years. Unamortized costs are included in other assets. Amortization of refinery turnaround costs is included in depreciation and amortization expense. Amortization was $69 million, $68 million, and $58 million for 2001, 2000, and 1999, respectively. Ordinary maintenance is expensed as incurred.

     The American Institute of Certified Public Accountants has issued a "Statement of Position" exposure draft on cost capitalization that is expected to require companies to expense the non-capital portion of major maintenance costs as incurred. The statement is expected to require that any existing unamortized deferred non-capital major maintenance costs be expensed immediately. The exposure draft indicates that this change will be required to be adopted for fiscal years beginning after June 15, 2002, and that the effect of expensing existing unamortized deferred non-capital major maintenance costs will be reported as a cumulative effect of an accounting change in the consolidated statement of income. At December 31, 2001, the Company had included turnaround costs of $107 million in other assets. Company management has not determined the amount, if any, of these costs that could be capitalized under the provisions of the exposure draft.

     Environmental expenditures. Environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated. Environmental liabilities are not discounted to their present value. Subsequent adjustments to estimates, to the extent required, may be made as more refined information becomes available.

     Income taxes. The Company is included in the consolidated U.S. federal income tax return filed by PDV Holding, Inc., the direct parent of PDV America. The Company's current and deferred income tax expense has been computed on a stand-alone basis using an asset and liability approach.

     New accounting standards. In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141") which addresses financial accounting and reporting for business combinations and requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method. Use of the pooling of interests method is no longer permitted. The adoption of SFAS No. 141 did not impact the Company's financial position or results of operations.

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") which is fully effective in fiscal years beginning after December 15, 2001, although certain provisions of SFAS No. 142 are applicable to goodwill and other intangible assets acquired in transactions completed after June 30, 2001. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and requires that goodwill and intangibles with an indefinite life no longer be amortized but instead be periodically reviewed for impairment. The adoption of SFAS No. 142 will not materially impact the Company's financial position or results of operations.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143") which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has not determined the impact on its financial statements that may result from the adoption of SFAS No. 143.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") which addresses financial accounting and reporting for the impairment or disposal of long-lived assets by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively; therefore, the adoption of SFAS No. 144 will not impact the Company's financial position or results of operations.

2.  REFINERY AGREEMENTS

     An affiliate of PDVSA acquired a 50 percent equity interest in a refinery in Chalmette, Louisiana ("Chalmette") in October 1997, and assigned to CITGO its option to purchase up to 50 percent of the refined products produced at the refinery through December 31, 2000 (Note 4). CITGO exercised this option during 2000 and 1999, and acquired approximately 67 MBPD and 66 MBPD of refined products from the refinery during those years, respectively, approximately one-half of which was gasoline. The affiliate did not assign this option to CITGO for 2001.

     In October 1998, an affiliate of PDVSA acquired a 50 percent equity interest in a joint venture that owns and operates a refinery in St. Croix, U.S. Virgin Islands ("HOVENSA") and has the right under a product sales agreement to assign periodically to CITGO, or other related parties, its option to purchase 50 percent of the refined products produced by HOVENSA (less a certain portion of such products that HOVENSA will market directly in the local and Caribbean markets). In addition, under the product sales agreement, the PDVSA affiliate has appointed CITGO as its agent in designating which of its affiliates shall from time to time take deliveries of the refined products available to it. The product sales agreement will be in effect for the life of the joint venture, subject to termination events based on default or mutual agreement (Note 4). Pursuant to the above arrangement, CITGO acquired approximately 106 MBPD, 125 MBPD, and 118 MBPD of refined products from HOVENSA during 2001, 2000, and 1999, respectively, approximately one-half of which was gasoline.

3.  INVESTMENT IN LYONDELL-CITGO REFINING LP

     LYONDELL-CITGO Refining LP ("LYONDELL-CITGO") owns and operates a 265 MBPD refinery in Houston, Texas and is owned by subsidiaries of CITGO (41.25%) and Lyondell Chemical Company (58.75%) ("the Owners"). This refinery processes heavy crude oil supplied by PDVSA under a long-term supply contract that expires in 2017. CITGO purchases substantially all of the gasoline, diesel and jet fuel produced at the refinery under a long-term contract (Note 4).

     In April 1998, PDVSA, pursuant to its contractual rights, declared force majeure and reduced deliveries of crude oil to LYONDELL-CITGO; this required LYONDELL-CITGO to obtain alternative sources of crude oil supply in replacement, which resulted in lower operating margins. On October 1, 2000, the force majeure condition was terminated and PDVSA deliveries of crude oil returned to contract levels. On February 9, 2001, PDVSA notified LYONDELL-CITGO that effective February 1, 2001, it had again declared force majeure under the contract described above. As of December 31, 2001, PDVSA deliveries of crude oil to LYONDELL-CITGO have not been reduced due to PDVSA's declaration of force majeure. On January 22, 2002, PDVSA notified LYONDELL-CITGO that pursuant to the February 9, 2001 declaration of force majeure, effective March 1, 2002, PDVSA expects to deliver approximately 20 percent less than the contract volume and that force majeure will be in effect until at least June 2002. If PDVSA reduces its delivery of crude oil under these crude oil supply agreements, LYONDELL-CITGO will be required to use alternative sources of crude oil which may result in reduced operating margins. The effect of this declaration on LYONDELL-CITGO's crude oil supply and the duration of this situation are not known at this time.

     As of December 31, 2001, CITGO has outstanding loans to LYONDELL-CITGO of $35 million. On December 31, 1999, CITGO converted $32.7 million of outstanding loans to investments in LYONDELL-CITGO. The notes bear interest at market rates, which were approximately 2.2 percent, 6.9 percent, and 6.7 percent at December 31, 2001, 2000 and 1999, and are due July 1, 2003. These notes are included in other assets in the accompanying consolidated balance sheets.

     CITGO accounts for its investment in LYONDELL-CITGO using the equity method of accounting and records its share of the net earnings of LYONDELL-CITGO based on allocations of income agreed to by the Owners. Cash distributions are allocated to the Owners based on participation interest. Information on CITGO's investment in LYONDELL-CITGO follows:

                                                                       DECEMBER 31,
                                                           ------------------------------------
                                                              2001         2000         1999
                                                           ----------   ----------   ----------
                                                                     (000'S OMITTED)
Carrying value of investment.............................  $  507,940   $  518,333   $  560,227
Notes receivable.........................................      35,278       35,278       28,255
Participation interest...................................          41%          41%          41%
Equity in net income.....................................  $   73,983   $   41,478   $      924
Cash distributions received..............................     116,177      100,972       70,724
Summary of financial position:
  Current assets.........................................  $  227,000   $  310,000   $  219,000
  Noncurrent assets......................................   1,434,000    1,386,000    1,406,000
  Current liabilities (including debt of $50,000,
     $470,000 and $450,000 at December 31, 2001, 2000,
     and 1999, respectively).............................     377,000      867,000      697,000
  Noncurrent liabilities (including debt of $450,000 at
     December 31, 2001 and $0 at December 31, 2000 and
     1999)...............................................     776,000      321,000      316,000
  Member's equity........................................     508,000      508,000      612,000
Summary of operating results:
  Revenue................................................  $3,284,000   $4,075,000   $2,571,000
  Gross profit...........................................     317,000      250,000      133,000
  Net income.............................................     203,000      128,000       24,000

     On July 20, 2001, LYONDELL-CITGO completed a refinancing of its working capital revolver and its $450 million term bank loan. The new 18-month term loan and working capital revolver will mature in January 2003.

4.  RELATED PARTY TRANSACTIONS

     The Company purchases approximately one-half of the crude oil processed in its refineries from subsidiaries of PDVSA under long-term supply agreements. These supply agreements extend through the year 2006 for the Lake Charles refinery, 2010 for the Paulsboro refinery, 2012 for the Corpus Christi refinery and 2013 for the Savannah refinery. The Company purchased $3.0 billion, $3.2 billion, and $1.7 billion of crude oil, feedstocks and other products from wholly owned subsidiaries of PDVSA in 2001, 2000, and 1999, respectively, under these and other purchase agreements.

     During 2000 and 1999, PDVSA deliveries of crude oil to CITGO were less than contractual base volumes due to the PDVSA declaration of force majeure pursuant to all four long-term crude oil supply contracts described above. As a result, the Company was required to obtain alternative sources of crude oil, which resulted in lower operating margins. On October 1, 2000 the force majeure condition was terminated and PDVSA deliveries of crude oil returned to contract levels.

     On February 9, 2001 PDVSA notified CITGO that, effective February 1, 2001, it had declared force majeure under the four contracts described above. During 2001, PDVSA deliveries of crude oil to CITGO were slightly less than contractual base volumes due to this declaration of force majeure. Therefore, the Company was required to use alternative sources of crude oil, which resulted in lower operating margins. On January 22, 2002, PDVSA notified CITGO that pursuant to the February 9, 2001 declaration of force majeure, effective March 1, 2002, PDVSA expects to deliver approximately 20 percent less than the contract volume and PDVSA indicated that force majeure will be in effect until at least June 2002. If PDVSA reduces its delivery of crude oil under these crude oil supply agreements, CITGO will be required to use alternative sources of crude oil which may result in reduced operating margins. The effect of this declaration on CITGO's crude oil supply and the duration of this situation are not known at this time.

     During the second half of 1999 and throughout 2000 and 2001, PDVSA did not deliver naphtha pursuant to certain contracts and has made or will make contractually specified payments in lieu thereof.

     The crude oil supply contracts incorporate formula prices based on the market value of a number of refined products deemed to be produced from each particular crude oil, less (i) certain deemed refining costs adjustable for inflation; (ii) certain actual costs, including transportation charges, import duties and taxes; and (iii) a deemed margin, which varies according to the grade of crude oil. At December 31, 2001 and 2000, $185 million and $251 million, respectively, were included in payables to affiliates as a result of these transactions.

     The Company also purchases refined products from various other affiliates including LYONDELL-CITGO, HOVENSA and Chalmette, under long-term contracts. These agreements incorporate various formula prices based on published market prices and other factors. Such purchases totaled $3.4 billion, $5.3 billion, and $3.1 billion for 2001, 2000, and 1999, respectively. At December 31, 2001 and 2000, $73 million and $195 million, respectively, were included in payables to affiliates as a result of these transactions.

     The Company had refined product, feedstock, and other product sales to affiliates, primarily at market-related prices, of $248 million, $205 million, and $187 million in 2001, 2000, and 1999, respectively. At December 31, 2001 and 2000, $64 million and $38 million, respectively, was included in due from affiliates as a result of these and related transactions.

     PDVMR is party to a Contract for Purchase and Sale of Crude Oil date April 23, 1997, with Maraven S.A. ("Maraven"), a corporation organized and existing, at the date of the contract, under the laws of the Bolivarian Republic of Venezuela. In accordance with the contract, Maraven (or its successor) is obligated to provide a base volume of up to 100,000 barrels per day of Venezuelan crude. The Venezuelan crude is priced in accordance with a formula based upon posted crude prices less a quality differential. Maraven (or its successor), CITGO and PDVMR can change the amount and type of crude supplied. The term of the agreement is 60 months with renewal periods of 12 months. PDVMR purchased approximately 10 MBPD, 13 MBPD and 31 MBPD under this contract in 2001, 2000 and 1999, respectively.

     PDVMR sells certain refinery by-products and utilities to The Needle Coker Company ("Needle") (Note 8) and buys back hydrogen, naphtha and steam. Sales to Needle were approximately $10 million, $11 million and $9 million in 2001, 2000 and 1999, respectively. Purchases from Needle were approximately $8 million, $9 million and $6 million in 2001, 2000 and 1999, respectively.

     Under a separate guarantee of rent agreement, PDVSA has guaranteed payment of rent, stipulated loss value and terminating value due under the lease of the Corpus Christi refinery facilities described in Note 14. The Company has also guaranteed debt of certain affiliates (Note 13).

     During 1999, PDV America cancelled a note receivable from VPHI in the amount of $69.4 million. The Company recorded the cancellation as a noncash capital contribution.

     The Company and PDV Holding are parties to a tax allocation agreement that is designed to provide PDV Holding with sufficient cash to pay its consolidated income tax liabilities. PDV Holding appointed CITGO as its agent to handle the payment of such liabilities on its behalf. As such, CITGO calculates the taxes due, allocates the payments among the members according to the agreement and bills each member accordingly. Each member records its amounts due or payable to CITGO in a related party payable account. At December 31, 2001, CITGO had net related party receivables related to federal income taxes of $23 million. At December 31, 2000, CITGO had a net related party payable related to federal income taxes of $35.3 million.

     Prior to the formation of PDV Holding as the common parent in the 1997 tax year, the Company and PDV America were parties to a tax allocation agreement. In 1998, $8 million due from CITGO to PDV

America under this agreement for the 1997 tax year was classified as a noncash contribution of capital. In 1999, $11 million due from PDV America to CITGO under this agreement for the 1998 tax year was classified as a noncash dividend. Amendment No. 2 to the Tax Allocation Agreement was executed during 2000; this amendment eliminated the provisions of the agreement that provided for these noncash contribution and dividend classifications effective with the 1997 tax year. Consequently, the classifications made in the prior two years were reversed in 2000. In the event that CITGO should cease to be part of the consolidated federal income tax group, any amounts included in shareholder's equity under this agreement are required to be settled between the parties in cash (net $2 million payable to PDV America at December 31, 2001 and 2000).

     At December 31, 2001, CITGO had income tax prepayments of $76 million included in prepaid expenses. At December 31, 2000, CITGO had federal income taxes payable of $52 million included in other current liabilities.

5.  ACCOUNTS RECEIVABLE

                                                                2001        2000
                                                              --------   ----------
                                                                 (000'S OMITTED)
Trade.......................................................  $718,319   $1,229,040
Credit card.................................................   121,334      126,822
Other.......................................................    87,195       32,996
                                                              --------   ----------
                                                               926,848    1,388,858
Allowance for uncollectible accounts........................   (13,780)     (16,146)
                                                              --------   ----------
                                                              $913,068   $1,372,712
                                                              ========   ==========

     Sales are made on account, based on pre-approved unsecured credit terms established by CITGO management. The Company also has a proprietary credit card program which allows commercial customers to purchase fuel at CITGO branded outlets. Allowances for uncollectible accounts are established based on several factors that include, but are not limited to, analysis of specific customers, historical trends, current economic conditions and other information.

     The Company has two limited purpose consolidated subsidiaries, CITGO Funding Corporation and CITGO Funding Corporation II, which established non-recourse agreements to sell trade accounts and credit card receivables to independent third parties. Under the terms of the agreements, new receivables are added to the pool as collections (administered by CITGO) reduce previously sold receivables. The amounts sold at any one time is limited to a maximum of $225 million (increased from $125 million through an amendment in April 2000). The agreement to sell trade accounts receivable was extended in April 2001 for one year, and is renewable for successive one-year terms by mutual agreement. In October 2001, the agreement to sell up to $150 million of credit card receivables expired and CITGO chose not to renew it. Fees and expenses of $7.6 million, $16 million, and $15.2 million related to the agreements were recorded as other expense during the years ended December 31, 2001, 2000 and 1999, respectively. In 2000, the Company realized a gain of $5 million resulting from the reversal of the allowance for uncollectible accounts related to certain receivables sold.

6.  INVENTORIES

                                                                 2001         2000
                                                              ----------   ----------
                                                                  (000'S OMITTED)
Refined product.............................................  $  836,683   $  809,953
Crude oil...................................................     193,319      269,831
Materials and supplies......................................      79,344       76,281
                                                              ----------   ----------
                                                              $1,109,346   $1,156,065
                                                              ==========   ==========

     At December 31, 2001 and 2000, estimated net market values exceeded historical cost by approximately $174 million and $762 million, respectively.

7.  PROPERTY, PLANT AND EQUIPMENT

                                                                2001          2000
                                                             -----------   -----------
                                                                  (000'S OMITTED)
Land.......................................................  $   137,927   $   138,825
Buildings and leaseholds...................................      470,465       464,542
Machinery and equipment....................................    3,951,191     3,873,640
Vehicles...................................................       23,866        23,764
Construction in process....................................      219,938        82,155
                                                             -----------   -----------
                                                               4,803,387     4,582,926
Accumulated depreciation and amortization..................   (1,510,918)   (1,295,752)
                                                             -----------   -----------
                                                             $ 3,292,469   $ 3,287,174
                                                             ===========   ===========

     Depreciation expense for 2001, 2000, and 1999 was $220 million, $222 million, and $214 million, respectively.

     Other income (expense) includes gains and losses on disposals and retirements of property, plant and equipment. Such net losses were approximately $24 million, $11 million, and $18 million in 2001, 2000, and 1999, respectively.

8.  INVESTMENTS IN AFFILIATES

     In addition to LYONDELL-CITGO, the Company's investments in affiliates consist of equity interests of 6.8 percent to 50 percent in joint interest pipelines and terminals, including a 15.79 percent interest in Colonial Pipeline Company; a 49.5 percent partnership interest in Nelson Industrial Steam Company ("NISCO"), which is a qualified cogeneration facility; a 49 percent partnership interest in Mount Vernon Phenol Plant; and a 25 percent interest in Needle. The carrying value of these investments exceeded the Company's equity in the underlying net assets by approximately $139 million and $143 million at December 31, 2001 and 2000, respectively.

     At December 31, 2001 and 2000, NISCO had a partnership deficit. CITGO's share of this deficit, as a general partner, was $39.5 million and $50.1 million at December 31, 2001 and 2000, respectively, which is included in other noncurrent liabilities in the accompanying consolidated balance sheets.

     Information on the Company's investments, including LYONDELL-CITGO, follows:

                                                                DECEMBER 31,
                                                       ------------------------------
                                                         2001       2000       1999
                                                       --------   --------   --------
                                                              (000'S OMITTED)
Company's investments in affiliates (excluding
  NISCO).............................................  $700,701   $712,560   $758,812
Company's equity in net income of affiliates.........   108,915     58,728     22,161
Dividends and distributions received from
  affiliates.........................................   153,435    126,600    105,339

     Selected financial information provided by the affiliates is summarized as follows:

                                                               DECEMBER 31,
                                                   ------------------------------------
                                                      2001         2000         1999
                                                   ----------   ----------   ----------
                                                             (000'S OMITTED)
Summary of financial position:
  Current assets.................................  $  566,204   $  638,297   $  485,824
  Noncurrent assets..............................   3,288,950    3,005,582    2,915,245
  Current liabilities (including debt of
     $685,089, $729,806 and $625,006 at December
     31, 2001, 2000, and 1999, respectively).....   1,240,391    1,336,989    1,039,409
  Noncurrent liabilities (including debt of
     $1,460,196, $1,274,069 and $1,046,317 at
     December 31, 2001, 2000, and 1999,
     respectively)...............................   2,082,573    1,874,465    1,681,558
Summary of operating results:
  Revenues.......................................  $4,603,136   $5,221,382   $3,621,296
  Gross profit...................................     781,630      700,317      577,258
  Net income.....................................     397,501      325,489      244,635

9.  SHORT-TERM BANK LOANS

     As of December 31, 2001, the Company has established $190 million of uncommitted, unsecured, short-term borrowing facilities with various banks. Interest rates on these facilities are determined daily based upon the federal funds' interest rates, and maturity options vary up to 30 days. The weighted average interest rates actually incurred in 2001, 2000, and 1999 were 2.3 percent, 6.4 percent, and 5.5 percent, respectively. The Company had $0 and $38 million of borrowings outstanding under these facilities at December 31, 2001 and 2000, respectively.

10.  LONG-TERM DEBT AND FINANCING ARRANGEMENTS

                                                                  2001         2000
                                                               ----------   ----------
                                                                   (000'S OMITTED)
Revolving bank loans........................................   $  391,500   $       --
Senior Notes $200 million face amount, due 2006 with
  interest rate of 7.875%...................................      199,867      199,837
Private Placement Senior Notes, due 2006 with an interest
  rate of 9.30%.............................................       56,819       96,753
Master Shelf Senior Notes, due 2002 to 2009 with interest
  rates from 7.17% to 8.94%.................................      260,000      260,000
Tax-Exempt Bonds, due 2004 to 2031 with variable and fixed
  interest rates............................................      357,370      329,370
Taxable Bonds, due 2026 to 2028 with variable interest
  rates.....................................................      146,000      174,000
Cit-Con bank credit agreement...............................           --        7,143
                                                               ----------   ----------
                                                                1,411,556    1,067,103
Current portion of long-term debt...........................     (107,864)     (47,078)
                                                               ----------   ----------
                                                               $1,303,692   $1,020,025
                                                               ==========   ==========

     Revolving bank loans. CITGO's credit agreements with various banks consist of (i) a $400 million, five-year, revolving bank loan maturing in May 2003; (ii) a $150 million, 364-day, revolving bank loan; and (iii) a $25 million 364-day revolving bank loan established May 28, 2001, all of which are unsecured and have various borrowing maturities and interest rate options. Interest rates on the revolving bank loans ranged from 2.5 percent -- 2.9 percent at December 31, 2001; $360 million was outstanding under these credit agreements at December 31, 2001.

     On May 11, 2001 CITGO renewed its $150 million 364-day revolving bank loan facility for another term.

     PDVMR had a revolving credit facility with a consortium of banks which was committed through April 28, 2002, and allowed for borrowings up to $75 million at various interest rates. Inventories and accounts receivable of PDVMR were pledged as collateral. The weighted average interest rate at December 31, 2001 was 2.5 percent. At December 31, 2001, $32 million was outstanding under this facility. PDVMR canceled this facility effective January 23, 2002.

     Shelf registration. In April 1996, the Company filed a registration statement with the Securities and Exchange Commission relating to the shelf registration of $600 million of debt securities that may be offered and sold from time to time. In May 1996, the registration became effective and CITGO sold a tranche of debt securities with an aggregate offering price of $200 million. On October 28, 1997, the Company entered into a Selling Agency Agreement with Salomon Brothers Inc. and Chase Securities Inc. providing for the sale of up to an additional $235 million in aggregate principal amount of notes in tranches from time to time by the Company under the shelf registration. No amounts were sold under this agreement as of December 31, 2001.

     Private placement. At December 31, 2001, the Company has outstanding approximately $57 million of privately placed, unsecured Senior Notes. Principal amounts are payable in annual installments in November and interest is payable semiannually in May and November.

     Master shelf agreement. At December 31, 2001, the Company has outstanding $260 million of privately-placed senior notes under an unsecured Master Shelf Agreement with an insurance company. The notes have various fixed interest rates and maturities.

     Covenants. The various debt agreements above contain certain covenants that, depending upon the level of the Company's capitalization and earnings, could impose limitations on the Company's ability to pay dividends, incur additional debt, place liens on property, and sell fixed assets. The Company was in compliance with the debt covenants at December 31, 2001.

     Tax-exempt bonds. At December 31, 2001, through state entities, CITGO has outstanding $74.8 million of industrial development bonds for certain Lake Charles port facilities and pollution control equipment and $262.7 million of environmental revenue bonds to finance a portion of the Company's environmental facilities at its Lake Charles and Corpus Christi refineries and at the LYONDELL-CITGO refinery. Additional credit support for these bonds is provided through letters of credit. The bonds bear interest at various floating rates, which ranged from 2.5 percent to 6.0 percent at December 31, 2001 and ranged from 4.7 percent to 6.0 percent at December 31, 2000.

     PDVMR has issued $19.9 million of variable rate pollution control bonds, with interest currently paid monthly. The bonds have one payment at maturity in the year 2008 to retire the principal, and principal and interest payments are guaranteed by a $20.3 million letter of credit.

     Taxable bonds. At December 31, 2001, through state entities, the Company has outstanding $146 million of taxable environmental revenue bonds to finance a portion of the Company's environmental facilities at its Lake Charles refinery and at the LYONDELL-CITGO refinery. Such bonds are secured by letters of credit and have floating interest rates (3.1 percent at December 31, 2001 and 6.6 percent at December 31, 2000). At the option of the Company and upon the occurrence of certain specified conditions, all or any portion of such taxable bonds may be converted to tax-exempt bonds. As of December 31, 2001, $49 million of originally issued taxable bonds had been converted to tax-exempt bonds.

     Cit-Con bank credit agreement. The Cit-Con bank credit agreement consisted of a term loan collateralized by throughput agreements of the owner companies. The loan contained various interest rate options (weighted average effective rate of 7.6 percent at December 31, 2000), and required quarterly principal payments through December 2001.

     Debt maturities. Future maturities of long-term debt as of December 31, 2001, are: 2002 -- $107.9 million, 2003 -- $381.4 million, 2004 -- $47.2 million, 2005 -- $11.4 million, 2006 -- $251.2 million and $612.5 million thereafter.

     Interest rate swap agreements. The Company has entered into the following interest rate swap agreements to reduce the impact of interest rate changes on its variable interest rate debt:

                                                                         NOTIONAL PRINCIPAL
                                                                               AMOUNT
                                                               FIXED     -------------------
           VARIABLE RATE INDEX             EXPIRATION DATE   RATE PAID     2001       2000
           -------------------             ---------------   ---------   --------   --------
                                                                           (000'S OMITTED)
J.J. Kenny...............................   February 2005      5.30%     $12,000    $12,000
J.J. Kenny...............................   February 2005      5.27%      15,000     15,000
J.J. Kenny...............................   February 2005      5.49%      15,000     15,000
                                                                         -------    -------
                                                                         $42,000    $42,000
                                                                         =======    =======

     Interest expense includes $0.6 million and $1.5 million in 2000 and 1999, respectively, related to the net settlements on these agreements. Effective January 1, 2001, changes in the fair value of these agreements is recorded in other income (expense). The fair value of these agreements at December 31, 2001, based on the estimated amount that CITGO would receive or pay to terminate the agreements as of that date and taking into account current interest rates, was a loss of $2.8 million, the offset of which is recorded in the balance sheet caption other current liabilities.

11.  EMPLOYEE BENEFIT PLANS

     Employee savings. CITGO sponsors three qualified defined contribution retirement and savings plans covering substantially all eligible salaried and hourly employees. Participants make voluntary contributions to the plans and CITGO makes contributions, including matching of employee contributions, based on plan provisions. CITGO expensed $20 million, $17 million and $18 million related to its contributions to these plans in 2001, 2000 and 1999, respectively.

     Pension benefits. CITGO sponsors three qualified noncontributory defined benefit pension plans, two covering eligible hourly employees and one covering eligible salaried employees. CITGO also sponsors three nonqualified defined benefit plans for certain eligible employees. The qualified plans' assets include corporate securities, shares in a fixed income mutual fund, two collective funds and a short-term investment fund. The nonqualified plans are not funded.

     CITGO's policy is to fund the qualified pension plans in accordance with applicable laws and regulations and not to exceed the tax deductible limits. The nonqualified plans are funded as necessary to pay retiree benefits. The plan benefits for each of the qualified pension plans are primarily based on an employee's years of plan service and compensation as defined by each plan.

     Postretirement benefits other than pensions. In addition to pension benefits, CITGO also provides certain health care and life insurance benefits for eligible salaried and hourly employees at retirement. These benefits are subject to deductibles, copayment provisions and other limitations and are primarily funded on a pay-as-you-go basis. CITGO reserves the right to change or to terminate the benefits at any time.

     The following sets forth the changes in benefit obligations and plan assets for the CITGO pension and postretirement plans for the years ended December 31, 2001 and 2000, and the funded status of such plans reconciled with amounts reported in the Company's consolidated balance sheets:

                                            PENSION BENEFITS        OTHER BENEFITS
                                           -------------------   ---------------------
                                             2001       2000       2001        2000
                                           --------   --------   ---------   ---------
                                                         (000'S OMITTED)
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of
  year...................................  $288,188   $258,703   $ 206,276   $ 189,032
Service cost.............................    15,680     15,533       5,754       5,769
Interest cost............................    21,798     19,680      15,708      14,392
Plan vesting changes.....................        --      5,556          --          --
Actuarial loss...........................    23,130        737      40,556       4,463
Benefits paid............................   (11,879)   (12,021)     (7,598)     (7,380)
                                           --------   --------   ---------   ---------
Benefit obligation at end of year........   336,917    288,188     260,696     206,276
                                           --------   --------   ---------   ---------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of
  year...................................   272,889    275,382       1,053         991
Actual return on plan assets.............   (10,185)     6,844          62          62
Employer contribution....................    13,128      2,684       7,598       7,380
Benefits paid............................   (11,879)   (12,021)     (7,598)     (7,380)
                                           --------   --------   ---------   ---------
Fair value of plan assets at end of
  year...................................   263,953    272,889       1,115       1,053
                                           --------   --------   ---------   ---------
Funded status............................   (72,965)   (15,299)   (259,581)   (205,223)
Unrecognized net actuarial (gain) loss...    (1,991)   (62,492)     30,840      (9,717)
Unrecognized prior service cost..........     2,293      2,644          --          --
Net gain at date of adoption.............      (475)      (744)         --          --
                                           --------   --------   ---------   ---------
Net amount recognized....................  $(73,138)  $(75,891)  $(228,741)  $(214,940)
                                           ========   ========   =========   =========
AMOUNTS RECOGNIZED IN THE COMPANY'S
  CONSOLIDATED BALANCE SHEETS CONSIST OF:
  Accrued benefit liability..............  $(80,238)  $(83,353)  $(228,741)  $(214,940)
  Intangible asset.......................     3,035      3,584          --          --
  Accumulated other comprehensive
     income..............................     4,065      3,878          --          --
                                           --------   --------   ---------   ---------
Net amount recognized....................  $(73,138)  $(75,891)  $(228,741)  $(214,940)
                                           ========   ========   =========   =========

                                                               PENSION
                                                              BENEFITS     OTHER BENEFITS
                                                             -----------   ---------------
                                                             2001   2000    2001     2000
                                                             ----   ----   ------   ------
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31,:
  Discount rate............................................  7.25%  7.75%   7.25%    7.75%
  Expected return on plan assets...........................  9.00%  9.00%   6.00%    6.00%
  Rate of compensation increase............................  5.00%  5.00%     --       --

     For measurement purposes, a 10 percent pre-65 and an 11 percent post-65 annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. These rates are assumed to decrease 1 percent per year to an ultimate level of 5 percent by 2007 for pre-65 and 2008 for post-65 participants, and to remain at that level thereafter.

                                 PENSION BENEFITS                 OTHER BENEFITS
                          ------------------------------   ----------------------------
                            2001       2000       1999      2001       2000      1999
                          --------   --------   --------   -------   --------   -------
                                                 (000'S OMITTED)
Components of net
  periodic benefit cost:
  Service cost..........  $ 15,680   $ 15,533   $ 19,554   $ 5,754   $  5,769   $ 6,922
  Interest cost.........    21,798     19,680     17,899    15,708     14,392    13,040
  Expected return on
     plan assets........   (24,165)   (24,397)   (22,531)      (63)       (59)      (57)
  Amortization of prior
     service cost.......       351        143         40        --         --        --
  Amortization of net
     gain at date of
     adoption...........      (268)      (268)      (268)       --         --        --
  Recognized net
     actuarial gain.....    (3,021)    (4,824)    (1,649)       --    (17,254)       --
                          --------   --------   --------   -------   --------   -------
Net periodic benefit
  cost..................  $ 10,375   $  5,867   $ 13,045   $21,399   $  2,848   $19,905
                          ========   ========   ========   =======   ========   =======
One-time adjustment.....  $     --   $  2,875   $     --   $    --   $     --   $    --
                          ========   ========   ========   =======   ========   =======

     Actuarial gains (or losses) related to the postretirement benefit obligation are recognized as a component of net postretirement benefit cost by the amount the beginning of year unrecognized net gain (or loss) exceeds 7.5 percent of the accumulated postretirement benefit obligation.

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $33.4 million, $29.3 million and $0, respectively, as of December 31, 2001, and $31.7 million, $28 million and $0, respectively, as of December 31, 2000.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                            1-PERCENTAGE-    1-PERCENTAGE-
                                                            POINT INCREASE   POINT DECREASE
                                                            --------------   --------------
                                                                    (000'S OMITTED)
Increase (decrease) in total of service and interest cost
  components..............................................     $ 3,580          $ (2,850)
Increase (decrease) in postretirement benefit
  obligation..............................................      39,683           (32,151)

     Employee separation programs. During 1997, CITGO's senior management implemented a Transformation Program that resulted in certain personnel reductions (the "Separation Programs"). CITGO expensed approximately $0.3 million, $1 million and $7 million for the years ended December 31, 2001, 2000 and 1999, respectively, relating to the Separation Programs.

     PDVMR pension plans. In connection with the creation of PDVMR, on May 1, 1997, PDVMR assumed the responsibility for a former partnership's pension plans, which include both a qualified and a nonqualified plan which were frozen at their current levels on April 30, 1997. The plans cover former employees of the partnership who were participants in the plans as of April 30, 1997. At December 31, 2001 and 2000, plan assets consisted of equity securities, bonds and cash.

     The following sets forth the changes in benefit obligations and plan assets for the PDVMR pension plans for the years ended December 31, 2001 and 2000, and the funded status of such plans reconciled with amounts reported in the Company's consolidated balance sheets:

                                                               2001      2000
                                                              -------   -------
                                                               (000S OMITTED)
Change in benefit obligation:
  Benefit obligation at beginning of year...................  $51,446   $50,387
  Interest cost.............................................    3,934     3,823
  Actuarial (gain) loss.....................................       (2)    2,097
  Benefits paid.............................................   (1,788)   (4,861)
                                                              -------   -------
Benefit obligation at end of year...........................   53,590    51,446
                                                              -------   -------
Change in plan assets:
  Fair value of plan assets at beginning of year............   66,737    69,782
  Actual return on plan assets..............................   (4,661)    1,813
  Employer contribution.....................................       --         3
  Benefits paid.............................................   (1,788)   (4,861)
                                                              -------   -------
  Fair value of plan assets at end of year..................   60,288    66,737
                                                              -------   -------
  Funded status.............................................    6,698    15,291
  Unrecognized net actuarial loss (gain)....................    6,091    (4,986)
                                                              -------   -------
  Prepaid benefit cost......................................  $12,789   $10,305
                                                              =======   =======

                                                              2001   2000
                                                              ----   ----
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31:
  Discount rate.............................................  7.25%  7.75%
  Expected return on plan assets............................  9.50%  9.50%

                                                               2001      2000
                                                              -------   -------
                                                               (000S OMITTED)
COMPONENTS OF NET PERIODIC BENEFIT CREDIT:
  Interest cost.............................................  $ 3,934   $ 3,823
  Expected return on plan assets............................   (6,421)   (6,123)
  Recognized net actuarial loss (gain)......................        3       (55)
                                                              -------   -------
Net periodic benefit credit.................................  $(2,484)  $(2,355)
                                                              =======   =======

     The projected benefit obligation of the nonqualified plan (which equals the accumulated benefit obligation for this plan) was $487,000 as of December 31, 2001 and $437,000 as of December 31, 2000. The plan is unfunded.

12.  INCOME TAXES

     The provisions for income taxes are comprised of the following:

                                                         2001       2000       1999
                                                       --------   --------   --------
                                                              (000'S OMITTED)
Current:
  Federal............................................  $ 84,960   $125,068   $(25,517)
  State..............................................     5,686      4,614        559
                                                       --------   --------   --------
                                                         90,646    129,682    (24,958)
Deferred.............................................   115,576     52,945     79,189
                                                       --------   --------   --------
                                                       $206,222   $182,627   $ 54,231
                                                       ========   ========   ========

     The federal statutory tax rate differs from the effective tax rate due to the following:

                                                              2001   2000   1999
                                                              ----   ----   ----
Federal statutory tax rate..................................  35.0%  35.0%  35.0%
State taxes, net of federal benefit.........................   0.9%   1.6%   3.9%
Dividend exclusions.........................................  (1.2)% (1.3)% (4.4)%
Tax settlement..............................................    --%    --%  (6.4)%
Other.......................................................  (0.2)%  1.6%   2.6%
                                                              ----   ----   ----
Effective tax rate..........................................  34.5%  36.9%  30.7%
                                                              ====   ====   ====

     The effective tax rate for 1999 was unusually low due primarily to the favorable resolution in this year with the Internal Revenue Service of significant tax issues related to environmental expenditures.

     Deferred income taxes reflect the net tax effects of (i) temporary differences between the financial and tax bases of assets and liabilities, and
(ii) loss and tax credit carryforwards. The tax effects of significant items comprising the Company's net deferred tax liability as of December 31, 2001 and 2000 are as follows:

                                                                 2001         2000
                                                              ----------   ----------
                                                                  (000'S OMITTED)
Deferred tax liabilities:
  Property, plant and equipment.............................  $  710,131   $  678,416
  Inventories...............................................      93,459      121,606
  Investments in affiliates.................................     173,724      163,050
  Other.....................................................      58,170       59,556
                                                              ----------   ----------
                                                               1,035,484    1,022,628
                                                              ----------   ----------
Deferred tax assets:
  Postretirement benefit obligations........................      88,049       76,396
  Employee benefit accruals.................................      57,243       43,682
  Alternative minimum tax credit carryforwards..............      59,929      109,403
  Net operating loss carryforwards..........................       1,602          729
  Marketing and promotional accruals........................       4,989       12,594
  Other.....................................................      51,970       89,172
                                                              ----------   ----------
                                                                 263,782      331,976
                                                              ----------   ----------
Net deferred tax liability (of which $4,365 and $46,545 is
  included in current liabilities at December 31, 2001 and
  2000, respectively).......................................  $  771,702   $  690,652
                                                              ==========   ==========

     The Company's alternative minimum tax credit carryforwards are available to offset regular federal income taxes in future years without expiration, subject to certain alternative minimum tax limitations.

13.  COMMITMENTS AND CONTINGENCIES

     Litigation and injury claims. Various lawsuits and claims arising in the ordinary course of business are pending against the Company. The Company records accruals for potential losses when, in management's opinion, such losses are probable and reasonably estimable. If known lawsuits and claims were to be determined in a manner adverse to the Company, and in amounts greater than the Company's accruals, then such determinations could have a material adverse effect on the Company's results of operations in a given reporting period. The most significant lawsuits and claims are discussed below.

     Four former marketers of the UNO-VEN Company ("UNO-VEN") have filed a class action complaint against UNO-VEN alleging improper termination of the UNO-VEN Marketer Sales Agreement under the Petroleum Marketing Practices Act in connection with PDVMR's 1997 acquisition of Unocal's interest in UNO-VEN. This class action has been certified for liability purposes. The lawsuit is pending in U.S. District Court in Wisconsin. PDVMR has filed a motion for summary judgment. The Company, including PDVMR, jointly and severally, has agreed to indemnify UNO-VEN and certain other related entities against certain liabilities and claims, including this matter.

     A lawsuit is pending against PDVMR and CITGO in Illinois State court which claims damages as a result of PDVMR's invoicing a partnership, in which it is a partner, and an affiliate of the other partner of the partnership, alleging excessive charges for electricity utilized by these entities' facilities located adjacent to the Lemont, Illinois refinery. PDVMR has denied all allegations and is pursuing its defenses.

     In May 1997, a fire occurred at CITGO's Corpus Christi refinery. No serious personal injuries were reported. There are seventeen related lawsuits pending in Corpus Christi, Texas state court against CITGO on behalf of approximately 9,000 individuals alleging property damages, personal injury and punitive damages. A trial of the claims of approximately 20 plaintiffs is scheduled for April 2002. Approximately 1,300 claims have been resolved for immaterial amounts.

     A class action lawsuit is pending in Corpus Christi, Texas state court against CITGO which claims damages for reduced value of residential properties as a result of alleged air, soil and groundwater contamination. CITGO has purchased 275 adjacent properties included in the lawsuit and settled those related property damage claims. Over CITGO's objections, the trial court has recently ruled that an agreement by CITGO that purported to provide for settlement of the remaining property damage claims for $5 million payable by it, is enforceable. CITGO will appeal this decision.

     A lawsuit alleging wrongful death and personal injury filed in 1996 against CITGO and other industrial facilities in Corpus Christi, Texas state court was brought by persons who claim that exposure to refinery hydrocarbon emissions have caused various forms of illness. The lawsuit is scheduled for trial in September 2002.

     Litigation is pending in federal court in Lake Charles, Louisiana against CITGO by a number of current and former refinery employees and applicants asserting claims of racial discrimination in connection with CITGO's employment practices. A trial involving two plaintiffs resulted in verdicts for the Company. The Court granted the Company summary judgment with respect to another group of claims; these rulings have been affirmed by the Fifth Circuit Court of Appeals. Trials of the remaining cases will be set in the future.

     CITGO is among defendants to class action and individual lawsuits in North Carolina, New York and Illinois alleging contamination of water supplies by methyl tertiary butyl ether ("MTBE"), a component of gasoline. These actions allege that MTBE poses public health risks and seek testing, damages and remediation of the alleged contamination. These matters are in early stages of discovery. One of the Illinois cases has been transferred to New York and consolidated with the case pending in New York. CITGO has denied all of the allegations and is pursuing its defenses.

     In 1999, a group of U.S. independent oil producers filed petitions under the U.S. antidumping and countervailing duty laws against imports of crude oil from Venezuela, Iraq, Mexico and Saudi Arabia. These laws provide for the imposition of additional duties on imports of merchandise if (1) the U.S. Department of Commerce ("DOC"), after investigation, determines that the merchandise has been sold to the United States at dumped prices or has benefited from countervailing subsidies, and (2) the U.S. International Trade Commission determines that the imported merchandise has caused or threatened material injury to the U.S. industry producing like product. The amount of the additional duties imposed is generally equal to the amount of the dumping margin and subsidies found on the imports on which the duties are assessed. No duties are owed on imports made prior to the formal initiation of an investigation by the DOC. In 1999, prior to initiation of a formal investigation, the DOC dismissed the petitions. In 2000, the U.S. Court of International Trade ("CIT") reversed this decision and remanded the case to the DOC for reconsideration. In August 2001, the DOC again dismissed the petitions. This matter is now pending before the CIT for a decision to affirm or remand for further consideration.

     Environmental compliance and remediation. The Company is subject to various federal, state and local environmental laws and regulations which may require the Company to take action to correct or improve the effects on the environment of prior disposal or release of petroleum substances by the Company or other parties. Maintaining compliance with environmental laws and regulations in the future could require significant capital expenditures and additional operating costs.

     The Company accounting policy establishes environmental reserves as probable site restoration and remediation obligations become reasonably capable of estimation. The Company believes the amounts provided in its consolidated financial statements, as prescribed by generally accepted accounting principles, are adequate in light of probable and estimable liabilities and obligations. However, there can be no assurance that the actual amounts required to discharge alleged liabilities and obligations and to comply with applicable laws and regulations will not exceed amounts provided for or will not have a material adverse effect on its consolidated results of operations, financial condition and cash flows.

     In 1992, the Company reached an agreement with the Louisiana Department of Environmental Quality to cease usage of certain surface impoundments at the Company's Lake Charles refinery by 1994. A mutually acceptable closure plan was filed with the state in 1993. The Company and its former owner are participating in the closure and sharing the related costs based on estimated contributions of waste and ownership periods. The remediation commenced in December 1993. In 1997, the Company presented a proposal to a state agency revising the 1993 closure plan. In 1998 and 2000, the Company submitted further revisions as requested by the Louisiana Department. A ruling on the proposal, as amended, is expected in 2002 with final closure to begin later in 2002.

     The Texas Natural Resources Conservation Commission conducted environmental compliance reviews at the Corpus Christi refinery in 1998 and 1999. The Texas Commission issued Notices of Violation ("NOV") related to each of the reviews and proposed fines of approximately $970,000 based on the 1998 review and $700,000 based on the 1999 review. The first NOV was issued in January 1999 and the second NOV was issued in December 1999. Most of the alleged violations refer to recordkeeping and reporting issues, failure to meet required emission levels, and failure to properly monitor emissions. The Company is currently engaged in settlement discussions, but is prepared to contest the alleged violations and proposed fines if a reasonable settlement cannot be reached.

     In June 1999, CITGO and numerous other industrial companies received notice from the U.S. EPA that the U.S. EPA believes these companies have contributed to contamination in the Calcasieu Estuary, in the proximity of Lake Charles, Calcasieu Parish, Louisiana and are Potentially Responsible Parties ("PRPs") under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"). The U.S. EPA made a demand for payment of its past investigation costs from CITGO and other PRPs and is conducting a Remedial Investigation/Feasibility Study ("RI/FS") under its CERCLA authority. CITGO and other PRPs may be potentially responsible for the costs of the RI/FS. CITGO disagrees with the U.S. EPA's allegations and intends to contest this matter.

     In October 1999, the Louisiana Department of Environmental Quality issued the Company a NOV and Potential Penalty alleging violation of the National Emission Standards for Hazardous Air Pollutants ("NESHAPS") regulations covering benzene emissions from wastewater treatment operations at CITGO's Lake Charles, Louisiana refinery and requested additional information. The Company is in settlement discussions and anticipates resolving this matter in the near future.

     In January and July 2001, CITGO received NOVs from the U.S. EPA alleging violations of the Clean Air Act. The NOVs are an outgrowth of an industry-wide and multi-industry U.S. EPA enforcement initiative alleging that many refineries and electric utilities modified air emission sources without obtaining permits under the New Source Review provisions of the Clean Air Act. The NOVs to CITGO followed inspections and formal Information Requests regarding the Company's Lake Charles, Louisiana and Corpus Christi, Texas refineries and the Lemont, Illinois refinery operated by CITGO. At U.S. EPA's request, the Company is engaged in settlement discussions, but is prepared to contest the NOVs if settlement discussions fail. If the Company settles or is found to have violated the provisions cited in the NOVs, it would be subject to possible penalties and significant capital expenditures for installation or upgrading of pollution control equipment or technologies.

     In June 1999, a NOV was issued by the U.S. EPA alleging violations of the NESHAPS regulations covering benzene emissions from wastewater treatment operations at the Lemont, Illinois refinery operated by CITGO. CITGO is in settlement discussions with the U.S. EPA. The Company believes this matter will be consolidated with the matters described in the previous paragraph.

     In 1992, an agreement was reached between the Company and a former owner concerning a number of environmental issues which provides, in part, that the former owner will continue to share the costs of certain specific environmental remediation and certain tort liability actions based on ownership periods and specific terms of the agreement.

     Conditions which require additional expenditures may exist with respect to various Company sites including, but not limited to, CITGO's operating refinery complexes, closed refineries, service stations and crude oil and petroleum product storage terminals. The amount of such future expenditures, if any, is indeterminable.

     Supply agreements. The Company purchases the crude oil processed at its refineries and also purchases refined products to supplement the production from its refineries to meet marketing demands and resolve logistical issues. In addition to supply agreements with various affiliates (Notes 2 and 4), the Company has various other crude oil, refined product and feedstock purchase agreements with unaffiliated entities with terms ranging from monthly to annual renewal. The Company believes these sources of supply are reliable and adequate for its current requirements.

     Throughput agreements. The Company has throughput agreements with certain pipeline affiliates (Note 8). These throughput agreements may be used to secure obligations of the pipeline affiliates. Under these agreements, the Company may be required to provide its pipeline affiliates with additional funds through advances against future charges for the shipping of petroleum products. The Company currently ships on these pipelines and has not been required to advance funds in the past. At December 31, 2001, the Company has no fixed and determinable, unconditional purchase obligations under these agreements.

     Commodity derivative activity. As of December 31, 2001 the Company's petroleum commodity derivatives included exchange traded futures contracts, forward purchase and sale contracts, exchange traded and over-the-counter options, and over-the-counter swaps. At December 31, 2001, the balance sheet captions other current assets and other current liabilities include $14.6 million and $23.6 million, respectively, related to the fair values of open commodity derivatives.

     Other credit and off-balance sheet risk information as of December 31, 2001. The Company has guaranteed approximately $12 million of debt of certain CITGO marketers. Such debt is substantially collateralized by assets of these entities. The Company has also guaranteed approximately $122 million of debt of certain affiliates, including $50 million related to HOVENSA (Note 2). The Company has outstanding letters of credit totaling approximately $536 million, which includes $497 million related to

CITGO's tax-exempt and taxable revenue bonds and $20.3 million related to PDVMR's pollution control bonds (Note 10).

     The Company has also acquired surety bonds totaling $73 million primarily due to requirements of various government entities. The Company does not expect liabilities to be incurred related to such guarantees, letters of credit or surety bonds.

     Neither the Company nor the counterparties are required to collateralize their obligations under interest rate swaps or over-the-counter derivative commodity agreements. The Company is exposed to credit loss in the event of nonperformance by the counterparties to these agreements. The Company does not anticipate nonperformance by the counterparties, which consist primarily of major financial institutions.

     Management considers the credit risk to the Company related to its commodity and interest rate derivatives to be insignificant during the periods presented.

14.  LEASES

     The Company leases certain of its Corpus Christi refinery facilities under a capital lease. The basic term of the lease expires on January 1, 2004; however, the Company may renew the lease until January 31, 2011, the date of its option to purchase the facilities for a nominal amount. Capitalized costs included in property, plant and equipment related to the leased assets were approximately $209 million at December 31, 2001 and 2000. Accumulated amortization related to the leased assets was approximately $126 million and $118 million at December 31, 2001 and 2000, respectively. Amortization is included in depreciation expense.

     The Company also has various noncancelable operating leases, primarily for product storage facilities, office space, computer equipment and vehicles. Rent expense on all operating leases totaled $44 million in 2001, $35 million in 2000, and $35 million in 1999. Future minimum lease payments for the capital lease and noncancelable operating leases are as follows:

                                                       CAPITAL    OPERATING
YEAR                                                    LEASE      LEASES      TOTAL
----                                                   --------   ---------   --------
                                                               (000'S OMITTED)
2002.................................................  $ 27,375   $ 47,030    $ 74,405
2003.................................................    27,375     38,844      66,219
2004.................................................     5,000     26,601      31,601
2005.................................................     5,000     21,877      26,877
2006.................................................     5,000     17,599      22,599
Thereafter...........................................    21,000     18,073      39,073
                                                       --------   --------    --------
Total minimum lease payments.........................    90,750   $170,024    $260,774
                                                                  ========    ========
Amount representing interest.........................    23,428
                                                       --------
Present value of minimum lease payments..............    67,322
Current portion......................................   (20,358)
                                                       --------
                                                       $ 46,964
                                                       ========

15.  FAIR VALUE INFORMATION

     The following estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The carrying amounts of cash equivalents approximate fair values. The carrying amounts and estimated fair values of the Company's other financial instruments are as follows:

                                                2001                      2000
                                       -----------------------   -----------------------
                                        CARRYING                  CARRYING
                                         AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                       ----------   ----------   ----------   ----------
                                                        (000'S OMITTED)
LIABILITIES:
  Short-term bank loans..............  $       --   $       --   $   37,500   $   37,500
  Long-term debt.....................   1,411,556    1,423,388    1,067,103    1,059,602
DERIVATIVE AND OFF-BALANCE SHEET
  FINANCIAL INSTRUMENTS -- UNREALIZED
  LOSSES:
  Interest rate swap agreements......      (2,816)      (2,816)          --       (2,049)
  Guarantees of debt.................          --       (1,470)          --       (1,069)
  Letters of credit..................          --       (5,903)          --       (4,217)
  Surety bonds.......................          --         (292)          --         (219)

     Short-term bank loans and long-term debt. The fair value of short-term bank loans and long-term debt is based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities, except for the year 2000 fair value of the Company's $200 million principal amount senior notes due 2006, which was based upon quoted market prices.

     Interest rate swap agreements. The fair value of these agreements is based on the estimated amount that the Company would receive or pay to terminate the agreements at the reporting dates, taking into account current interest rates and the current creditworthiness of the counterparties.

     Guarantees, letters of credit and surety bonds. The estimated fair value of contingent guarantees of third-party debt, letters of credit and surety bonds is based on fees currently charged for similar one-year agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting dates.

     The fair value estimates presented herein are based on pertinent information available to management as of the reporting dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

16.  OTHER INFORMATION

     On August 14, 2001, a fire occurred at the crude oil distillation unit of the Lemont refinery. The crude unit was destroyed and the refinery's other processing units were temporarily taken out of production. A new crude unit is expected to be operational in March or April 2002. Operations have resumed by using purchased feedstocks for processing units downstream from the crude unit. PDVMR has insurance coverage for this type of an event and has submitted a notice of loss to its insurance carriers related to the fire, including a claim under its business interruption coverage.

     As a result of this fire, during 2001 PDVMR recorded property losses and related expenses totaling $40.9 million in other income (expense) -- net. The Company records estimated property damage insurance recoveries, up to the amount of recorded losses and related expenses, when the collection of such amounts is probable. Property damage insurance recoveries in excess of the amount of recorded losses and related expenses, and business interruption insurance recoveries are not recognized until such amounts are realized. For 2001, other income (expense) -- net includes $34.3 million of insurance recoveries (net of deductibles) related to this event; $31.7 million of this amount is included in accounts receivable at December 31, 2001.

     On September 21, 2001, a fire occurred at the hydrocracker unit of the Lake Charles refinery. The hydrocracker unit was damaged and operations at other processing units were temporarily affected. Operation of the other refinery units returned to normal on October 16, 2001. Operations at the hydrocracker resumed on November 22, 2001. The Company has insurance coverage for this type of an event and has submitted a notice of loss to its insurance carriers related to the fire, including a claim under its business interruption coverage. As a result of this fire, during the year ended December 31, 2001, the Company recorded property losses and related expenses totaling $13.4 million in other income (expense), net. Additionally, during 2001 the Company recorded $18.1 million of insurance proceeds received related to this event in other income (expense), net.

17.  SUBSEQUENT EVENT

     On January 1, 2002, CITGO acquired the outstanding 35 percent interest in Cit-Con from Conoco, Inc. The principal asset of Cit-Con is a lubricants refinery in Lake Charles, Louisiana. CITGO plans to continue to operate this facility as a source of lubricants. This transaction will not have a material effect on the consolidated financial position or results of operations of the Company.

18.  CHANGE IN REPORTING ENTITY

     On January 1, 2002, PDV America, the parent company of CITGO, made a contribution to the capital of CITGO of all of the common stock of PDV America's wholly owned subsidiary, VPHI. No additional shares of the capital stock of CITGO were issued in connection with the contribution. The principal asset of VPHI is a petroleum refinery owned by its wholly owned subsidiary, PDVMR, located in Lemont, Illinois. CITGO has operated this refinery and purchased substantially all of its primary output, consisting of transportation fuels and petrochemicals, since 1997.

     Effective January 1, 2002, the accounts of VPHI were included in the consolidated financial statements of CITGO at the historical carrying value of PDV America's investment in VPHI. CITGO recorded the effects of this transaction in a manner similar to pooling-of-interests accounting; accordingly the accompanying financial statements and notes thereto have been restated to present the Company's consolidated financial position as of December 31, 2001 and 2000 and results of operations for the three years in the period ended December 31, 2001 as if the transaction had occurred on January 1, 1999. All significant intercompany transactions, balances and profits were eliminated; no other adjustments to previously reported results of operations of either entity were necessary in preparation of the restated financial statements.

     The following presents the separate results of operations for CITGO and VPHI for the three years ended December 31, 2001:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2001       2000       1999
                                                       --------   --------   --------
                                                              (000'S OMITTED)
CITGO net income as previously reported..............  $317,024   $231,984   $146,484
Effect of VPHI.......................................    88,160     80,026    (23,931)
                                                       --------   --------   --------
Net income restated..................................  $405,184   $312,010   $122,553
                                                       ========   ========   ========

     The restated results of operations do not purport to be indicative of the results of operations that actually would have resulted had the combination occurred on January 1, 1999, or of future results of operations of the combined entities.

                                  * * * * * *